EXHIBIT 10.1

OFFICE LEASE AGREEMENT

Between

THOR KIRBY 3 GROUP, LLC,
a Delaware limited liability company

as Landlord

and

PROS, INC.,
a Delaware corporation

as Tenant

TABLE OF CONTENTS

ARTICLE 1
1.1	Leased Premises
1.2	Term
1.3	Use
1.4	Common Areas
1.5	Landlord’s Work
1.6	Latent Defect in Landlord’s Work

ARTICLE 2
2.1	Base Rental
2.2	Rental Payments
2.3	Additional Rental
2.4	Actual Operating Expenses
2.5	Operating Expense Exclusions

ARTICLE 3
3.1	Services
3.2	Keys and Locks
3.3	Graphics, Building Directory and Name
3.4	Essential Services

ARTICLE 4
4.1	Care of the Leased Premises
4.2	Entry for Repairs, Inspection and Showing the Premises, Etc.
4.3	Nuisance
4.4	Laws and Regulations: Rules of Building
4.5	Legal Use and Violations of Insurance Coverage

ARTICLE 5
5.1	Leasehold Improvements.
5.2	Repairs by Landlord
5.3	Repairs by Tenant
5.4	Right of Self-Help.

ARTICLE 6
6.1	Condemnation
6.2	Damages from Certain Causes
6.3	Fire Clause
6.4	Casualty Insurance
6.5	Liability and Other Insurance
6.6	Indemnity
6.7	Waiver of Subrogation Rights

ARTICLE 7
7.1	Lien Waver
7.2	Default by Tenant; Remedies
7.3	Non-Waiver; Waivers by Tenant
7.4	Holding Over
7.5	Attorneys' Fees
7.6	Subordination
7.7	Estoppel Certificate
7.8	Landlord Alterations or Modifications
7.9	Name Change

ARTICLE 8
8.1	Assignment or Sublease by Tenant
8.2	Assignment by Landlord
8.3	Quiet Enjoyment
8.4	Limitation of Liability

ARTICLE 9
9.1	Mezzanine

ARTICLE 10
10.1	Terrace Spaces
10.2	Terrace Spaces Conditions
10.3	Gas to 4th Floor Balcony, Amenity Deck Space A, Food Areas and Generator

ARTICLE 11
11.1	Building Identification
11.2	Exterior Signage
11.3	Interior Building Signage
11.4	Leased Premises Signage

ARTICLE 12
12.1	Termination Option

ARTICLE 13
13.1	Market Rate Expansion Option
13.2	Corporate Apartments
13.3	Sky View Event Suite
ARTICLE 14
14.1	Right of First Refusal

ARTICLE 15
15.1	Notices
15.2	Miscellaneous

ARTICLE 16
16.1	Transfer to a Domestic Entity
16.2	Transfer to a Foreign Entity
16.3	Letter of Credit

EXHIBITS

Exhibit “A”	Legal Description of the Land
Exhibit “B”	Floor Plan and Measurement of the Leased Premises
Exhibit “C”	Construction of Initial Leasehold Improvements
Exhibit “D”	Rules and Regulations
Exhibit “E”	Renewal Option
Exhibit “F”	Americans With Disabilities Act (“ADA”) Compliance
Exhibit “G”	Parking Agreement
Exhibit “H”	Net Rentable Area of Office Building Full Floors
Exhibit “I”	Heat and Air-Conditioning Specifications
Exhibit “J”	Janitorial Specifications
Exhibit “K”	Pre-Approved Form of Subordination and Non-Disturbance Agreement
Exhibit “L”	4th Floor Balcony
Exhibit “M”	Amenity Deck Space “A”
Exhibit “N”	Approved Building Name
Exhibit “O”	Top of Building South Signage Area
Exhibit “P”	Top of Building North Signage Area
Exhibit “Q”	Kirby Drive Monument Signage Area
Exhibit “R”	Intentionally Omitted
Exhibit “S”	Colquitt Signage and Area
Exhibit “T”	Ground Floor Elevator Lobby Signage Area
Exhibit “U”	6th Floor Common Area Signage Area
Exhibit “V”	Superior Expansion Rights
Exhibit “W”	Qualified Consultants
Exhibit “X”	Contractor Insurance Requirements
Exhibit “Y”	2nd Floor Balcony
Exhibit “Z”	Existing Monitoring Equipment
Exhibit “AA”	Form of Memorandum of Lease
Exhibit “BB”	Form of Termination of Memorandum of Lease
Exhibit “CC”	Landlord’s Work
Exhibit “DD”	Protected Signage Location
Exhibit “EE”	Form of Residential Lease

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (this “Lease”) is made and entered into as of the 30th day of November, 2018 (the “Effective Date”), between THOR KIRBY 3 GROUP, LLC, a Delaware limited liability company (“Landlord”), and PROS, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H

ARTICLE 1

1.1    Leased Premises. Subject to and upon the terms, provisions, and conditions hereinafter set forth, and each in consideration of the duties, covenants, and obligations of the other hereunder, Landlord does hereby lease, demise, and let to Tenant, and Tenant does hereby lease and take from Landlord, those certain premises (the “Premises” or “Leased Premises”) in the office building (the “Office Building”) which is part of the development currently commonly known as “The Kirby Collection” and located at 3200 Kirby Drive, Houston, Texas 77098-3230, in Harris County, Texas, which Office Building includes the Office Building’s adjacent parking garage (the “Parking Garage”) (The Office Building and the Parking Garage being hereinafter collectively referred to as the “Building”). “Project” shall mean the Building, together with the other components of The Kirby Collection, including, without limitation, the retail and residential components thereof, and such additional facilities to service the Building in subsequent years as may be necessary or desirable in Landlord’s reasonable discretion consistent with Comparable First-Class Buildings (defined below). The Building is located on that certain tract of land in the City of Houston, Harris County, Texas (the “Land”), being more particularly described on Exhibit “A” attached hereto and made a part hereof for all purposes, and the Leased Premises being more particularly described as follows:
Being approximately 117,555 square feet of Net Rentable Area (defined below) on the entire 4th, 6th, 7th, 12th and 13th floors of the Office Building and a portion of the 2nd, 8th, 9th and 10th floors of the Office Building; and which Leased Premises are reflected as the hatched area on the floor plans of the Leased Premises attached hereto and made a part hereof for all purposes as Exhibit “B” (collectively, the “Initial Premises”). The square footage of the Net Rentable Area of each floor (or portion thereof) of the Leased Premises is set forth on Exhibit "B".
(a) “Net Rentable Area,” shall refer to (i) in the case of a single tenancy floor, all floor area measured from the inside surface of the outer glass line of the Office Building to the inside surface of the opposite outer glass line excluding only Vertical Penetrations (defined below), plus an allocation of the General Common Areas (defined below) of the Office Building, based upon the ratio which the Tenant’s Net Rentable Area bears to the aggregate Net Rentable Area (excluding Common Areas) of the Office Building, and  (ii)  in the  case  of  a floor to be occupied by more than one tenant, all floor areas within the inside surface of the outer glass walls enclosing the Leased Premises and measured to the mid-point of the walls separating areas leased by or held for lease to other tenants or On-Floor Common Areas (defined below), but including a proportionate part of the On-Floor Common Areas located on such floor, based upon the ratio which the Tenant’s Net Rentable Area (excluding Common Areas) on such floor bears to the aggregate Net Rentable Area (excluding Common Areas) on such floor, plus an allocation of the square footage of the General Common Areas of the Office Building, based upon the ratio which the Tenant’s Net Rentable Area (excluding Common Areas) bears to the aggregate Net Rentable Area (excluding Common Areas) of the Office Building. It is understood and agreed that Net Rentable Area will be calculated using BOMA for Office Buildings: Standard Methods of Measurement (ANSI/BOMA Z65.1-2010 Method A) and that an eighteen percent (18%) add-on factor has been used to calculate the ratios for multitenant floor occupancy, and a twelve percent (12%) add-on factor has been used to calculate the ratios for a single-tenant floor occupancy.

(b)“Vertical Penetrations” shall mean the areas within (and measured from the mid-point of the walls enclosing) the Office Building’s stairs, fire towers, elevator shafts, flues, vents, stacks, pipe shafts, and vertical ducts. Areas for the specific use of Tenant and installed at the request of Tenant such as special stairs or elevators are not included within the definition of Vertical Penetrations. No deductions from Net Rentable Area shall be made for columns or projections necessary to the Office Building.

(c) “General Common Areas” shall mean those areas within (and measured from the mid-point of the walls enclosing) the Office Building’s elevator machine rooms, main mechanical and electrical rooms, ground floor public lobbies, management office, rest rooms, mechanical rooms, janitor closets, telephone and equipment rooms, and other similar facilities and other areas not leased or held for lease within the Office Building, but which are necessary or desirable for the proper utilization of the Office Building or to provide customary services to the Office Building.

(d)“On-Floor Common Areas” shall mean all areas located above the ground floor of the Office Building and within (and measured from the mid-point of the walls enclosing) public corridors and elevator foyers for the use of all tenants on the floor on which the Leased Premises are located.

(e)“Common Areas” shall mean all General Common Areas and On-Floor Common Areas within the Office Building.

The foregoing definition of Net Rentable Area has been used in calculating the Net Rentable Area of the Leased Premises and the Net Rentable Area of the Office Building hereunder, and Tenant and Landlord hereby agree that the Net Rentable Area of the Leased Premises is 117,555 square feet and, as of the Effective Date, the Tenant’s proportionate share of the Office Building is 64.4841% (Net Rentable Area of the Leased Premises divided by the Net Rentable Area of the Office Building) (“Tenant’s Proportionate Share”), notwithstanding any minor variations in measurement or other minor variations that may have been incurred in the calculation thereof. If the Office Building is ever at Landlord’s election demolished, altered, remodeled, renovated, expanded, or otherwise changed in such a manner as to alter the amount of space contained therein, then the above calculation for the Net Rentable Area of the Office Building shall be adjusted and recalculated by using the foregoing method of determining Net Rentable Area. Landlord and Tenant agree that the Net Rentable Area of the Office Building is 182,301 square feet and that there shall be no remeasurement of same. Notwithstanding anything in this Lease to the contrary, the total Net Rentable Area of each full floor of the Office Building is set forth on Exhibit “H” and the Net Rentable Area of each full floor of the Office Building that may be leased by Tenant after the date hereof pursuant to an option or other right expressly set forth herein shall not exceed the Net Rentable Area with respect to such full floor set forth on Exhibit “H” for purposes of determining Rent or Tenant’s Proportionate Share.

1.2    Term.
(a)    Subject to and upon the terms and conditions set forth herein, or in any exhibit hereto, the term of this Lease (sometimes herein called the “Term” or the “term of this Lease”) shall commence on the Commencement Date and shall expire at 11:59 p.m. (Houston, Texas time) on the date (the “Stated Expiration Date”) which is the last day of the one-hundred fiftieth (150th) calendar month following the Rent Commencement Date (defined below) (such expiration date or any further expiration date of this Lease, as extended pursuant to the terms hereof is referred to herein as the “Expiration Date”). Landlord shall deliver possession of the Leased Premises to Tenant within one (1) business day after the Effective Date. Tenant shall have the right, however, to renew and extend the term of this Lease in accordance with, and subject to, the terms and conditions of Exhibit “E” attached hereto and made a part hereof. Any extensions of the term of this Lease, whether by Renewal Option or otherwise, shall be considered a part of the Term.
(b)    “Commencement Date” shall mean the date that is the earlier of (i) the day Tenant initially occupies the Premises or any portion thereof for the normal conduct of business and (ii) the eleven (11) month anniversary of the Effective Date.
(c)    Subject to the terms of Section 1.5, Tenant agrees that Landlord shall have no obligation to perform any work, supply any materials or incur any costs in preparation of the Premises for Tenant’s occupancy.

1.3    Use. The Leased Premises is to be used and occupied by Tenant (and its permitted assignees and subtenants or affiliates under common control with Tenant), solely for general office use and related ancillary uses, including uses typical to a corporate headquarters, as set forth herein, and for no other use whatsoever. Tenant shall not engage in any activity which is not in keeping with comparable aged Class A+ Buildings in the Greenway Plaza , Galleria, Allen Parkway, Montrose and Mid-Town submarkets of Houston, Texas (“Comparable First-Class Buildings”), and agrees to occupy the Leased Premises in compliance with applicable laws. Tenant shall not use or permit the use of the Leased Premises for any purpose which is illegal, creates obnoxious odors (including tobacco smoke), noises, vibrations, would increase Landlord’s insurance costs because of such aforementioned issues, or which, in Landlord’s reasonable opinion, unreasonably disturbs any other tenants of the Building or interferes with the operation or maintenance of the Building. Notwithstanding anything in this Lease to the contrary, under no circumstances may any portion of the Premises be designed for a higher density than the Office Building’s mechanical electrical and plumbing systems are designed for (as may be subsequently modified by Tenant through Alterations or Tenant’s Work), but in no event greater than the density allowed by applicable law or city code.
1.4    Common Areas. During the Term, Tenant shall have a non-exclusive license to use all of the Common Areas and the common amenity deck located on the sixth (6th) floor in common with the other tenants at the Building.

1.5    Landlord’s Work. (a) Landlord represents and warrants that the work described in Exhibit “CC” attached hereto (“Landlord’s Work”) is Substantially Complete (as hereinafter defined). With respect to Landlord, “Substantially Complete” or “Substantially Completed” or words of similar import shall mean that Landlord’s Work in the Leased Premises then remaining to be done, if any, consists of minor “punchlist items” and shall have reached that stage of completion such that Tenant could then proceed to commence Tenant’s Work (defined on Exhibit “C”) without unreasonable interference by reason of those items still required to complete Landlord’s Work. Further, the commencement of Tenant’s Work shall be conclusive evidence that Substantial Completion of Landlord’s Work was, in fact, achieved. Tenant shall have sixty (60) days from the date Landlord delivers possession of the Leased Premises to Tenant to identify (i) any items of Landlord’s Work that are not Substantially Complete (“Incomplete Items”; and the work to complete any Incomplete Items being referred to herein as the “Incomplete Items Work”) and (ii) any “punchlist items” with respect to Landlord’s Work (the work to complete the Incomplete Items and the “punchlist items” is referred to herein as the “Remaining Work”). Tenant shall identify any Incomplete Items and/or “punchlist items” by timely providing a notice to Landlord describing in reasonable detail any such Incomplete Items and/or “punchlist items” (the “Work Notice”). Landlord will commence the performance of the Remaining Work reasonably promptly following the date Landlord receives the Work Notice, and, subject to Tenant’s compliance with the provisions of this Section 1.5, will complete such “punchlist items” within sixty (60) days from the date Landlord receives the Work Notice, subject to Force Majeure and any delay which results from any act or omission of any Tenant or any employees, agents or contractors of Tenant (each a “Tenant Delay”) (the “Incomplete Items Work Deadline”). Landlord and its employees, contractors and agents shall have access to the Leased Premises at all reasonable times for the performance of the Remaining Work and for the storage of materials reasonably required in connection therewith and Tenant will use all commercially reasonable efforts to avoid any interference with the performance of the Remaining Work. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Leased Premises during the performance of the Remaining Work. Landlord and Tenant shall use reasonable efforts to cooperate with each other so as to permit the other to work in the Leased Premises at the same time. If the performance by Tenant of work in the Leased Premises interferes with the performance by Landlord of the Remaining Work, Landlord shall, notwithstanding the foregoing, have the right to notify Tenant of such interference (which notification may be oral) and Tenant shall immediately discontinue such interference. If the Substantial Completion of the Remaining Work is delayed by reason of interference with the performance of Remaining Work caused by Tenant performing work in the Leased Premises at the same time as Landlord or any other act or omission of Tenant, its agents, employees or contractors, the Remaining Work shall be deemed to be Substantially Completed for the purposes hereof as of the date the Remaining Work would have been Substantially Completed but for such Tenant Delay.

Except as otherwise expressly set forth herein, there shall be no Rent abatement or allowance to Tenant for a diminution of rental value, no actual or constructive eviction of Tenant, in whole or in part, no relief from any of Tenant’s other obligations under this Lease, and no liability on the part of Landlord, by reason of inconvenience, annoyance or injury to business arising from the performance of the Remaining Work or the storage of any materials in connection therewith. If Landlord fails to Substantially Complete the Incomplete Items Work on or prior to the Incomplete Items Work Deadline and Tenant’s Work is actually delayed as a result thereof, then, as liquidated damages and as Tenant’s sole remedy therefor, Tenant shall receive a credit of per diem Base Rental with respect to the affected portion of the Leased Premises of one day for each day Tenant’s Work in such portion of the Leased Premises was actually delayed during the period commencing on the day after the Incomplete Items Work Deadline and ending on the date Landlord Substantially Completes the applicable Incomplete Items Work, provided that Tenant shall not be entitled to any such credit if and to the extent that any delay in the completion of the Incomplete Items Work is caused by Force Majeure or Tenant Delay. Notwithstanding the foregoing, Tenant’s Work shall not be deemed to be actually delayed unless and until Tenant provides Landlord notice of such delay, which notice shall refer to the circumstances giving rise to such delay (a “Landlord Delay Notice”). Landlord shall have two (2) business days to complete the applicable Incomplete Items Work causing such delay within two (2) business days of Landlord’s receipt of the Landlord Delay Notice prior to being assessed a penalty, pursuant to this Section 1.5, provided that such cure also removes the actual delay caused to Tenant’s Work. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be entitled to any credits against Base Rental Rent if a condition causing a credit against Base Rental Rent pursuant to an express term of this Lease occurs on the same day or days as a separate condition causing a credit against Base Rental Rent pursuant to an express term of this Lease (i.e., no “double” counting).
1.6    Latent Defect in Landlord’s Work. Notwithstanding anything to the contrary contained in this Lease, provided that Tenant delivers notice to Landlord of any latent defects in Landlord’s Work affecting the Leased Premises within twelve (12) months following the date Tenant occupies the Leased Premises, Landlord shall promptly make, or cause to be made, any necessary repairs or replacements relating thereto; it being agreed, however, that the foregoing shall not result in any redetermination of the Rent Commencement Date, rent credit nor subject Landlord to any claim of damages under this Lease and Landlord shall have no obligation hereunder to make or cause to be made, any repairs or replacements to Landlord’s Work, the need for which arise out of the act or omission of Tenant or any of its employees, agents or contractors (including, without limitation, the performance of Tenant’s alterations and/or use or occupancy of the Leased Premises).
ARTICLE 2
2.1    Base Rental. Tenant hereby agrees to pay (in the manner set forth in Section 2.2 below) a base annual rental (hereinafter called “Base Rental”) for the following periods during the Term in the following amounts:

Lease Period	Annual Base Rental Rates per Square Foot of Net Rentable Area of the Leased Premises (PSF)	Annual Base Rental Amounts:	Monthly Base Rental Installment Amounts
Lease Months RCD to 12	$29.25 PSF	$3,438,483.75 per annum	$286,540.31 per month
Lease Months 13 to 24	$29.50 PSF	$3,467,872.50 per annum	$288,989.38 per month
Lease Months 25 to 36	$30.00 PSF	$3,526,650.00 per annum	$293,887.50 per month
Lease Months 37 to 48	$30.50 PSF	$3,585,427.50 per annum	$298,785.63 per month
Lease Months 49 to 60	$31.00 PSF	$3,644,205.00 per annum	$303,683.75 per month
Lease Months 61 to 72	$31.50 PSF	$3,702,982.50 per annum	$308,581.88 per month
Lease Months 73 to 84	$32.50 PSF	$3,820,537.50 per annum	$318,378.13 per month
Lease Months 85 to 96	$33.00 PSF	$3,879,315.00 per annum	$323,276.25 per month
Lease Months 97 to 108	$33.50 PSF	$3,938,092.50 per annum	$328,174.38 per month
Lease Months 109 to 120	$34.00 PSF	$3,996,870.00 per annum	$333,072.50 per month
Lease Months 121 to 132	$34.50 PSF	$4,055,647.50 per annum	$337,970.63 per month
Lease Months 133 to 144	$35.00 PSF	$4,114,425.00 per annum	$342,868.75 per month
Lease Months 145 to 150	$35.50 PSF	$4,173,202.50 per annum	$347,766.88 per month

The foregoing amounts are net of Tenant’s obligations for payment of Operating Expenses (as defined below) as included in Tenant’s Additional Rental provided for in this Lease below and any costs separately charged to Tenant pursuant to the terms hereof. For purposes of this Lease, “Lease Month” shall mean each full calendar month during the Term of this Lease, commencing on the Rent Commencement Date; provided, that if the Rent Commencement Date shall fall on any day other than the first day of a calendar month or the last day of a calendar month, then the remaining days of the calendar month in which the Rent Commencement Date occurs shall be considered to be part of the first Lease Month hereunder.

2.2    Rental Payments.
(a)    Tenant hereby agrees to pay the Base Rental as described in Section 2.1 above monthly in advance, beginning on the Rent Commencement Date. Base Rental and all other sums due from Tenant hereunder shall be collectively referred to as “Rent”. The Base Rental shall be payable in the amounts as described in Section 2.1 above, and the Base Rental, together with Tenant’s Forecast Additional Rental (as defined in Section 2.3(a) below) shall be due and payable in twelve (12) equal installments on the first day of each calendar month during the initial term of this Lease and any extensions or renewals hereof. All Rent shall be paid to Landlord, at its office, or at such other place as Landlord shall designate to Tenant following reasonable advance written notice, in lawful money of the United States of America.
(b)    If the Term of this Lease as described above commences on other than the first day of a calendar month or expires or terminates on other than the last day of a calendar month, then the installments of Base Rental and Tenant’s Forecast Additional Rental for such month or months shall be prorated and the installment or installments so prorated shall be paid in advance. The payment for any such partial month shall be calculated by multiplying the monthly installment by a fraction, the numerator of which shall be the number of days of the Lease Term occurring during said commencement or termination month, as the case may be, and the denominator of which shall be the total number of days occurring in said commencement or termination month. Also, if the Term of this Lease commences or terminates on other than the first day of a calendar year, the Base Rental and Tenant’s Forecast Additional Rent for any such partial month shall be prorated for such commencement or termination year, as the case may be, by multiplying each by a fraction, the numerator of which shall be the number of days of the Term of this Lease during the commencement or termination year, as the case may be, and the denominator of which shall be 365, and the calculation described in Section 2.3(c) below shall be made as soon as reasonably possible after the expiration or termination of this Lease, Landlord and Tenant hereby agreeing that the provisions relating to said calculation shall survive the expiration or termination of this Lease.

(c)    Tenant shall pay all Rent and other sums of money as shall become due from and payable by Tenant to Landlord under this Lease at the times and in the manner provided in this Lease, in good funds and without demand, set-off or counterclaim except as may be otherwise expressly set forth herein. If any check is tendered by Tenant and is not duly honored with good funds, the check will not constitute payment of Rent for purposes hereof, and Tenant will, in addition to any other remedies available to Landlord under this Lease (including late payment charges), pay Landlord an “NSF” fee of $75.00 in respect to any such non-honored check(s). Furthermore, for each occasion on which Tenant fails to pay when due any Rent, or other amount required to be paid under this Lease, beginning on the third such event in any one calendar year, Tenant shall pay Landlord a late fee equal to three percent (3%) of such delinquent Rent (unless same is held to be interest, in which event the amount due from Tenant to Landlord shall bear interest at the Maximum Rate (as defined in Section 2.2(d) below) from the date such payment was due until paid, and such three percent (3%) late fee shall in such event not be applicable, and, if previously charged, shall be deemed reduced pursuant to Section 2.2(d) hereof, and any excess amount collected shall be returned to Tenant). Acceptance of a late payment charge by Landlord does not, however, constitute a waiver of Tenant’s default with respect to the overdue amount(s), nor will it be construed or deemed as a waiver by Landlord of the requirement for timely payment nor create a course of dealing permitting such late payments; provided, that any payment by Tenant (or receipt by Landlord) of a lessor amount than the monthly installment of Rent due under this Lease will be deemed to be only a payment on account of and towards the earliest Rent amount(s) due hereunder, and no endorsement or statement on any check (or in any letter or message accompanying any check or payment) as Rent will be deemed an accord and satisfaction (and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy provided in this Lease).
(d)    All delinquent Rent shall bear interest from the date due until paid at the rate of eighteen percent (18%) per annum; provided, however, that Tenant shall have no obligation to pay such interest for the first instance of being delinquent in any twelve (12) month period, provided Tenant pays such delinquent Rent within ten (10) days of the date such Rent is due hereunder. Notwithstanding the foregoing, in no event shall the rate of interest hereunder exceed the maximum non-usurious rate of interest (the “Maximum Rate”) permitted by the applicable laws of the State of Texas. The Maximum Rate shall be the indicated rate ceiling (as defined and described in Chapter 303 of the Texas Finance Code, as amended) at the applicable time in effect. If, from any circumstances whatsoever, fulfillment of any provision hereof shall involve the payment of interest transcending the Maximum Rate, then ipso facto, the interest on such obligation to be fulfilled shall be reduced to such Maximum Rate, and all sums paid or agreed to be paid to Landlord for the use, forbearance or detention of money shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of any such obligation until payment in full, so that the rate of interest on account of such indebtedness is uniform throughout the full term thereof.

(e)    If Tenant fails in two (2) consecutive months (or in any three (3) months in any one year period) to make Rent payments within five (5) business days after due, Landlord, in order to reduce its administrative costs, may require, by giving written notice to Tenant (and in addition to any late charge or interest accruing pursuant to this Section 2.2 above or otherwise in this Lease, as well as any other rights and remedies accruing pursuant to any other provision of this Lease or at law), that Rent payments are to thereafter be paid quarterly in advance, instead of monthly.
(f)    The “Rent Commencement Date” (or the “RCD”) shall mean the date that is the first day of the twenty-seventh (27th) full calendar month following the Effective Date subject to any rent abatement owed to Tenant pursuant to Section 1.5.
(g)    Notwithstanding any provision of this Lease to the contrary and provided this Lease is in full force and effect, Tenant shall receive a credit in the amount of $42,351.56 against the monthly Base Rental installment amounts set forth on in Section 2.1 commencing on the RCD through and including the first twelve (12) months following the RCD (for a total credit of $508,218.75). Notwithstanding any provision of this Lease to the contrary and provided this Lease is in full force and effect, Tenant shall also receive a credit against Tenant’s monthly installment of Tenant’s Additional Rental commencing on the RCD through and including the first twelve (12) months following the RCD of the product of (i) the product of (x) Tenant’s Additional Rental and (y) the percentage obtained by dividing 18,939 square feet of Net Rentable Area by the square feet of Net Rentable Area of the Leased Premises and (ii) one-twelfth (1/12).
2.3    Additional Rental.
(a)    Within ninety (90) days after the end of each calendar year following the Commencement Date during the Term of this Lease, or as soon as reasonably possible thereafter, Landlord shall present to Tenant a statement of Tenant’s Forecast Additional Rental (defined below) attributable to said calendar year. Commencing on the Rent Commencement Date, Tenant agrees to pay Tenant’s Forecast Additional Rental simultaneously with payments of Base Rental according to the terms of Section 2.2 above (that is, on the first of each month in equal monthly installments in advance). “Tenant’s Forecast Additional Rental” shall mean Landlord’s good faith estimate of Tenant’s Additional Rental (defined below) for the calendar year in question. Landlord estimates that Tenant’s Forecast Additional Rental for calendar year 2019 shall be $16 per square foot of Net Rentable Area of the Leased Premises.

(b)    “Tenant’s Additional Rental” shall mean for each calendar year after the Commencement Date, an amount equal to (i) the Operating Expense Amount (defined below) multiplied by (ii) Tenant’s Proportionate Share, it being agreed that Tenant shall have no obligations to pay Tenant’s Additional Rental prior to the Rent Commencement Date. “Operating Expense Amount” shall mean an amount equal to the Actual Operating Expenses (defined below) for the applicable calendar year. With respect to any calendar year or partial calendar year in which the Office Building is not occupied to the extent of 95% of the Net Rentable Area thereof, those Operating Expenses which fluctuate with occupancy for such period shall, for the purposes hereof, be increased to the amount which would have been included had the Office Building been occupied to the extent of 95% of the Net Rentable Area thereof.
(c)    Within one-hundred twenty (120) days after the end of each calendar year after the Rent Commencement Date during the Term of this Lease, Landlord shall provide Tenant a statement (the “Annual Costs Statement”) showing the Actual Operating Expenses for said preceding calendar year, prepared in accordance with generally accepted accounting principles, and a statement prepared by Landlord comparing Tenant’s Forecast Additional Rental paid by Tenant with Tenant’s Additional Rental. In the event that Tenant’s Forecast Additional Rental paid by Tenant exceeds Tenant’s Additional Rental for said calendar year, Landlord shall pay Tenant an amount equal to such excess, at Tenant’s option, by either giving a credit against Tenant’s Rent next due, if any, or by direct payment to Tenant within thirty (30) days of the date of such statement. In the event that the Tenant’s Additional Rental exceeds Tenant’s Forecast Additional Rental for said calendar year, Tenant shall pay Landlord, within thirty (30) days of receipt of the statement, an amount equal to such difference. Notwithstanding the foregoing, the increase in Tenant’s Additional Rental from the first calendar year of the Term of this Lease to any subsequent calendar year thereafter shall be capped at five percent (5%) measured on a cumulative compounding basis, provided however, that such five percent (5%) cap shall not apply to increases attributable to Non-Controllable Operating Expenses (as hereinafter defined). For purposes hereof, “Non-Controllable Operating Expenses” shall mean insurance costs, janitorial service, security, tax expenses and assessments, utilities and snow and ice removal; provided, however, Non-Controllable Operating Expenses many include similar non-controllable expenses for which the cost cannot be controlled, as reasonably determined by Landlord, if such expenses were not Operating Expenses in the calendar year 2019. Notwithstanding anything to the contrary set forth in this Section 2.3(c) above or otherwise in this Lease, any delay or failure of Landlord in billing any Actual Operating Expenses shall not constitute a waiver of, and does not impair the continuing obligation of Tenant to pay, Tenant’s proportionate share of such Actual Operating Expenses; provided that, Tenant shall not be required to pay any Actual Operating Expense for any calendar year if Tenant has not been billed for such expense within five hundred forty (540) days following the end of such calendar year to which the expense applies; provided that, bills for ad valorem taxes may be submitted for payment up to two (2) years following the end of such calendar year.

(d)    Each Annual Costs Statement (and any subsequent modification thereof) sent to Tenant shall be conclusively binding upon Tenant unless Tenant (i) pays to Landlord when due the amount set forth in such Annual Costs Statement (or subsequent modification thereof), without prejudice to Tenant’s right to dispute such Annual Costs Statement (or subsequent modification thereof), and (ii) within 180 days after such Annual Costs Statement (or subsequent modification thereof) is sent, sends a notice to Landlord objecting to such Annual Costs Statement (or subsequent modification thereof) and specifying the reasons therefor. If Tenant gives such notice to Landlord, then, Tenant and the Qualified Consultant (as defined below) may examine, and Landlord shall provide access to, Landlord's books and records relating to the Annual Cost Statement (or subsequent modification thereof) for the applicable year and the Annual Cost Statements for the two (2) immediately preceding calendar years to determine the accuracy thereof, provided that Tenant uses Tenant's diligent efforts to complete such examination within sixty (60) days after the date that Landlord gives Tenant and the Qualified Consultant access to Landlord's books and records relating to such Annual Cost Statement (or subsequent modification thereof). Landlord agrees to deliver copies of such books and records to a location within the United States other than Landlord’s offices if requested by Tenant, at Tenant’s expense. Tenant and the Qualified Consultant may perform such examination on reasonable advance notice to Landlord, at reasonable times, in Landlord's office in The Kirby Collection if Landlord maintains an office in The Kirby Collection, or at Landlord's option, at the office of Landlord's managing agent in Houston, Texas; it being agreed that if Landlord does not maintain an office in The Kirby Collection and Landlord’s managing agent does not have an office in Houston, Texas, Landlord agrees to deliver copies of its books and records relating to such Annual Cost Statement (or subsequent modification thereof) to a location in the United States designated by Tenant, at Landlord’s expense. Tenant agrees that such person or entity shall be a certified public accountant or a nationally recognized real estate services firm (a “Qualified Consultant”); it being agreed that the real estate services firms set forth on Exhibit “W” are deemed to be Qualified Consultants for purposes hereof. Notwithstanding the foregoing, if it is determined ultimately that Landlord did not overstate the Actual Operating Expenses for a particular calendar year by more than $20,000.00 and the Qualified Consultant engaged by Tenant in connection with such dispute was, or was to be, compensated in whole or in part on a contingency fee basis, any Qualified Consultant employed by Tenant thereafter in connection with any dispute under this Lease shall not be a person or entity who is to be compensated in whole or in part on a contingency fee basis. If the parties are unable to resolve any dispute as to the correctness of such Annual Costs Statement within 30 days following such notice of objection or 30 days following receipt of the results of any audit performed, whichever is later, either party may refer the issues raised to a nationally recognized independent public accounting firm which has not been retained by Landlord in the prior five (5) years, is qualified to conduct operating expense audits for office buildings, and is otherwise reasonably acceptable to the other party, and the decision of such accountants shall be conclusively binding upon Landlord and Tenant. In connection therewith, Tenant and such accountants shall execute and deliver to Landlord a confidentiality agreement, in form and substance reasonably satisfactory to Landlord, whereby such parties agree not to disclose to any third party any of the information obtained in connection with such review, or the substance of any admissions or stipulations by any party in connection therewith, or of any resulting reconciliation, compromise or settlement. Tenant shall pay the fees and expenses relating to such procedure, except as provided in Sections 2.3(e) below. Except as provided in this Section, Tenant shall have no right whatsoever to dispute by judicial proceeding or otherwise the accuracy of any Annual Costs Statement unless Landlord fails to provide access to Landlord’s books and records as specified herein.

(e)    If it is determined ultimately that Landlord overstated the Actual Operating Expenses for a particular calendar year by more than $20,000.00 for such calendar year, then Landlord shall reimburse Tenant for the reasonable out-of-pocket costs paid or incurred by Tenant in performing Tenant's audit of Landlord's books and records, including the cost of the settlement procedure. If Tenant hired its Qualified Consultant on a contingency basis (and the same was permitted hereunder), then Tenant may only be reimbursed for the reasonable costs of such Qualified Consultant as if such consultant had been hired on an hourly or fixed fee basis, plus the cost of the settlement procedure.
(f)    In the event another tenant of the Office Building audits the Actual Operating Expenses for a particular calendar year and it is finally determined that Landlord overstated such Actual Operating Expenses by more than three percent (3%), then, provided the disputed Actual Operating Expense item is similarly treated in such other tenant’s lease and this Lease, Landlord shall (i) provide Tenant written notice of such overstatement (the “Overstatement Notice”), (ii) recalculate Tenant’s Additional Rental for the applicable calendar year using the finally determined amount of the Actual Operating Expense item disputed by such other tenant, and (iii) pay Tenant an amount equal to the difference between the amount of Tenant’s Additional Rental initially paid to Landlord with respect to such calendar year and Tenant’s Additional Rental as recalculated pursuant to this Section 2.2(f) at Landlord’s option, by either giving a credit against Tenant’s Rent next due, if any, or by direct payment to Tenant within (30) days of Landlord’s delivery of the Overstatement Notice.
2.4    Actual Operating Expenses. “Actual Operating Expenses” shall mean, subject to the terms hereof, all operating expenses, computed on an accrual basis, for the Office Building, the equitable allocation of the operating costs of such additional facilities within the Project that service the Office Building and the Allocated Project Costs (as defined below). “Operating Expenses” shall mean all expenses, costs, and disbursements (but not replacements of capital investment items, except as set forth in Section 2.4(e) below, or specific costs billed to specific tenants or as otherwise excluded in Section 2.5 below) of every kind and nature relating to or incurred or paid in connection with the ownership, management and operation of the Project, including, but not limited to, the following:
(a)    Employment costs of all persons directly engaged in the operation, maintenance, security, or access control for the Project, including taxes, insurance, and reasonable and customary benefits relating thereto. For all persons who are engaged in direct services to the Project, but who also provide services to other properties or activities on behalf of Landlord, including, but not limited to, the senior property manager, a reasonable allocation, as determined by Landlord in good faith, of the employment costs of such personnel.
(b)    All supplies, tools, equipment, and materials used in the operation and maintenance of the Project.

(c)    Cost of all maintenance and service agreements for the Project and the equipment therein, including, but not limited to, security service, window cleaning, elevator maintenance and janitorial service.
(d)    Subject to Section 2.4(e), cost of repairs and general maintenance (excluding repairs and general maintenance paid by proceeds of insurance or by Tenant or other third parties).
(e)    Amortization of the cost of installation of capital investment items which are installed for the purpose of reducing Operating Expenses to the extent such items actually do reduce Operating Expenses only in an amount equal to or greater than the reduction in Operating Expenses, or which may be required by governmental authority following the Commencement Date. All such costs which relate to the installation of such capital investment items shall be amortized over the reasonable life of the capital investment item, with the reasonable life and amortization schedule being determined in accordance with generally accepted accounting principles and in no event to extend beyond the reasonable life of the Project.
(f)    The cost of all insurance relating to the Project, including, but not limited to, the cost of casualty insurance, rental abatement insurance, and liability insurance applicable to the Project and Landlord’s personal property used in connection therewith.

(g)    All taxes, assessments and governmental charges, whether or not directly paid by Landlord, whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing the Office Building or by others subsequently created or otherwise, and any other taxes and assessments attributable to the Office Building or its operation (excluding, however, federal and state taxes on income, death taxes, franchise taxes and any taxes imposed or measured on or by the income of Landlord from the operation of the Office Building but expressly including any excise, transaction, sales, margin or privilege tax now or hereafter levied or imposed upon Landlord by any government or governmental agency on account of, attributed to or measured by or based, in whole or in part, upon Landlord’s gross revenues (after any applicable deductions) or rent or other charges payable under this Lease); provided, however, that notwithstanding the foregoing, taxes reimbursable pursuant hereto shall specifically include any excise, transaction, sales, margin or privilege tax now or hereafter levied or imposed upon Landlord by any government or governmental agency (including, without limitation, the “margin tax” found in Chapter 171 of the Texas Tax Code on account of, attributed to or measured by or based upon (in whole or in part) Landlord’s gross revenue (after any applicable deductions) or rent or other charges or prorations payable under this Lease; provided, further, that if at any time during the term of this Lease the present method of taxation or assessment shall be so changed that the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on real estate and the improvements thereof shall be discontinued and as a substitute therefor, or in lieu of an addition thereto, taxes, assessments, levies, impositions or charges shall be levied, assessed and/or imposed wholly or partially as a capital levy or otherwise on the rents received from the Office Building or the rents reserved herein or any part thereof, then such substitute or additional taxes, assessments, levies, impositions or charges, to the extent so levied, assessed or imposed, shall be deemed to be included within Operating Expenses to the extent that such substitute or additional tax would be payable if the Office Building were the only property of the Landlord subject to such tax. It is agreed that Tenant will be responsible for ad valorem taxes on its personal property as such is separately assessed by the taxing authority. Notwithstanding the foregoing, so long as the Office Building is not separately assessed by Harris County Appraisal District (“HCAD”) for real estate tax purposes, the parties hereto acknowledge and agree that Operating Expenses shall include the Allocated Office Building Taxes Amount (as defined below) during any particular calendar year or portion thereof during the term of this Lease. The “Allocated Office Building Taxes Amount” means, with respect to any calendar year during the term of this Lease, the amount equal to the product of (i) the real estate taxes with respect to the Project and (ii) the quotient resulting from (x) the assessed value of the Office Building as determined by an MAI designated appraiser recommended by Landlord and reasonably approved by Tenant (an “Appraiser”), divided by (y) the assessed value of the Project as determined by an Appraiser.

(h)    Management fees in respect to management of the Office Building; provided however, such management fees shall not exceed (A) three percent (3%) of Base Rental and Tenant's Additional Rental and (B) management fees actually paid by Landlord to a third-party property manager and (C) the lowest management fee Landlord is permitted to include as part of operating expenses in a lease with another tenant in the Office Building pursuant to such lease.
(i)    The cost of all electricity and other utilities used by the Building, to the extent not paid directly by Tenant or any other tenant of the Building (other than through operating expenses).
(j)    Landscaping (indoor and outdoor).
(k)    The operation, maintenance and repair costs (but not the initial construction, installation or equipment costs) of the shared exercise facility on the second floor of the Office Building, after deducting any revenue received by Landlord from the users of such facility; however, Landlord may not charge rent to the shared gym as part of Operating Expenses.
(l)    Project safety services.
If any Operating Expenses for the Project are not separable, such as, by way of example only, the costs of landscaping or utilities for the common areas of the Project, Landlord shall equitably allocate such costs between the Office Building, retail and residential portions of the Project, as reasonably determined by Landlord based on square footage allocations or use allocations, and such allocated costs with respect to the Project shall be deemed to be Actual Operating Expenses (the “Allocated Project Costs”). The parties hereto acknowledge and agree that Landlord shall, likewise, equitably allocate the real estate taxes and costs incurred in connection with the operation, leasing, repair, maintenance and management of the Parking Garage between the Office Building, retail and residential portions of the Project, as equitably and reasonably determined by Landlord with the costs of the Parking Garage offset by any revenue received by Landlord from the Parking Garage, and such allocated costs with respect to the Project shall be allocated on a square foot basis to the Office Building, retail and residential portions of the Project and shall be deemed to be Actual Operating Expenses. Any Operating Expense items for the Project that are not separable shall be offset by any revenue received by Landlord from such expense item, prior to allocating the costs between the Office Building, retail and residential portions of the Project. In no event may Landlord recover any more than the total amount of such Operating Expense from the various portions of the Project.

2.5    Operating Expense Exclusions. Operating Expenses shall not include (1) the cost of the acquisition of the Land or the construction of the Project and, subject to Section 2.4(e), the improvements on the Land, whether initially installed or installed in connection with any replacement or expansion of the Project; (2) the initial cost of the installation or construction of Parking Garage and other parking areas, parking garages or parking decks or the amortization or depreciation of such initial cost; (3) subject to terms of Section 2.4, costs incurred in connection with the operation, leasing, repair, maintenance and management of any storage space or Parking Garage ; (4) depreciation and amortization, including depreciation of structures or buildings located on the Land (including the Project); (5) legal fees, leasing commissions, costs of art and sculptures, and other such costs incurred in connection with the development or leasing of the Project, including expenses associated with maintaining a leasing office; (6) costs or expenses for correcting defects in the design or construction of the Project; (7) reserves for future expenditures that would be incurred subsequent to the current accounting year; (8) costs or expenses of providing or performing improvements, work, renovations, decorating, painting, or repairs to or within any portion of the premises of any other tenants or occupants of the Project in connection with leasing space to such other tenant or occupant; (9) costs or expenses incurred that are subject to reimbursement by tenants (including Tenant) or third parties (including insurers), including Landlord’s cost of electricity and other services sold separately to tenants for which Landlord is entitled to be reimbursed by such tenants as an additional charge over and above the base rent and operating expenses or other rental adjustments payable under the lease with such tenant as well as domestic water sub-metered and separately billed to tenants; (10) expenses in connection with services or other benefits of a type which Tenant is not entitled to receive under the Lease but which are provided to another tenant or occupant or which are provided to one or more, but not all, tenants of the Project; (11) costs or expenses incurred as a result of disputes or negotiations with other tenants or occupants of the Project, including attorneys’ fees, any costs or expenses incurred in negotiating, amending, administering or terminating leases, any brokerage commissions, or construction or planning expenses in connection with leasing space in the Project; (12) any insurance premiums or any costs or expenses associated with any policies of insurance if and to the extent any tenant causes Landlord’s existing insurance premiums to increase or requires Landlord to purchase additional insurance; (13) costs or expenses incurred due to violations by Landlord or any tenant of the Project of any laws, rules, regulations, or ordinances applicable to the Project; (14) overhead and profit paid to subsidiaries or affiliates of Landlord for services on or to the Project and/or Premises, to the extent only that the costs of such services exceed competitive costs for such services were they not so rendered by a subsidiary or affiliate; (15) any compensation paid to clerks, attendants, or other persons engaged in any commercial concession operated by Landlord; (16) costs or expenses associated with the operation of the business of the entity which constitutes Landlord, such as the formation of the entity, internal accounting and legal matters; (17) costs or expenses representing an amount paid to an entity related to Landlord which is in excess of the amount that would have been paid in the absence of such relationship in the competitive marketplace; (18) cost of repairs or other  work  occasioned  by  the  exercise  of  a  right  of  eminent  domain;   (19)  any interest or payments on any mortgages or deeds of trust or rental on any ground or underlying lease, and penalties and  charges incurred  as  a result of Landlord’s late payment under such mortgages, deeds of trust or ground leases; (20) management, supervisory, overhead or administrative salaries, wages, fees or charges of any kind, except as expressly set forth above; (21) subject to Section 2.4(e), costs of a capital nature, including capital improvements, capital repairs, capital replacements, capital equipment, and capital tools, which, under generally accepted accounting principles consistently applied, are not regarded as operating or maintenance expenses (including the cost of any rental or leased equipment that if purchased would be a capital expenditure); and the annual amortization (on a straight-line basis over the period reasonably estimated by Landlord to recover the cost thereof through a reduction in Operating Expenses) of capital expenditures for the replacements of or improvements to the Common Areas designed to reduce Operating Expenses that actually do not reduce Operating Expenses; (22) subject to clause (21) of this Section 2.5, costs or expenses of repairing or restoring any portion of the Project damaged or destroyed by fire or other casualty, to the extent reimbursed by insurance; (23) costs incurred by Landlord to comply with the Americans with Disabilities Act (42 U.S.C. § 12101 et seq.); (24) costs incurred by Landlord for latent building construction defects; (25) costs incurred to test, survey, cleanup, contain abate, remove, or otherwise remedy hazardous materials (as defined below) at the Project; (26) costs or expenses of leasing any item if the purchase price of such item is not properly chargeable as Operating Expenses; (27) any inheritance, estate, succession, transfer, gift tax, capital levy, margin, revenue, corporation or net profit tax calculated upon Landlord’s net income, except to the extent such items substitute for ad valorem taxes imposed upon the Project; (28) costs and expenses allocable directly and solely to the residential and retail spaces in the Project and the portion of expenses reasonably equitably allocable to services or systems provided to tenants of the residential or retail spaces in the Project or expenses that are payable by the tenants of the residential or retail spaces in the Project that do not relate to the Office Building; (29) any costs expressly excluded from Operating Expenses elsewhere in this Lease; (30) costs or allocations that cannot be documented by Landlord, property manager or their representatives; (31) any rent charged to the shared gym; and (32) any costs or expenses reimbursed or recovered by Landlord from any other source.

ARTICLE 3
3.1    Services. Landlord shall furnish Tenant while occupying the Leased Premises:
(a)    Hot and cold domestic water for ordinary (i) lavatory purposes to the restrooms located in the portion of the Premises that is within the core of the Office Building or elsewhere in the Common Areas, and (ii) cleaning purposes to the janitor’s closets in the Office Building. Landlord, at Tenant’s cost, may install a water meter to measure Tenant’s consumption of domestic water in areas, or for uses, that are not typical for office tenants in Comparable First-Class Buildings (e.g., above standard kitchen areas); however, Landlord shall not meter water consumption for typical office uses. Tenant shall pay Landlord, as additional rent, for any such water consumption of non-typical uses as shown on such meter on or prior to the thirtieth (30th) day after the date Landlord gives to Tenant an invoice therefor. If Landlord installs a water meter for above standard uses as aforesaid, then Landlord shall maintain such water meter at Tenant’s expense for as long as Tenant maintains the above standard usage.

(b)    Excluding the Holidays (as defined below) and periods of routine maintenance (which maintenance must be completed in accordance with Section 4.2 below, if and to the extent applicable) and subject to curtailment as required by governmental laws, rules, or regulations, Landlord shall provide heating and air conditioning services to Tenant during the normal business hours of the Office Building (as set forth in Section 3.l (e) below) at no additional cost, at such temperatures and in such amounts as set forth in Exhibit “I”; provided, that if Tenant requires heating and air conditioning services after normal business hours or on Holidays or Sundays, Landlord will furnish such services upon Landlord’s receipt of not less than twenty-four (24) hours’ advance written request therefor from Tenant, (provided, however, that Landlord shall use reasonable efforts to arrange such service on such shorter notice as Tenant shall provide) and Tenant will in such event be obligated to pay to Landlord upon demand Landlord’s then Office Building-standard charges for such after-hours services per hour per zone with respect to the Office Building; provided, however, such charge shall not exceed the lesser of (x) $40.00 per hour per floor and (y) the lowest per hour per floor charge Landlord is then charging any other tenant in the Office Building; provided  further,  that  such  after-hours  charges  amount  is subject  to increase by Landlord from time to time if Landlord’s costs of electricity to provide such HVAC services increases from time to time during the Term of this Lease. Any after-hours heating and air conditioning services will, at Landlord’s option, be required to be provided in minimum one (1) hour increments and may be made available to Tenant utilizing a “dial-in” system as directed by the Landlord.
(c)    Electric lighting service for all public areas and special service areas of the Office Building in the manner and to the extent deemed by Landlord to be in keeping with the standards of Comparable First-Class Buildings.
(d)    Janitor service, in a manner consistent with Exhibit “J” attached hereto; provided, however, if Tenant’s floor coverings or other improvements are other than improvements typically found in Comparable First-Class Buildings, Tenant shall pay the additional cleaning cost, if any, attributable thereto, plus a five percent (5%) administrative fee to cover Landlord’s overhead.

(e)    Limited access to the Office Building for equipment after normal business hours. The normal business hours of the Office Building are currently between 7:00 a.m. and 6:00 p.m. (Central Standard Time) on each Monday through Friday, and between 8:00 a.m. and 1:00 p.m. on Saturdays (“Building Hours”), excluding Federal holidays (the “Holidays”), provided, however, Landlord shall have no responsibility to prevent, and shall not be liable to Tenant for and against, liability or loss to Tenant, its agents, employees and visitors arising out of losses due to theft, burglary or damage or injury to persons or property caused by persons gaining access to the Building or the Leased Premises, and Tenant hereby releases Landlord from all liability relating thereto. ACCORDINGLY, LANDLORD DOES NOT MAKE, AND TENANT HEREBY WAIVES, ANY GUARANTY OR WARRANTY EXPRESS OR IMPLIED, WITH RESPECT TO ANY SECURITY AT THE PROJECT, INCLUDING, WITHOUT LIMITATION, THE BUILDING, OR THAT ANY SECURITY MEASURES WILL BE TAKEN OR WILL PREVENT OCCURRENCES OR CONSEQUENCES OF CRIMINAL ACTIVITY (NOTWITHSTANDING SUBPARAGRAPH (i) BELOW OR OTHERWISE). It is agreed, however, that Tenant shall have the right to maintain its own security system within its Leased Premises during the Term, so long as any such security system is installed by Tenant at Tenant’s own expense, pursuant to plans and specifications approved by Landlord in advance in writing, provided that such approval will not be unreasonably withheld, conditioned or delayed, and further so long as Tenant maintains such security system during the Term, at Tenant’s sole expense, and so long as Landlord is provided with reasonable means of access to disable such system in the event of false alarms or emergency situations during non-normal business hours. Tenant acknowledges that access to the Leased Premises, Building and parking areas of the Building may be limited by Landlord during any periods other than normal business hours, as well as on Holidays and Sundays, to access by a card-key access system or other system to which employees, contractors and/or visitors of Tenant shall be required to reasonably identify themselves in order to access the Building, Leased Premises and/or parking areas at such times. Such cards or other access systems may be issued or imposed by Landlord in accordance with Landlord’s then-customary procedures, but at no additional cost to Tenant, except if access cards or other forms of identification issued by the Landlord or required by the Landlord are required by Tenant to be replaced because of lost or damaged (or other need for additional and/or replacement) cards or other forms of identification, in which case Landlord may (as a condition prerequisite to issuance thereof) impose a reasonable fee to be reimbursed by Tenant for any such additional or replacement cards or other identification requested to be so issued.

(f)    (1)    Subject to the terms and conditions of this Section 3.2, Landlord shall furnish to the Leased Premises and any other portion of the Office Building Tenant has a license to use hereunder and to which Landlord agrees hereunder to provide electricity (including, the Antennae Site (as defined below) Mezzanine and Terrace Spaces) (collectively, the “Electrical Areas”) electrical power of up to seven and one-half (7.5) watts per square foot of usable area on a connected load basis, which for purposes of such calculation shall include the usable area within the Mezzanine; it being agreed that the aforesaid 7.5 watts shall not include electrical power required to operate the main air handling units and distributed fan-powered terminal units (the “Base Building HVAC Units”) serving the Leased Premises, but the aforesaid 7.5 watts shall include electrical power required to operate any supplemental air-conditioning systems. The Premises shall have electrical service delivered to the existing electrical panel(s) of not less than 3.75 watts per square foot of usable area on a connected load basis. An additional 3.75 watts per square foot of usable area on a connected load basis can be delivered to the Leased Premises by installation of a 75 kVA transformer and an additional 208Y/120V panelboard (225 Amp Two Section, 84 Circuits) for a charge to Tenant of $12,500.00 per floor in the Premises. Notwithstanding the foregoing, Tenant shall be granted a consumption allowance of six (6) watts per square foot of useable area in the Premises (including the area on the Mezzanine) for building standard operations and lighting (but specifically excluding Base Building HVAC Units), used on a continual basis but measured for Consumption Allowance purposes using a sixty (60) hour week, but the allowance shall be allotted and measured on an annual basis (the “Consumption Allowance”). Consequently, Tenant shall pay to Landlord, as additional rent, the cost of any electricity consumed in Electrical Areas on an annual basis in excess of the Consumption Allowance on a kilowatt hour (kWh) basis applicable to such annual period (such excess consumption is herein referred to as the "Excess Electrical Consumption"). In no event shall Tenant be entitled to any credit for the consumption at the Office Building of less than the Consumption Allowance. Landlord agrees that Tenant may, subject to terms hereof, including, without limitation, Section 5.1, operate dedicated data/server rooms within the Premises and the Antennae (as defined below). Notwithstanding anything herein to the contrary, all electrical usage for (i) such data/server rooms, including any supplemental air conditioning system serving the same, (ii) the Antennae, and (iii) any other above building standard equipment (including, without limitation, including any supplemental air conditioning system serving the Mezzanine or otherwise) installed by or on behalf of Tenant shall be separately metered or submetered at Tenant’s expense and the costs of such electrical power, measured by the Submeter(s) (defined below), shall be paid by Tenant as Excess Electrical Cost (defined below), if and to the extent Tenant’s consumption exceeds the Consumption Allowance.

(2)    Landlord may, from time to time (at its sole cost and expense), engage an electrical engineer or consultant to conduct a survey of Tenant’s electrical usage (a "Consumption Survey") or install one or more meters, submeters or other devices ("Submeters") to measure Tenant’s electrical use. If a Consumption Survey reflects Excess Electrical Consumption, then Landlord may install, at Tenant’s cost and expense, one or more submeters (collectively, the "Submeters") to measure the electrical consumption of the Electrical Areas; provided, however, that if there is no Excess Electrical Consumption in the year following the installation of such Submeters, as measured by such Submeters, then Landlord shall reimburse Tenant for any amount Tenant paid for the installation of the Submeters. If there is Excess Electrical Consumption during the twelve (12) month period from the date of the installation of the Submeter through the anniversary of such date, and then annually on such anniversary of such date in the Term (each a “Consumption Year”), as measured by such Submeters, Tenant shall pay to Landlord, as additional rent, the product of (A) the actual number of kilowatt hours of Excess Electrical Consumption during the period in question and (B) the cost per kilowatt hour charged to Landlord by the utility provider for electricity consumed at the Building during such period (such product is herein called the "Excess Electrical Cost"). If Landlord installs Submeters as permitted hereunder, Landlord shall provide Tenant monthly reports detailing any Monthly Excess Electrical Consumption (as defined below) and, any Monthly Excess Electrical Cost (as defined below) if and to the extent such information is available to Landlord (as defined below) “Monthly Excess Electrical Consumption” means the electricity consumed in the Electrical Areas, commencing on the date that Tenant has exceeded its annual Consumption Allowance and continuing through the end of such Consumption Year, with the Consumption Allowance renewing at the beginning of the next Consumption Year. "Monthly Excess Electrical Cost" means the product of (A) the actual number of kilowatt hours of Monthly Excess Electrical Consumption during the period in question and (B) the cost per kilowatt hour charged to Landlord by the utility provider for electricity consumed at the Building during such period.

(3)     In the event that Tenant exceeds its Consumption Allowance, Landlord shall have the right to separately meter or submeter the electrical consumption for the Electrical Areas, at Tenant’s sole cost and expense, and have Tenant pay to Landlord, as additional rent, for the actual cost of electrical consumption therein at Landlord’s actual cost. If this occurs, Tenant shall pay to Landlord, as additional rent, from time to time, but no more frequently than monthly, (i) for its consumption of electricity in the Electrical Areas a sum equal to 100% of the product obtained by multiplying (a) the cost per kilowatt hour charged to Landlord by the utility provider for electricity consumed at the Office Building during such period, and (b) the actual number of kilowatt hours of electric current consumed by Tenant in such billing period and (ii) Tenant’s Proportionate Share of the actual cost of Office Building non-tenant/occupant electrical consumption, and there shall be an adjustment to the Operating Expense Amount to exclude the cost of electricity provided to Tenant and other tenants/occupants of the Office Building, but Landlord must be able to separately meter or submeter the electrical service for the Office Building that is not serving other tenants/occupants (e.g., General Common Areas, base building heating, ventilation and air conditioning system, etc.) or Landlord must be able to separately meter or submeter the electrical service of all tenants/occupants of the Office Building in a manner consistent with the manner in which the Electrical Areas are submetered by Landlord pursuant to this Section 3.1(f)(3). If any tax is imposed upon Landlord’s receipts from the sale or resale of electricity to Tenant, Tenant shall pay such tax if and to the extent permitted by applicable law as if Tenant were the ultimate consumer of such electricity; but only to the extent that Tenant would have been charged such tax if not for the Submeter. Where more than one meter or submeter measures the electricity to Tenant, the electricity measured by each meter or submeter shall be computed and billed separately in accordance with the provisions set forth above.
(4)    Tenant shall at all times comply with the rules and regulations of the utility company supplying electricity to the Building. Tenant shall not use any electrical equipment which, in Landlord’s reasonable judgment, would exceed the capacity of the electrical equipment serving the Premises. In no event shall Tenant exceed the capacity then being provided to the Electrical Areas. If Landlord determines that Tenant’s electrical requirements necessitate installation of any additional risers, feeders or other electrical distribution equipment (collectively, “Electrical Equipment”), or if Tenant provides Landlord with evidence reasonably satisfactory to Landlord of Tenant’s need for excess electricity and requests that additional Electrical Equipment be installed, Landlord shall, at Tenant’s expense, install such additional Electrical Equipment, provided that Landlord, in its sole judgment, determines that (i) such installation is practicable and necessary, (ii) such additional Electrical Equipment is permissible under applicable law, and (iii) the installation of such Electrical Equipment will not cause permanent damage to the Building or the Premises, cause or create a hazardous condition, entail excessive or unreasonable alterations, interfere with or limit electrical usage by other current or future tenants or occupants of the Building or exceed the limits of the switchgear or other facilities serving the Building, or require power in excess of that available from the utility serving the Building.

(5)    Any electrical meter or submeter measuring electrical consumption in any Electrical Areas shall be maintained by Landlord at Landlord’s sole cost and expense; provided, however, if Tenant exceeds its Consumption Allowance and Landlord separately meters or submeters the electrical consumption for the Electrical Areas, such meter(s) or submeter(s) shall be maintained by Landlord at Tenant’s sole cost and expense.

(g)    All Building Standard (as defined below) fluorescent bulb replacement in all areas and all incandescent bulb replacement in public areas, toilet and restroom areas and stairwells.
(h)    Non-exclusive passenger elevator service to the Leased Premises twenty-four (24) hours per day, and non-exclusive freight elevator service during normal business hours; provided, that if Tenant requires freight elevator service after normal business hours, Landlord will furnish such services upon Landlord’s receipt of not less than twenty-four (24) hours’ advance written request therefor from Tenant (provided, however, that Landlord shall use reasonable efforts to arrange such service on such shorter notice as Tenant shall provide), and Tenant will in such event be obligated to pay to Landlord upon demand Landlord’s then Building-standard charges for such after-hours services provided such charges are consistent with similar charges then being charged by landlords of Comparable First-Class Buildings.
(i)    Parking, in accordance with the Parking Agreement attached to this Lease as Exhibit “G” and made a part hereof.
(j)    Tenant shall have the right to install, at its sole cost and expense, security card key locks and readers on all entry and exit doors to all portions of the Leased Premises, and with a duplicate set of keys to such locks for interior offices. Tenant shall have the right (and Landlord hereby approves in concept, subject to Landlord’s approval of Tenant’s plans therefor, which approval shall be in Landlord’s sole discretion) to install access controls for its employees in the elevator lobbies of any floor on which Tenant leases space from Landlord, as well as any common access points to the Office Building, all at Tenant’s sole cost, provided, in each case, the same does not affect access to the Office Building (including, without limitation, any Common Areas or premises therein, other than the Leased Premises) by anyone other than Tenant’s employees. Tenant shall provide Landlord with security card access to suite entry doors for all floors of the Leased Premises. Tenant shall have the right to code its security card keys into Landlord’s system so that Tenant may use its security card keys within the Office Building, and Landlord agrees to provide cooperation to allow Tenant to be able to use Tenant’s security cards with Landlord’s system. Tenant shall have access to the Office Building twenty-four (24) hours per day, seven (7) days a week, except in the event of an emergency.

(k)    Landlord shall provide security services for the Office Building 24 hours a day, 7 days a week. Such security services shall include access control services consistent with Comparable First-Class Buildings with on-site security personnel 24-hours a day, 7 days a week. The parties hereto acknowledge that Landlord has installed the monitoring equipment set forth on Exhibit “Z”, and Landlord hereby agrees to record and monitor the security cameras set forth therein; it being agreed that (i) Landlord shall have the right to modify and/or replace such monitoring equipment from time to time with monitoring equipment consistent with Comparable First-Class Buildings, and (ii) Tenant shall have the right to request access to relevant recorded camera footage then available to Landlord (it being understood that, as of the date hereof, such monitoring equipment does not store recorded camera footage in excess of approximately 30 days) and receive copies of any such then-available recorded camera footage (at Tenant sole cost) in the event Tenant provides Landlord notice of a bone fide breach of security and a request for the requested relevant recorded camera footage.
(l)    Tenant shall have the right to use the services of any telephone or telecommunications provider providing services to the Office Building. If Tenant wishes at any time to use the services of a telephone or telecommunications service provider whose equipment is not then servicing the Office Building, no such provider shall be permitted to install its lines or other equipment within the Building without first securing Landlord’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed).
(m)    Subject to the terms of this Section 3.1(m), Tenant shall have the right to install, for Tenant's exclusive use, satellite dishes and antennae, together with related equipment, mountings and supports, in the location on the roof of the Building designated by Landlord (such location on the roof of the Building being referred to herein as the “Antennae Site”) for use by Tenant (and not for resale purposes) (such dishes and antennae equipment and such related equipment, mountings and supports being collectively referred to herein as the “Antennae”), provided that such Antennae do not exceed the dimension of 5’ x 5’ x 5’.
(2)    Tenant's rights to use the Antennae Site as contemplated by this Section 3.1(m) shall be on a non-exclusive basis. Landlord shall make available to Tenant reasonable access to the roof of the Building for the construction, installation, maintenance, repair, replacement, operation and use of the Antennae in the Antennae Site. The Antennae shall be deemed for all purposes of this Lease to be a Specialty Alteration. Tenant shall perform Tenant's installation (and any replacement) of the Antennae as contemplated by this Section 3.1(m) in accordance with the provisions of Section 5.1 hereof. Tenant, as part of such installation (and any such replacement), shall reinforce the structure of the Building (including, without limitation, the roof of the Building and the columns on the floors below such roof), to the extent reasonably required by Landlord. Any roof penetrations approved by Landlord shall be performed by the roofing contractor specified by Landlord. The rights granted to Tenant in this Section 3.1(m) shall not be assignable by Tenant separate and apart from this Lease.

(3)    Tenant shall not be required to pay any license fee or other similar charge for the Antennae Site.
(4)    Landlord retains the right to use the Antennae Site for any reasonable purpose whatsoever, including, without limitation, for purposes of running pipes, ducts, or other equipment through the Antennae Site, provided that Landlord does not unreasonably interfere with the use of the Antennae Site by Tenant for the operation of the Antennae. Tenant shall use the Antennae in a manner that does not interfere with (i) the use and occupancy of leasable areas in the Building by other tenants or occupants, (ii) the reception or transmission of communication signals by or from any antennae, satellite dishes or similar equipment installed by Landlord or any other tenant or occupant in the Building in either case prior to the date that the Antennae is installed, or (iii) the operation of the Building systems. If, after any Antennae is installed by Tenant, it is discovered that the Antennae causes any such interference, then Tenant, at its expense, shall relocate its Antennae from the Antennae Site to another area on the roof reasonably designated by Landlord, as promptly as reasonably practicable. If such interference still occurs despite such relocation, and, despite Landlord's diligent efforts, there exists no reasonably practicable site on the roof of the Building for the relocation of the Antennae, then Tenant, at its expense, shall promptly remove the Antennae from the Antennae Site. If Tenant fails to relocate or remove the Antennae as required hereunder, then Landlord may do so, and Tenant shall reimburse Landlord for any reasonable costs incurred by Landlord in connection therewith within thirty (30) days after Landlord gives Tenant an invoice therefor.
(5)    Landlord shall not have any obligation to maintain, repair or restore the Antennae, or to cause the Antennae to comply with applicable law. Tenant shall be required to obtain and maintain any required permits or licenses for the Antennae (with the understanding, however, that Landlord shall cooperate reasonably with Tenant in connection with Tenant's obtaining such permits or licenses). Landlord shall not be responsible for any damage that is caused to Tenant or the Antennae by any other tenant or occupant of the Building, or for any interference or disturbance caused to the Antennae by any equipment installed on or in the Building. Landlord makes no representation that the Antennae will receive or transmit communication signals without interference or disturbance and Tenant agrees that Landlord shall not be liable to Tenant therefor.
(6)    Tenant, at Tenant's expense, shall install lightning rods, air terminals or screens on or about the Antennae to the extent that Landlord reasonably requires. Tenant shall (i) be solely responsible for any damage caused to Landlord or any other person, or any property or the Antennae Site as a result of the installation, replacement, maintenance or use of the Antennae, (ii) promptly pay any tax, license, permit or other fees or charges imposed pursuant to any applicable law relating to the installation, replacement, maintenance or use of the Antennae, (iii) promptly comply with all laws applicable to the Antennae or other precautions or safeguards otherwise reasonably required by Landlord, and (iv) perform all necessary repairs to, or maintenance of, the Antennae.

(7)    The license granted to Tenant under this Section 3.1(m) shall automatically terminate and expire upon the expiration or earlier termination of this Lease.
(8)    Tenant, at Tenant's expense, shall remove the Antennae from the Antennae Site promptly after the date that Tenant's rights under this Section 3.1(m) lapse or otherwise terminate. If (i) Tenant fails to remove the Antennae as required hereunder, and (ii) such failure continues for more than ten (10) business days after the date that Landlord gives Tenant notice thereof, then Landlord may remove the Antennae as required hereunder, and Tenant shall reimburse Landlord for any reasonable costs incurred by Landlord in connection therewith within thirty (30) days after Landlord gives Tenant an invoice therefor.
(9)    If any repair or maintenance to the Building which Landlord is permitted or required to perform hereunder reasonably requires access to the Antennae Site, then Landlord, at Landlord's sole cost, after reasonable prior notice to Tenant (except to the extent Landlord is not able to provide prior notice to Tenant by reason of the occurrence of an emergency (with the understanding, however, that Landlord shall give Tenant notice of such emergency access as promptly as reasonably practicable thereafter)), may relocate any Antennae to another area on the roof of the Building reasonably designated by Landlord. If such relocation results, in Tenant's reasonable judgment, in a qualitative difference in Tenant's use of such Antennae, including, without limitation, the interruption or impairment of transmission or receipt of communication signals, then Landlord, promptly after Landlord's repair to the portion of the roof of the Building where the affected Antennae was located immediately prior to such repair or maintenance, shall relocate such Antennae to its location immediately prior to such repair or maintenance.
(10)    If, after any antenna, satellite dish or similar equipment is installed by Landlord or any other tenant or occupant in the Building, in either case, subsequent to the date that the Antennae is installed, Tenant discovers that such antenna, satellite dish or similar equipment materially interferes with the reception or transmission of communication signals by or from the Antennae, then Landlord shall relocate, or shall cause such tenant or occupant in the Building to relocate, such antenna, satellite dish or similar equipment from its then current location to another area on the roof of the Building or elsewhere reasonably designated by Landlord, as promptly as reasonably practicable.

(n)    Subject to the terms of this Section 3.1(n), Tenant shall have the exclusive use of three (3) dedicated four-inch vertical (and horizontal, if necessary to provide connectivity to the Leased Premises) riser sleeves, which shall access any “meet me” rooms in the Building, if any, and the Building’s telecommunication room located in the areas of the Building designated by Landlord (collectively, the "Risers"). Landlord has installed the riser sleeves in accordance with Landlord’s Work and shall provide Tenant with reasonable access in accordance with good construction practice for the installation, operation and maintenance of the Risers, provided that such access shall (i) not unreasonably interfere with or interrupt the operation and maintenance of the Building and (ii) be upon such other terms that are reasonably designated by Landlord. If Tenant exercises Tenant's right to install the Risers as contemplated by this Section 3.1(n), then Tenant shall install the Risers at Tenant's expense (except for the riser sleeves, which have been installed as part of Landlord’s Work). Tenant shall perform such installation in accordance with the provisions of this Lease, including, without limitation, Section 5.1. If Tenant exercises Tenant's right to install the Risers as contemplated by this Section 3.1(n), then Tenant, at Tenant's expense, shall maintain the Risers in good condition during the Term. The rights granted to Tenant in this Section 3.1(n) shall not be assignable by Tenant separate and apart from this Lease.
(o)    (1)    Subject to Landlord’s reasonable approval of all aspects thereof, Tenant is hereby granted, subject to Section 5.1 hereof and the provisions of this Section 3.1(o) and such other requirements as shall be reasonably required by Landlord, the right, at Tenant’s sole cost and expense and for Tenant’s sole use and benefit, to install, secure, maintain, replace and operate at a location designated by Landlord either in the fenced area on the fourth floor parking deck or within two (2) contiguous parking spaces located within the Parking Nest (as defined in Exhibit “G”) (the “Space”), an electric generator with power sourced from both natural gas and diesel fuel, in accordance with all applicable laws and insurance requirements, together with all ancillary equipment, mountings, piping, fuel tanks, venting, conduit, wiring and supports, including the electrical risers and fuel pumps and fuel lines for both natural gas and diesel fuel, as shall be reasonably necessary for the operation thereof (collectively, the “Generator”). Landlord shall provide Tenant with reasonable riser space from the Generator to the Leased Premises to accommodate the installation of necessary wiring to connect the Leased Premises to the Generator. The Generator shall be deemed a Specialty Alterations for purposes hereunder.
(2)    Tenant shall service, repair, and maintain the Generator and keep the same in good working order, condition, and repair.
(3)    No signs, whether temporary or permanent, shall be affixed, installed or attached to the Generator or the Space other than those required by applicable law. All signs required, if any, and the location thereof, shall be first approved by Landlord.

(4)    In the performance of any installation, alteration, repair, maintenance, removal and/or any other work with respect to the Space or the Generator, Tenant shall comply with all of the applicable provisions of this Lease and the obligations of Tenant under this Lease shall be applicable to the Space as if the Space was part of the Leased Premises.
(5)    Any and all taxes, filing fees, charges or license fees imposed upon Landlord by virtue of the existence and/or use of the Generator, whether imposed by any local, state and/or federal government or any agency thereof, shall be exclusively borne by Tenant.
(6)    If Tenant installs the Generator, Tenant shall have access to the Space at all times for the purpose of servicing, maintaining, repairing, operating and replacing the Generator. At all other times, Landlord may keep the entrances (if any) to the Space locked. Tenant shall not have any tools and/or materials stored in the Space, and Tenant’s employees and independent contractors shall close and lock the doors or gates to the Space when leaving the same.
(7)    Throughout the duration of this Term, Tenant shall inspect the Generator at least once a month. The Generator shall not exceed the load-bearing capacity of the Space. Testing of the Generator shall be performed during non-Building Hours not more often than once each week, unless there are extenuating circumstances in which event, Tenant shall notify Landlord of the need for additional testing. Tenant shall notify Landlord at least three (3) days prior to testing the Generator and Tenant shall comply with all laws applicable thereto.
(8)     If, at any time during the Term, Landlord, in its reasonable judgment, shall determine that it is necessary to move the Generator to another area of the Building, then Landlord may give notice thereof to Tenant (which notice shall have annexed thereto a plan on which such other area (the “Substitute Space”) shall be substantially identified by hatching or otherwise). Within thirty (30) days of receipt of Landlord’s notice (or, if a governmental permit is required to be obtained for installation of the Generator in the Substitute Space, then, within thirty (30) of the obtaining of such permit (which Tenant shall make prompt application for, with Landlord’s reasonable cooperation), Landlord, at its sole cost, shall move the Generator to the Substitute Space which shall then become the Space hereunder and the original Space shall be deleted from the coverage of this Lease. Tenant’s operation or use of the Generator shall not prevent or interfere with the operation or use of any equipment of any future tenant or occupant of the Building or of Landlord. If, at any time during the term hereof, Landlord shall determine that the Generator causes interference with other equipment, then Landlord may so notify Tenant, and Tenant shall promptly take all steps necessary to eliminate such interference.
(9)     Tenant agrees that Landlord has made no warranties or representations as to the condition or suitability of the Space or the Building for the installation, use, maintenance or operation of the Generator, and Tenant agrees to accept same in its “as is” condition and without any work or alterations to be made by Landlord.

(10) Landlord shall have no liability to Tenant for any loss, damage or expense which Tenant may sustain or incur by reason of any change, failure, inadequacy or defect in the supply or character of the fuel furnished to the Generator or in the operation and maintenance of the Generator or if the quantity or character of the fuel is no longer available or suitable for Tenant’s requirements.
(11)    The rights granted to Tenant in this Section 3.1(o) shall not be assignable by Tenant separate and apart from this Lease.
(p)    Tenant shall have the right to use the shared gym located on the second floor of the Office Building during the Term of this Lease at no additional charge to Tenant other than pursuant to Article 2.
(q)    Landlord shall provide a valet parking service to the tenants and visitors of the Building during Building Hours at the entry drive to the Building located on Kirby. Subject to Tenant’s reasonable written approval, Landlord may cease operation of the valet service at the Building.

(r)    Subject to the terms of this Section 3.1(r) Landlord shall provide condenser water in connection with Tenant’s independent supplemental air-conditioning units, which shall not exceed 150 tons (the “Maximum Capacity”) in the aggregate and which shall be installed in accordance with the provisions of Section 5.1. In connection with Tenant’s Work, Tenant shall deliver to Landlord notice, which notice shall designate the amount of tonnage of condenser water that Tenant desires to initially allocate and reserve for Tenant’s supplemental air-conditioning units (which designation shall be subject to reasonable verification by Landlord as to the tonnages set forth therein based on the “rated capacity” of the Tenant’s supplemental air-conditioning units). Tenant shall pay Landlord an annual charge for condenser water at Landlord’s then established rate for condenser water provided such charge is consistent with condenser water charges being charged by landlords of Comparable First-Class Buildings, which charge shall be payable monthly in advance whether or not Tenant utilizes such amount of condenser water capacity. Notwithstanding anything herein to the contrary, Tenant shall have the right throughout the Term to reduce the amount of condenser water it reserves hereunder by providing a notice to Landlord reflecting the amount of condenser water Tenant desires to shed and the date on which it intends to shed such capacity (the “Give Back Date”). From and after the Give Back Date, Landlord shall have no obligation hereunder to provide such condenser water capacity to Tenant and Tenant shall thereafter have no obligation hereunder to pay for such shed condenser water capacity. If Tenant fails to utilize any quantity of condenser water for one year or more, Landlord shall have the right upon notice to Tenant to irrevocably reduce the number of tons of condenser water to which Tenant is entitled by the number of such unutilized tons (unless Tenant notifies Landlord within 10 days after delivery of such notice to Tenant that it anticipates utilizing a portion or all of such unutilized tons of condenser water, in which case Landlord shall only have the right to reduce the number of tons of condenser water to which Tenant is then entitled by such number as Tenant does not anticipate utilizing, provided, however, that Landlord shall have the right upon further notice to Tenant to reduce the number of tons of condenser water to which Tenant is then entitled by any number of tons of condenser water that Tenant has reserved in its notice to Landlord if Tenant fails to utilize any such reserved tons or otherwise fails to demonstrate that it has increased the size of its supplemental air conditioning system within 180 days after delivery of the first notice to Tenant), in which case Landlord shall only charge Tenant for such lower number of tons of condenser water. In the event the condenser water available to Tenant is reduced and Tenant later needs such condenser water capacity, Landlord will increase the condenser water capacity available to Tenant if the Building has additional capacity available.

Until such time as Tenant delivers to Landlord a notice (a “Reserved Condenser Water Notice”) as hereinafter provided, Landlord agrees that Tenant shall be permitted to utilize up to the Maximum Capacity for Tenant’s supplemental air-conditioning units. Tenant shall be required by no later than the one (1) year anniversary of the date Tenant shall have substantially completed Tenant’s Work (the “Outside Reserve Date”), to deliver the Reserved Condenser Water Notice, which notice shall designate the amount of tonnage of condenser water that Tenant desires to allocate and reserve for Tenant’s supplemental air-conditioning units (which designation shall be subject to reasonable verification by Landlord as to the tonnages set forth therein based on the “rated capacity” of the Tenant’s supplemental air-conditioning units). If Tenant timely delivers a Reserved Condenser Water Notice, then the amount of condenser water set forth therein, subject to the terms hereof, shall thereafter be the amount of condenser water capacity reserved by Tenant for purposes hereunder.

To the extent any of the services described above require electricity, gas, and water supplied by public utilities, Landlord’s covenants hereunder shall only impose on Landlord the obligation to use commercially reasonable efforts to cause the applicable public utilities to furnish the same. Failure by Landlord to furnish the services described in this Section 3.1 or otherwise in this Lease to any extent, or any interruption, reduction or cessation thereof, shall not render Landlord liable in any respect for damages to either person or property, nor be construed as an eviction of Tenant, nor work an abatement of Rent (except as otherwise expressly provided in Section 3.4), nor relieve Tenant from fulfillment of any covenant or agreement hereof. In addition to the foregoing, should any of Landlord’s equipment or machinery break down, or for any cause cease to function properly, Tenant shall have no claim for rebate of Rent (except as otherwise expressly provided in Section 3.4) or damages on account of an interruption in service occasioned thereby or resulting therefrom; provided, however, Landlord agrees to use diligent efforts to promptly repair said equipment or machinery and to restore said services during normal business hours.

3.2    Keys and Locks. Landlord shall furnish Tenant with 25 sets of keys for the Office Building corridor doors entering the Leased Premises and 450 sets of access cards for the Office Building or, alternatively, at Tenant’s election and at Tenant’s sole cost and expense, allow Tenant to tie its security access cards into Landlord’s security system for the Office Building using Landlord’s designated security contractor or vendor, provided that such contractor or vendor charges market rates and is an independent third-party and provided further that Landlord reasonably determines that Tenant’s security access cards are compatible with Landlord’s security system for the Office Building. Additional keys and access cards will be furnished by Landlord upon an order signed by Tenant and at Tenant’s expense, which expense shall be Four and No/ 100 Dollars ($4.00) per additional key and Ten and No/ 100 Dollars ($10.00) per additional access card; it being agreed, however, that in the event Landlord modifies or replaces the existing key and/or access card system, Landlord shall replace Tenant’s existing key and/or access cards, as applicable, if Landlord so modifies or replaces such system and thereafter Tenant shall pay the greater of (i) the applicable charge set forth in this sentence and (ii) the actual cost of such applicable key or access card plus five percent (5%) for any additional keys and/or access cards. All such keys and access cards shall remain the property of Landlord. No additional locks shall be allowed on any door of the Leased Premises without Landlord’s prior written permission, and Tenant shall not make or permit to be made any duplicate keys, except those furnished by Landlord. Upon expiration or termination of this Lease, Tenant shall surrender to Landlord all keys to any locks on doors entering or within the Leased Premises and all access cards to the Building, and Tenant shall thereupon also give to Landlord the explanation of the combination of all locks for safes, safe cabinets, and vault doors, if any, in the Leased Premises.
3.3    Graphics, Building Directory and Name.
(a)    Landlord shall provide and install all signage (including letters or numerals) on entrance doors to the Leased Premises on multi-tenant floors in the Office Building at Landlord’s cost and expense; all such signage, letters and numerals shall be in the Building Standard graphics and within Landlord’s standard allowances. “Building Standard” means the then customary standards of the Office Building. Subject to the terms of Article 11, no other signs, numerals, letters, or other graphics shall be used or permitted on the exterior of, or which may be visible from outside, the Leased Premises, unless approved in advance in writing by Landlord.
(b)    Landlord shall install an appropriate listing of Tenant’s name in the Office Building electronic directory to be placed and/or maintained in the main lobby of the Office Building.
(c)    Notwithstanding any contrary provision contained herein, should Landlord allow or permit a name other than Tenant’s to be installed on or about the Building, such action shall not constitute acceptance of or approval of any assignment or subletting under the provisions of Section 8.1 hereof in lieu of the requirements therein contained.

3.4    Essential Services. Notwithstanding anything to the contrary contained in this Lease, there is an interruption of an Essential Service (as hereinafter defined), other than as a result of, casualty or condemnation, and such condition continues for at least three (3) days out of any seven (7) consecutive day period after (i) Tenant furnishes a notice to Landlord (the “Abatement Notice”) stating that Tenant’s inability to use the Leased Premises (or applicable portion thereof) is due to such condition, (ii) Tenant does not actually use or occupy the Leased Premises (or applicable portion thereof) during such period for normal business activities and (iii) such condition has not resulted from the negligence or misconduct of Tenant or any of Tenant’s employees, agents or contractors, then Base Rental payable for such affected and unused portion of the Leased Premises, shall, as Tenant’s sole remedy, be abated on a per diem basis for the period commencing on the day after Tenant delivers the Abatement Notice to Landlord and ending on the earlier of (x) the date Tenant reoccupies the applicable portion of the Leased Premises for the conduct of its business, and (y) the date on which such condition is remedied. “Essential Service” shall mean a service which Landlord is obligated under this Lease to provide including, without limitation, the services specified in Section 3.1(a), 3.1(b), 3.1(d), 3.1(e), 3.1(f), 3.1(h), and 3.1(k), which if not provided shall (1) deny reasonable access to the Leased Premises, (2) threaten the health or safety of any occupants of the Leased Premises or (3) otherwise prevent the usage thereof (or applicable portion thereof) for the ordinary conduct of business therein. If an abatement pursuant to this Section 3.4 continues for more than sixty (60) days out of any ninety (90) consecutive day period, Tenant shall have the right, as its sole and exclusive remedy therefor, to cancel this Lease by giving notice of cancellation to Landlord, whereupon this Lease shall terminate 30 days after the date of such notice, unless Landlord notifies Tenant in writing within 30 days after the receipt of such cancellation notice to provide Tenant with a substitute source of the Essential Service in question, in which case Tenant’s cancellation notice shall be void and this Lease shall continue in full force and effect, provided Landlord provides such substitute source within 30 days after giving such notice.

ARTICLE 4
4.1    Care of the Leased Premises. Tenant shall not commit or allow to be committed any waste or damage to any portion of the Leased Premises, or the Building. At the expiration or termination of this Lease, by lapse of time or otherwise, Tenant shall deliver up the Leased Premises to Landlord vacant, broom clean and in good order and condition, ordinary wear and tear and casualty covered by applicable insurance excepted, and Tenant shall remove all of Tenant’s personal property and, if requested by Landlord, any Specialty Alterations (as defined below) from the Premises and close up any slab penetrations in the Premises. Tenant shall have no obligation hereunder to remove alterations or improvements, other than the Specialty Alterations Landlord requests to remove pursuant to the terms hereof, or remove any cabling or wiring at the expiration or termination of this Lease unless such cabling or wiring is abandoned or not terminated at both ends and appropriately tagged for future use. “Specialty Alterations” shall mean alterations, physical additions or improvements which are not standard office installations in such as raised computer floors, computer room installations, supplemental HVAC equipment for units over 5 tons, safe deposit boxes, vaults, libraries or file rooms requiring reinforcement of floors, slab penetrations (excluding slab penetrations in connection with leasehold improvements and communication risers approved by Landlord pursuant to the terms of this Lease), conveyors, dumbwaiters, internal staircases, mezzanine floors (except the initial build-out of the Mezzanine shall not be considered a Specialty Alteration and Tenant shall not be required to remove such Mezzanine), kitchens, executive restrooms, and other alterations, physical additions or improvements of a similar character; however, in no event shall Tenant’s ceiling and additional unisex restrooms be considered a Specialty Alteration and Tenant shall not be required to remove such improvements at the end of the Term. Landlord shall advise Tenant at the time of Landlord’s approval of the plans and specifications therefor, as to whether Tenant will be required to remove a Specialty Alteration (provided that, with respect to alterations performed subsequent to Tenant’s Work, Tenant requests in writing (using bold letters) that Landlord advise Tenant of such removal obligation with submittal of the applicable plans and specifications) and if Landlord shall fail to so advise, Landlord shall be deemed to have waived Tenant’s obligation to remove such Specialty Alteration. Tenant shall repair all damage caused by such removal (such removal and such repair to all be at Tenant’s sole expense); provided, that any items not so removed shall, at Landlord’s option, be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed or otherwise disposed of by Landlord at Tenant’s cost, without notice to Tenant and without any obligation to account for any such items, and any such disposition shall not be considered a strict foreclosure or other exercise of Landlord’s rights in respect of any security interest granted hereunder or otherwise. Upon such expiration or termination of this Lease, Landlord shall have the right to re-enter and resume possession of the Leased Premises. The provisions of this Section 4.1 shall survive the expiration or earlier termination of the Lease.

4.2    Entry for Repairs, Inspection and Showing the Premises, Etc.. Landlord shall comply with all commercially reasonable security measures pertaining to the Leased Premises that are reasonably requested by Tenant in a notice to Landlord, including without limitation, requiring all of Landlord’s personnel contractors, agent, and janitorial staff and badged individuals being subject to a background check, provided similar security measures are being implemented by landlords of Comparable First-Class Buildings. Tenant shall permit Landlord and Landlord’s contractors, agents, or representatives to enter into and upon any part of the Leased Premises at all reasonable times upon reasonable advance notice (except in the event of an emergency, when no notice shall be required) and be accompanied by a representative of Tenant (if so requested by Tenant, provided that if Tenant shall fail to make a Tenant representative available to Landlord or in the case of emergency, Landlord shall be permitted to enter the Premises without a Tenant representative) to inspect or clean the same, to make repairs, alterations, or additions thereto, to show the same to prospective tenants within the last year of the Term, lenders or purchasers, or for any other purpose as Landlord may deem necessary or desirable. Tenant has no obligation to permit access to show the Premises to prospective tenants during the portion of the last year of the Term when Tenant has a right hereunder to renew the Lease beyond the then current Term. Due to the sensitive and regulated nature of Tenant’s business, Landlord shall not allow any employee of Landlord convicted of a Violent Crime (defined below) to enter the Leased Premises on behalf of Landlord. Landlord shall use all commercially reasonable efforts to utilize third party service providers who run background checks for Violent Crimes. “Violent Crime” means an offense that has an element of use, attempted use, or threatened use of physical force against the person or property of another (e.g., murder, non-negligent manslaughter, rape/sexual assault, robbery, aggravated assault, harassment, stalking, etc.) Notwithstanding the foregoing, Tenant shall have the right to designate up to 25,000 square feet of the Leased Premises, by notice to Landlord, as secure areas (each, a “Secure Area”) to which Landlord shall not have access without being accompanied by a representative of Tenant (except in the case of an emergency); except Landlord shall provide cleaning services pursuant to Section 3.1(d) to such Secure Areas and shall have access thereto in connection therewith. Other than in the case of an emergency and cleaning service, Landlord shall provide at least one (1) business days’ notice to Tenant (which may be by email to officeservices@pros.com) (the “Secure Area Notice”) prior to entering the Leased Premises. Tenant shall have the right to have a representative accompany Landlord (and persons authorized by Landlord) during any entry into the applicable Secure Area, which representative Tenant agrees to make available upon Landlord’s request therefor. Initially, the Secure Area shall be designated as the entire 13th Floor of the Leased Premises.
4.3    Nuisance. Tenant shall conduct its business and control its agents, employees, invitees, contractors and visitors in such matter so as not to create any nuisance, and so as to not interfere with, annoy or disturb any other tenant or Landlord in its operation of the Building.

4.4    Laws and Regulations: Rules of Building. Tenant shall timely comply with, and Tenant shall use commercially reasonable efforts to cause its visitors, employees, contractors, agents and invitees to timely comply with, all laws, ordinances, orders, rules and regulations (state, federal, municipal and other agencies or bodies having any jurisdiction thereof) relating to the use, condition or occupancy of the Leased Premises, and with the rules of the Building reasonably adopted and altered by Landlord from time to time for the safety, care and cleanliness of the Leased Premises and the Building, and for preservation of good order therein, all of which Building rules shall be consistently applied and will be sent by Landlord to Tenant in writing and shall be thereafter carried out and observed by Tenant, its employees, contractors, agent, invitees and visitors. The current rules of the Building are attached hereto as Exhibit “D” and made a part hereof for all purposes; provided, that such rules may be reasonably modified or supplemented by Landlord from time to time upon advance written notice thereof to Tenant, and provided further Landlord shall not make changes to the rules in Exhibit “D” which could materially and adversely affect Tenant’s rights under the Lease or Tenant’s enjoyment of the Premises or Building, unless such changes are (a) reasonably necessary for the safety of the Project and (b) are customary in Comparable First-Class Buildings.
4.5    Legal Use and Violations of Insurance Coverage. Tenant shall not occupy or use the Leased Premises, or permit any portion of the Leased Premises to be occupied or used, for any business or purpose which is unlawful, disreputable or deemed to be hazardous on account of fire or other hazards, or permit anything to be done which would in any way increase the rate of fire or liability or any other insurance coverage on the Building and/or its contents.

ARTICLE 5
5.1    Leasehold Improvements.
(a)    Tenant’s obligations with respect to Tenant’s initial leasehold improvements (the “Leasehold Improvements”), whether currently existing or to be constructed, shall be as set forth in Exhibit “C” attached hereto and made a part hereof for all purposes. It is stipulated and agreed that time is of the essence in connection with Tenant’s compliance with the terms of said Exhibit “C”. TENANT HEREBY EXPRESSLY ACKNOWLEDGES AND AGREES THAT BY TAKING POSSESSION OF THE LEASED PREMISES, TENANT SHALL ACQUIRE AND OCCUPY THE LEASED PREMISES ON AN “AS IS, WHERE IS AND WITH ALL FAULTS” BASIS, WITHOUT REPRESENTATIONS, WARRANTIES OR COVENANTS, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE, EXCEPT AS MAY BE OTHERWISE EXPRESSLY SET FORTH IN THIS LEASE, AND THAT, EXCEPT AS IS OTHERWISE EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS LEASE, LANDLORD IS UNDER NO OBLIGATION TO PERFORM ANY WORK OR TO PROVIDE ANY MATERIALS TO PREPARE THE LEASED PREMISES FOR TENANT, AND LANDLORD SHALL NOT AND IS NOT REQUIRED TO PROVIDE TO TENANT ANY ALLOWANCES (INCLUDING, WITHOUT LIMITATION, ANY DESIGN ALLOWANCE, CONSTRUCTION ALLOWANCE AND THE LIKE) OR ANY OTHER TENANT INDUCEMENTS IN

CONNECTION WITH TENANT’S EXECUTION OF THIS LEASE OR ACCEPTANCE OF POSSESSION OF THE LEASED PREMISES, EXCEPT AS IS OTHERWISE EXPRESSLY SET FORTH IN THIS LEASE. IN THAT REGARD, TENANT HEREBY ACKNOWLEDGES AND AGREES THAT TENANT IS RELYING SOLELY ON ITS OWN INSPECTIONS, INVESTIGATIONS, DUE DILIGENCE AND JUDGMENT WITH REGARD TO ALL MATTERS AND ISSUES CONCERNING THE CONDITION OF THE LEASED PREMISES AND IN ITS ELECTION TO MAKE AND ENTER INTO THIS LEASE, AND IS NOT RELYING UPON ANY REPRESENTATION, PROMISE OR STATEMENT BY LANDLORD OR LANDLORD’S AGENTS, EMPLOYEES OR REPRESENTATIVES, AND TENANT HEREBY DISCLAIMS ANY RELIANCE UPON ANY REPRESENTATION, STATEMENT OR PROMISE OF LANDLORD OR LANDLORD’S AGENTS, EMPLOYEES AND REPRESENTATIVES, EXCEPT TO THE EXTENT THAT SUCH REPRESENTATIONS, STATEMENTS OR PROMISES ARE EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS LEASE, AND TENANT HEREBY WAIVES AND RELEASES ANY CLAIM FOR FRAUDULENT INDUCEMENT OR OTHERWISE BASED UPON ANY REPRESENTATIONS, STATEMENTS OR PROMISES, IF ANY, NOT EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS LEASE. TENANT ADDITIONALLY HEREBY ACKNOWLEDGES AND AGREES THAT TENANT HAS BEEN REPRESENTED AND/OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT COUNSEL AND THAT TENANT HAS THEREFORE NOT ACTED UNDER COMPULSION OR DURESS IN MAKING AND ENTERING INTO THIS LEASE, BUT HAS INSTEAD MADE AND ENTERED INTO THIS LEASE KNOWINGLY AND VOLUNTARILY, AND TENANT CONSEQUENTLY ACKNOWLEDGES ITS UNDERSTANDING OF AND AGREEMENT TO THE TERMS AND CONDITIONS OF THIS LEASE (INCLUDING, WITHOUT LIMITATION, THE IMPLICATIONS AND EFFECT OF THE WAIVERS AND DISCLAIMERS SET FORTH IN THIS PARAGRAPH ABOVE). Notwithstanding the foregoing, Landlord remains obligated to complete all punchlist items with respect to Landlord’s Work, repair all latent defects with respect to Landlord’s Work (subject to the terms hereof) and perform all repair and maintenance obligations of Landlord in accordance with the requirements of this Lease.
(b)    Intentionally Omitted.
(c)    Tenant shall not make or allow to be made (except as otherwise provided in this Lease) any alterations or physical additions (including fixtures) in or to the Leased Premises, or place safes, vaults or other heavy furniture or equipment within the Leased Premises, without first obtaining the written consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed if such alterations or physical additions (i) are non-structural and do not affect any Building systems, (ii)  affect only the Premises and are not visible from outside of the Premises, (iii) do not affect the certificate of occupancy issued for the Building, Office Building or the Premises, and (iv) do not violate any applicable law. Tenant shall deliver to Landlord a copy of the “as-built” plans and specifications for all alterations or physical additions so made by or on behalf of Tenant in or to the Leased Premises. Tenant agrees specifically that no food, soft drink or other vending machine will be installed within the Leased Premises without the prior written consent of Landlord, which consent will not be unreasonably withheld, conditioned or delayed. Tenant must provide notice to Landlord, but is not required to secure Landlord’s consent, for alterations or improvements that are cosmetic in nature (e.g., painting, carpeting, reconfiguration of furniture, minor repairs, etc.), as long as such do not require a building permit to perform same.
(d)    All alterations, physical additions or improvements in or to the Leased Premises (excluding removable fixtures and Tenant’s trade fixtures and above building standard leasehold improvements) shall, upon installation thereof, become the property of Landlord and all alterations, physical additions or improvements in or to the Leased Premises shall be surrendered to Landlord upon termination of this Lease, whether by lapse of time or otherwise; provided, however, this clause shall not apply to moveable equipment or furniture owned by Tenant, which shall be and remain the property of Tenant and shall be removed by Tenant as set forth in Section 4.1 above provided, further, if requested by Landlord, Tenant shall, at its sole cost and expense, remove any Specialty Alterations, and wiring or cabling (unless such wiring or cabling is abandoned or not terminated at both ends and tagged for future use) with all due diligence, but in any event not later than thirty (30) days after the expiration or earlier termination of the Lease.
(e)    TENANT SHALL INDEMNIFY AND HOLD HARMLESS LANDLORD FROM AND AGAINST ALL COSTS (INCLUDING ATTORNEYS’ FEES AND COSTS OF SUIT), LOSSES, LIABILITIES OR CAUSES OF ACTION ARISING OUT OF OR RELATING TO ANY ALTERATIONS, ADDITIONS OR IMPROVEMENTS MADE BY TENANT TO THE LEASED PREMISES, INCLUDING, BUT NOT LIMITED TO, ANY MECHANICS’ OR MATERIALMEN’S LIENS ASSERTED IN CONNECTION THEREWITH.
(f)    Should any mechanic’s or other liens be filed against any portion of the Building, Project and/or the Land, or any interest in any of same, by reason of Tenant’s acts or omissions, or because of a claim against Tenant or its contractors, Tenant shall cause the same to be canceled or discharged of record by bond or other manner satisfactory to Landlord within thirty (30) days after notice by Landlord. If Tenant shall fail to cancel or discharge said lien or liens within said thirty (30) day period, which failure shall be deemed to be a default hereunder, Landlord may, at its sole option and in addition to any other remedy of Landlord hereunder, cancel or discharge the same or cause the same to be cancelled or discharged and, upon Landlord’s demand, Tenant shall promptly reimburse Landlord for all costs incurred in canceling or discharging such lien or liens.

5.2    Repairs by Landlord. Unless otherwise expressly stipulated herein, Landlord shall not be required to make any improvements to or repairs of any kind or character to the Leased Premises during the Term of this Lease; provided, however, the leasehold improvements to the Leased Premises will be and remain Tenant’s obligation to repair and maintain, in accordance with Section 5.3 below, but same will, at Tenant’s written request and at Landlord’s option, be maintained by Landlord at Tenant’s expense, at a cost or charge equal to the costs incurred in such maintenance plus an additional administrative charge equal to five percent (5%) of such total costs. In addition, Landlord shall, at its sole cost and expense, maintain, repair, and replace, consistent with Comparable First-Class Buildings, all exterior and structural portions of the Office Building, all of the Common Areas, the sixth floor common amenity deck, Parking Garage and all Building systems, including but not limited to the roof and roof membrane, foundation, exterior and interior walls, and all main utilities serving the Office Building (other than the local distribution of such utilities or systems within the Leased Premises). In addition, Landlord shall be responsible for complying at all times during the Term with the Texas Accessibility Standards, Americans with Disability Act and fire safety requirements and all other legal requirements, in each case, applicable to the Common Areas. Notwithstanding any provisions of this Lease to the contrary, all repairs, alterations or additions to the base Office Building or its systems (as opposed to those involving only Tenant’s alterations or leasehold improvements), and all repairs, alterations, or additions to Tenant’s alterations or leasehold improvements which affect the Building’s structural components or major mechanical, electrical, or plumbing systems, made by or for or on behalf of Tenant and any other tenants in the Office Building, shall be made by Landlord or Landlord’s contractor only, and, in the case of repairs or alterations or additions undertaken for or at the request of Tenant, shall be paid for by Tenant in an amount equal to Landlord’s costs plus an additional administrative charge equal to five percent (5%) of such total costs. To the extent Tenant or Tenant’s agents or employees discover any water leakage, water damage or mold in or about the Leased Premises, Tenant shall promptly notify Landlord thereof in writing. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Leased Premises during the performance of any repairs Landlord is obligated to perform pursuant to this Section 5.2, provided that Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever. Notwithstanding the foregoing, other than in the event of an emergency or as otherwise required by applicable law, Tenant shall have the right to require Landlord at its expense (but subject to recoupment pursuant to Section 2.3 hereof), to employ contractors or labor at so-called overtime pay rates if such repair work materially interferes with Tenant’s ability to conduct its business in the Leased Premises, as reasonably determined by Tenant, by providing notice to Landlord requesting same and describing in reasonable detail such interference.

5.3    Repairs by Tenant. Tenant shall, at its own cost and expense, repair or replace (utilizing contractors reasonably approved by Landlord in advance in writing) any damage or injury done to Tenant’s leasehold improvements or alterations, or any part thereof, and any damage or injury caused by Tenant or Tenant’s agents, contractors, employees, invitees or visitors. Tenant shall also, at Tenant’s sole expense, repair and maintain, or cause to be repaired and maintained (utilizing contractors reasonably approved by Landlord in advance in writing), all non-structural leasehold improvements to the Leased Premises and all electrical, plumbing, heating, ventilation, air conditioning, sprinklers and life safety systems in and serving the Leased Premises from the point of connection to the Building systems. If Tenant fails to make such repairs or replacements or any other repairs or replacements required to its Leased Premises promptly, Landlord may, at Landlord’s option, make such repairs or replacements, and Tenant shall repay the cost thereof to Landlord within thirty (30) days of receipt of an invoice therefor plus an administrative charge of five percent (5%). Any damage or injury to the base Building or its systems (as opposed to those involving only Tenant’s leasehold improvements or alterations) and (notwithstanding the foregoing) any damage or injury to Tenant’s leasehold improvements or alterations which affects the Building’s structural components or major mechanical, electrical or plumbing systems, caused by Tenant, its agents, contractors, employees, invitees or visitors but not to the extent caused by Landlord or other tenants of the Project, shall be repaired or replaced by Landlord, but at Tenant’s expense plus an administrative charge equal to five percent (5%) of such expense.
5.4    Right of Self-Help.
(a)    For the purposes of this Section 5.4, “Landlord Default” shall mean a default by Landlord in the performance of its obligations under this Lease (to the extent expressly required to be performed by Landlord herein) to repair and maintain a portion of the Leased Premises and which exclusively affects the Leased Premises, or the portion of the Building systems exclusively serving the Leased Premises within the time period therefor set forth in Section 5.4(b) hereof which (i) impairs Tenant's ability to utilize the Leased Premises for the normal conduct of its business (other than to a de minimis extent), or (ii) poses a safety threat, or (iii) poses a material and imminent threat to Tenant's property; provided that in any such instance, Landlord's failure to repair or maintain the Leased Premises is not due directly or indirectly to the following: any act or omission by Tenant or its agents, employees or contractors, or a default by Tenant, or the installation or maintenance of Tenant's alterations, or any repairs or maintenance of the Leased Premises by Tenant, or Tenant's particular manner of use of the Leased Premises (as opposed to general office use), or, in the case of the condition described in the preceding clause (i), for any reason outside the reasonable control of Landlord (including without limitation, casualty or condemnation event) or in connection with Landlord’s contest of the applicability or legality of a particular law in accordance with this Lease.

(b) In the event of a Landlord Default, Tenant shall give Landlord notice thereof which notice shall refer to this Section 5.4 and shall expressly state that it is a “Landlord Default Notice” and Tenant's intention to exercise its rights under this Section 5.4. If Landlord fails within thirty (30) days (or, in case of emergency, a shorter period after delivery of a notice (which may be telephonic if written notice is not practicable under the circumstances, in which event Tenant shall follow such oral notice with confirmation in writing), if any, as is reasonable under the circumstances) after receipt of such notice to (i) cure the Landlord Default, or (ii) initiate the cure thereof (if the Landlord Default is of such a nature that it cannot with reasonable diligence be cured within such period), and diligently take all steps necessary to cure such default, then provided and to the extent such Landlord Default may be cured by actions taken solely within the Premises, Tenant, upon notice to Landlord, may (x) cure such Landlord Default for the account of Landlord, or (y) pay any third party (in all other circumstances where such Landlord Default may be cured by the payment of a fixed sum to a third party) as may be required to effect the cure of the Landlord Default. Tenant shall incur only those costs and expenses as are reasonably necessary under the circumstances and shall receive no profit in connection with its performance of such work. To the extent that Tenant incurs any cost or expense in connection with curing a Landlord Default, as aforesaid, Tenant shall submit to Landlord copies of relevant bills, receipts, invoices and other back-up documentation, and Landlord shall reimburse Tenant for such costs, within thirty (30) days after submission of appropriate back-up documentation. If Landlord fails to pay any amount which is due and payable to Tenant under this Section 5.4 on the due date therefor (which is not subject to a good faith dispute between Landlord and Tenant, it being understood that if Landlord disputes in good faith a portion of amount, Landlord shall in all events timely pay the portion thereof that is not in dispute) and such failure continues for 30 days after Tenant notifies Landlord of such failure (which notice shall state that Tenant intends to set off such amount against the next installment of Base Rental and Tenant’s Additional Rental unless Landlord pays such amount to Tenant) and provided Tenant is not in default hereunder, then Tenant may set off such amount (to the extent not subject to dispute and to the extent that Tenant has, in fact, expended such amount or such amount is then due and owing) against the next installments of Base Rental and Tenant’s Additional Rental coming due.

ARTICLE 6
6.1    Condemnation. If (i) more than fifteen percent (15%) of the Leased Premises shall be permanently taken or condemned for any public purpose; (ii) the access to the Leased Premises is adversely affected; or (iii) the parking available to the Leased Premises falls below that required by applicable law, this Lease shall, at the option of either party hereto, forthwith cease and terminate as of the date of consummation of such condemnation or taking. Otherwise, this Lease shall continue in full force and effect, and Rent, with respect to any portion of the Leased Premises taken or condemned, shall be reduced or abated on the basis of square footage of Net Rentable Area so taken. All proceeds payable from any taking or condemnation of all or any portion of the Land, Project or Building shall belong to and be paid as follows: First, to Landlord until Landlord receives the fair market value of the portion of the Land, Project and Building so taken; second, to the tenants of the Building whose Premises were taken, pro rata based upon the respective Net Rentable Area occupied by each tenant prior to such taking, until each tenant receives the fair market value of all of that portion of its respective unamortized improvements, if any, the cost of which were borne solely by such tenant, and such tenant’s personal property taken; and the remainder of the award, if any, shall then be paid to Landlord. Tenant shall have the right to claim from the condemning authority all compensation that may be recoverable by Tenant on account of any loss incurred by Tenant, including loss due to removing Tenant’s merchandise, furniture, trade fixtures, signage, and equipment or for damage to Tenant’s business, and/or loss of leasehold interest; provided, however, that Tenant may claim such damages only if they are awarded separately in the condemnation proceeding and not as part of Landlord’s damages.
6.2    Damages from Certain Causes. Neither Landlord nor Tenant shall be liable or responsible to the other party for any loss or damage to any property or person occasioned by theft, fire, act of nature, public enemy, injunction, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, or any cause beyond such party’s control (“Force Majeure”).

6.3    Fire Clause. (a) In the event of a fire or other casualty in the Leased Premises, Tenant shall immediately give notice thereof to Landlord. If the Leased Premises shall be partially destroyed by fire or other casualty so as to render the Leased Premises untenantable in whole or in part, the rental provided for herein shall abate thereafter as to the portion of the Leased Premises rendered untenantable until such time as Landlord restores the Office Building and/or Leased Premises to substantially the same condition as existed immediately prior to the date of damage, and Landlord agrees to commence and prosecute such repair work required of Landlord hereunder promptly and with all due diligence; provided, however, that Landlord shall only be required to reconstruct building standard leasehold improvements existing in the Leased Premises as of the date of damage (or those portions of the Leased Premises that were not building standard prior to such damage or destruction but that Tenant has elected for Landlord to restore to building standard, which election shall be made by Tenant no later than sixty (60) days after such damage or destruction), and Tenant shall, subject to the terms of this Section 6.3, be required to restore any other leasehold improvements and pay the cost for same; provided, however, in the event such destruction (i) results in total or substantial damages to or destruction of the Office Building and Landlord shall decide not to rebuild, or (ii) results in the Leased Premises being untenantable in whole or in substantial part and the reasonable estimation of a reputable independent contractor selected by Landlord (the “Estimation”) as to the amount of time necessary to rebuild or restore such destruction to the Leased Premises and all other portions of the Office Building is nine (9) months or more from the date of the casualty, then, in either such event, all Rent owed up to the time of such destruction shall be paid by Tenant and thenceforth this Lease shall, at Landlord’s sole option (to be exercised by written notice thereof to Tenant), cease and come to an end. Landlord shall give written notice of Landlord’s decisions, estimates or elections under this Section 6.3 within sixty (60) days after any such damage or destruction (“Landlord’s Casualty Notice”). Notwithstanding anything contained in this Section 6.3, in the event such destruction results in the Leased Premises being untenantable in whole or in substantial part, Landlord does not elect to terminate the Lease pursuant to the terms of this Section 6.3, and the reasonable estimation of a reputable independent contractor selected by Landlord as to the amount of time necessary to rebuild or restore such destruction to the Leased Premises is nine (9) months or more from the date of the casualty, then all Rent owed up to the time of such destruction shall be paid by Tenant and thenceforth this Lease shall, at Tenant’s sole option (to be exercised by written notice thereof to Tenant within thirty (30) days following receipt of such estimation), cease and come to an end. Notwithstanding anything contained in this Section 6.3, (x) in no event shall Landlord be required to expend the proceeds of any insurance carried by Landlord that are required by the holder of a lien on the Building to be applied to the payment of the indebtedness secured thereby and (y) Landlord shall have no obligation hereunder to repair or restore Tenant’s property or any alterations or improvements to the Leased Premises, including, without limitation, Tenant’s Work which, in each case, are not building standard leasehold improvements; however, Tenant may elect (which election shall be made by Tenant no later than sixty (60) days after such damage or destruction) for Landlord to cause all or portions of the Leased Premises that were not building standard improvements prior to such damage or destruction to be restored to a building standard condition at Landlord’s cost and expense. Promptly after Landlord substantially completes the restoration work required by Landlord hereunder, if any, (or if there is no restoration work required to be performed by Landlord hereunder, promptly  after  the  damage  occurs),  Tenant  shall restore the Leased Premises, including,  without limitation the alterations and improvements thereto, which, in each case, are above building standard leasehold improvements, to the condition they were in immediately prior to such damage or destruction provided, however, Tenant shall have the right to elect to have Landlord replace any damaged above building standard leasehold improvement(s) with building standard improvements at Landlord’s cost and expense or, if and to the extent permitted by Landlord’s insurer, elect for Landlord to give Tenant a credit (which credit shall be provided by Landlord to Tenant in accordance with the terms of the Lease as if such credit was Construction Allowance) for the cost of such building standard improvements (in each case, which election shall be made by Tenant no later than sixty (60) days after such damage or destruction) and allow Tenant to pay for any excess costs to install substitute alterations, which substitute alterations shall be subject to Landlord’s reasonable approval; provided further that Tenant shall also have the right to forego the restoration of a particular above building standard leasehold improvement to the extent that Landlord has restored the building standard leasehold improvement in the applicable area of the Leased Premises. In the event the Leased Premises are damaged or destroyed by fire or other casualty and Landlord or Tenant do not elect to terminate the Lease pursuant to the terms of this Section 6.3, unless the restoration work Landlord is obligated to perform hereunder is substantially completed within nine (9) months from the date of the casualty (or the later period of time set forth in Landlord’s Casualty Notice, based on the Estimation) (each such period to be subject, however, to extension by one day for each day of Force Majeure (but in no event beyond twelve (12) months from the date of the casualty) and one day for each day of Tenant’s Delay), Tenant shall have the right to terminate this Lease after the expiration of such nine (9) month period (or the later period of time set forth in Landlord’s Casualty Notice, based on the Estimation) (as each such period may be extended as provided above) but prior to the time that the restoration work Landlord is obligated to perform hereunder is substantially completed, such termination to take effect as of the thirtieth (30th) day after such notice is given, with the same force and effect as if such date were the date originally established as the Expiration Date unless, within such thirty (30) day period such restoration work is substantially completed, in which case Tenant’s notice of termination shall be of no force and effect and this Lease and the Term shall continue in full force and effect.

6.4    Casualty Insurance Landlord shall maintain causes of loss-special form (previously known as all risks) insurance coverage (or its then equivalent) on the Office Building (excluding any alterations and improvement to the leasable or leased portions of the Office Building, including, without limitation, the Leased Premises, which are above building standard leasehold improvements). Said insurance shall be maintained with an insurance company authorized to do business in Texas, in amounts representing the full replacement cost of the Office Building (excluding any alterations and improvement to the leasable or leased portions of the Office Building, including, without limitation, the Leased Premises which, are above building standard leasehold improvements), and at the expense of Landlord (but with the same to be included in the Operating Expenses as described in Section 2.4 hereof) and payments for losses thereunder shall be made solely to Landlord. If the annual premiums to be paid by Landlord shall exceed the standard rates because of Tenant’s manner of use, or because of contents of the Leased Premises, Tenant shall promptly pay the excess amount of the premium upon request by Landlord (and, if necessary, Landlord may allocate the insurance costs of the Office Building to give effect to this sentence). Alternatively, Landlord may meet its insurance coverage requirements hereunder through blanket coverage, provided that the coverage thereunder is substantially similar to the coverage which would otherwise have been provided in order to comply with this Section 6.4. Landlord’s insurance under this Section 6.4 shall be primary to Tenant’s insurance with respect to the restoration of building standard improvements in the Leased Premises per the requirements of Section 6.3. Tenant shall maintain at its expense causes of loss-special form (previously known as all risks) insurance coverage (or its then equivalent) on a broad form basis on the full replacement value of all of Tenant’s furniture and fixtures, machinery, equipment, stock, inventory and any other personal property, including removable trade fixtures, located in the Leased Premises and on any alterations and improvements to the Leased Premises, including, without limitation, Tenant’s Work, which, in each case are above building standard leasehold improvements; provided, however, Tenant shall not be obligated to insure more than $3,000,000 of above building standard leasehold improvements. All such insurance required to be maintained by Tenant shall insure against “all risks of direct physical loss” and shall provide that such insurance policies shall be primary policies, not contributing with and not supplemental to any coverage that Landlord and any Landlord’s mortgagee may carry (with any policies of Landlord and any Landlord’s mortgagee being excess, secondary and non-contributing) in respect to claims relating to the Leased Premises and shall not be cancelable and/or the coverage thereunder shall not be reduced without at least ten (10) days advance written notice to Landlord.
6.5    Liability and Other Insurance. Tenant shall, at Tenant’s sole expense, maintain a policy or policies of commercial general liability insurance, issued by and binding upon a solvent insurance company, such insurance to afford minimum protection (which may be effected by primary and/or excess coverage) of not less than Two Million and No/ 100 Dollars ($2,000,000.00) for personal injury or death in any one occurrence and of not less than Five Hundred Thousand and No/ 100 Dollars ($500,000.00) for property damage in any one occurrence; provided, Tenant shall carry such greater limits and other types of insurance coverage(s) that are not explicitly listed in this Lease as Landlord may reasonably request from time to time provided the same are consistent with the limits and/or other types of insurance coverage as applicable, then being required by landlords of Comparable First-Class Buildings. In addition to the foregoing, Tenant shall also, at all times during  the  Lease  Term,  at  its  own  expense,  keep  in  full  force  and effect worker’s compensation  insurance  to  the  statutory  limit  (unless  and  except  to  the extent that Tenant has lawfully satisfied all requirements under applicable law to qualify as a “non-subscriber”) and Tenant hereby waives its right to recover from Landlord any amounts paid by Tenant or on Tenant’s behalf to satisfy applicable worker’s compensation laws. It is agreed that all insurance policies required to be carried under this Lease by or on behalf of Tenant shall be written by good and solvent insurance companies reasonably satisfactory to Landlord, duly licensed in the State of Texas, and shall contain a cross-liability endorsement and a provision or endorsement stating that the insurance maintained by Tenant hereunder shall be primary and non-contributing with any other insurance available to, or carried by, Landlord or any other person or party with respect to the Leased Premises (each, an “Insured Party” and collectively, the “Insured Parties”) or the Building. Landlord, Landlord’s management company and any mortgagee of Landlord shall each and all be named as additional insureds or (as the case may be) loss payees with respect to any insurance coverage maintained by Tenant pursuant hereto, and copies of the endorsements or policies so naming such parties shall be delivered to Landlord together with the policies or certificates of insurance to be delivered as provided hereinbelow. Tenant may meet its insurance coverage requirements hereunder through self-insurance coverage provided that the coverage thereunder is substantially similar to the coverage which would otherwise have been provided by a third-party insurance carrier in order to comply with this Section 6.5. If any such insurance is going to be cancelled and/or the coverage thereunder changed or reduced, such cancellation change or reduction shall not be effected until Tenant has delivered at least ten (10) days advance written notice thereof to Landlord, unless such insurance contains an endorsement requiring the insurance company to notify Landlord in such events. Tenant shall deliver copies of such policies or certificates of insurance, prior to the Commencement Date and thereafter not less than twenty (20) days prior to the expiration, cancellation or material modification of any such policies.

6.6    Indemnity. LANDLORD SHALL NOT BE LIABLE TO TENANT, ITS AGENTS, SERVANTS, EMPLOYEES, CONTRACTORS, CUSTOMERS OR INVITEES, FOR ANY DAMAGE TO PERSON OR PROPERTY CAUSED BY ANY ACT, OMISSION OR NEGLECT OF TENANT, ITS AGENTS, SERVANTS OR EMPLOYEES, AND TENANT AGREES TO INDEMNIFY AND HOLD LANDLORD HARMLESS FROM ALL LIABILITY AND CLAIMS FOR ANY SUCH DAMAGE. TENANT SHALL NOT BE LIABLE TO LANDLORD, OR TO LANDLORD’S AGENTS, SERVANTS, EMPLOYEES, CONTRACTORS, CUSTOMERS OR INVITEES, FOR ANY DAMAGE TO PERSON OR PROPERTY CAUSED BY ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD, ITS AGENTS, SERVANTS OR EMPLOYEES.

6.7    Waiver of Subrogation Rights. Notwithstanding anything in this Lease to the contrary, Landlord and Tenant each hereby waive any and all rights of recovery, claims, actions or causes of action against the other, and the other’s agents, servants, partners, shareholders, officers or employees, for any loss or damage that may occur to the Leased Premises or the Building, or any improvements thereto or any personal property of such party therein, by reason of fire, the elements or any other cause which is insured against (or which is required hereunder to be insured against) under the terms of the property insurance policies referred to in Section 6.4 hereof, regardless of cause or origin, including negligence of the other party hereto, its agents, officers, partners, shareholders, servants or employees, and covenants that no insurer shall hold any right of subrogation against such other party. Since the above and foregoing mutual waiver will preclude the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), Landlord and Tenant each agree to give each insurance company which has issued, or in the future may issue, policies of insurance with respect to the items covered by this waiver, written notice of the terms of this mutual waiver, and to have such insurance policies properly endorsed, if necessary, to prevent the invalidation of any of the coverage provided by such insurance policies by reason of such mutual waiver. If the respective insurer of Landlord and Tenant does not permit such a waiver without an appropriate endorsement to such party’s insurance policy, then Landlord and Tenant each covenant and agree to notify its insurer of the waiver set forth herein and to secure from such insurer an appropriate endorsement to its respective insurance policy with respect to such waiver. For the purpose of the foregoing waiver, the amount of any deductible and/or self-insured retention applicable to any loss or damage shall be deemed covered by, and recoverable by the insured under, the insurance policy to which such deductible or self-insured retention relates. In the event that Tenant is permitted to, and does, self-insure any risk for which insurance is required to be carried under this Lease, or if Tenant fails to carry any insurance required to be carried by Tenant pursuant to this Lease, then all loss or damage to Tenant, its leasehold interest, its business, its property, the Leased Premises or any additions or improvements or contents thereof shall be deemed, for all purposes hereof, to be covered by and recoverable by Tenant under valid and collectible policies of insurance. THIS WAIVER AND RELEASE APPLIES EVEN IF THE LOSS OR DAMAGE IS CAUSED BY OR ATTRIBUTABLE TO, IN WHOLE OR IN PART, THE NEGLIGENT ACTS OR OMISSIONS OF LANDLORD OR TENANT OR ANY OF THE LANDLORD INDEMNITEES, IT BEING THE PARTIES’ INTENT TO RELEASE ONE ANOTHER FROM LIABILITY ARISING OUT OF THE RELEASED PARTY’S NEGLIGENCE (INCLUDING THEIR OWN NEGLIGENCE) TO THE EXTENT LOSS OR DAMAGE RESULTING THEREFROM IS COVERED BY THE PROPERTY INSURANCE ACTUALLY CARRIED BY THE WAIVING PARTY OR COULD BE COVERED BY THE AFORESAID SPECIAL FORM CAUSE OF LOSS INSURANCE, WHETHER OR NOT SUCH PARTY IS CARRYING SUCH INSURANCE.

ARTICLE 7
7.1    Lien Waiver. LANDLORD HEREBY WAIVES AND DISCLAIMS ALL STATUTORY AND CONTRACTUAL LIEN RIGHTS IN TENANT’S PROPERTY NOW OR HEREAFTER PLACED AT THE LEASED PREMISES.

7.2    Default by Tenant; Remedies. If (i) default shall be made in the payment of any sum to be paid by Tenant under this Lease and such default shall continue for ten (10) days after written notice to Tenant (provided that if Landlord has provided Tenant with two (2) such notices with respect to Base Rental or Tenant’s Additional Rental already during the preceding twelve-month period, then Tenant shall not be entitled to further notice of any such subsequent monetary default during the ensuing twelve-month period and the next such monetary default within any such consecutive twelve-month period shall thus be an automatic default hereunder without any obligation of notice thereof by Landlord to Tenant), or default shall be made in the performance of any of the other covenants or conditions which Tenant is required to observe and to perform and such default shall continue for thirty (30) days, provided that if Tenant is not able to cure such default in thirty (30) days, and provided that Tenant is diligently pursuing such cure, then Tenant will have an additional thirty (30) days after written notice thereof to Tenant, or if the interest of Tenant under this Lease shall be levied on under execution or other legal process, or if any petition shall be filed by or against Tenant to declare Tenant a bankrupt or to delay, reduce, or modify Tenant’s debts or obligations, or if any petition shall be filed or other action taken to reorganize or modify Tenant’s capital structure, or if Tenant shall be declared insolvent according to law, or if any assignment of Tenant’s property shall be made for the benefit of creditors, or if a receiver or trustee is appointed for Tenant or its property, or if Tenant shall be a corporation or limited liability company and Tenant shall cease to exist as a corporation or limited liability company in good standing in the State of its incorporation or formation, or if Tenant shall be a partnership or other entity and Tenant shall be dissolved or otherwise liquidated, or Landlord applies or retains any part of the security held by it hereunder, and Tenant fails to deposit with Landlord the amount so applied or retained by Landlord, or to provide Landlord with a replacement Letter of Credit, if applicable, within five (5) days after notice by Landlord to Tenant stating the amount applied or retained, then Landlord may treat the occurrence of any one or more of the foregoing events as a breach and default of this Lease and, thereupon, at Landlord’s option, Landlord may have and enforce any one or more of the following described remedies, in addition to all other rights and remedies provided at law or in equity:
(a)    Landlord may terminate this Lease and forthwith repossess the Leased Premises and be entitled to recover forthwith as damages a sum of money equal to the total of (i) the cost of recovering the Leased Premises (including attorneys’ fees and costs of suit), (ii) the unpaid Rent earned at the time of such termination, plus interest thereon at the rate described in Section 2.2(d) hereof, (iii) the present value discounted at the rate of four percent (4%) per annum of the balance of the rent for the remainder of the Term of this Lease less the present value (discounted at the same rate) of the fair market rental value of the Leased Premises for said period, and (iv) any other sum of money and damages owed by Tenant to Landlord hereunder.

(b)    Landlord may terminate Tenant’s right of possession without terminating this Lease and may repossess the Leased Premises by forcible entry and detainer suit or otherwise, without thereby releasing Tenant from any liability hereunder and without demand or notice of any kind to Tenant. If Landlord terminates Tenant’s right of possession, Landlord may, but shall be under no obligation to, relet the Leased Premises for the account of Tenant for such rent and upon such terms as shall be satisfactory to Landlord. For the purpose of such reletting, Landlord is authorized to decorate or to make any repairs, changes, alterations or additions in or to Leased Premises as may be reasonably necessary or desirable. If Landlord shall fail or refuse to relet the Leased Premises, or if the Leased Premises are relet and a sufficient sum shall not be realized from such reletting after first deducting therefrom, for retention by Landlord, the unpaid Rent due hereunder earned but unpaid at the time of reletting plus interest thereon at the rate specified in subsection herein, the cost of recovering possession (including attorneys’ fees and costs of suit), all of the costs and expenses of such decorations, repairs, changes, alterations, and additions, the expense of such reletting, and the cost of collection of Rent accruing therefrom to satisfy Rent provided for in this Lease to be paid, then (i) if the Leased Premises has not been relet, Tenant shall pay to Landlord as damages a sum equal to the amount of Rent reserved in this Lease for such period or periods, plus the cost of recovering possession of the Leased Premises (including attorneys’ fees and costs of suit), the unpaid Rent earned at the time of repossession plus interest thereon at the rate described in Section 2.2.(d) hereof, and the costs incurred in any attempt by Landlord to relet the Leased Premises, or (ii) if the Leased Premises have been relet, the Tenant shall satisfy and pay any such deficiency. Any such payments due Landlord shall be made upon demand therefor from time to time, and Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this Section 7.2(c) from time to time. No delivery to or recovery by Landlord of any portion of any amount due Landlord hereunder shall be any defense in any action to recover any amount not theretofore reduced to judgment in favor of Landlord, nor shall any such reletting be construed as an election on the part of Landlord to terminate this Lease unless a written notice of such intention shall be given to Tenant by Landlord. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.
Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove and obtain in any proceedings to enforce Landlord’s rights hereunder, including, without limitation, any proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not such amount shall be greater, equal to, or less than the amount of the loss or damages referred to above. If and to the extent required by applicable law, Landlord will use commercially reasonable efforts to mitigate its damages resulting from a default by Tenant.
Notwithstanding the foregoing, the inability of Tenant to create an employee parking program in accordance with Item 10 on the Parking Agreement set forth on Exhibit “G” hereto shall not be considered a default of this Lease.

7.3    Non-Waiver; Waivers by Tenant. Failure of Landlord to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith, or the acceptance of a partial payment or full payment of the delinquent rentals, shall not waive such default, but Landlord shall have the right to declare any such default at any time and take such action as might be lawful or authorized hereunder, either in law or in equity. In the event Landlord elects to re-enter or take possession of the Leased Premises after an event of default by Tenant, with or without terminating this Lease, Landlord may change or pick locks or alter security devices and lock out, expel or remove Tenant and any other person who may be occupying all or any part of the Leased Premises without being liable for any claim for damages therefor, and notwithstanding anything to the contrary contained herein or in Section 93.002 of the Texas Property Code, Landlord may exercise any and all of its rights or remedies under this Lease following an event of default by Tenant without compliance with said Section 93.002 of the Texas Property Code, the benefits of which are hereby expressly waived by Tenant. TENANT FURTHER HEREBY WAIVES AND SURRENDERS, FOR ITSELF AND ALL PERSONS OR ENTITIES CLAIMING BY, THROUGH AND UNDER TENANT, INCLUDING CREDITORS OF ALL KINDS: (I) ANY RIGHT AND PRIVILEGE WHICH TENANT OR ANY OF THEM HAS UNDER ANY PRESENT OR FUTURE CONSTITUTION, STATUTE, OR RULE OF LAW TO REDEEM THE LEASED PREMISES OR TO HAVE A CONTINUANCE OF THIS LEASE FOR THE LEASE TERM AFTER TERMINATION OF TENANT’S RIGHT OF OCCUPANCY BY ORDER OR JUDGMENT OF ANY COURT OR BY ANY LEGAL PROCESS OR WRIT, OR UNDER THE TERMS OF THIS LEASE; (II) THE BENEFITS OF ANY PRESENT OR FUTURE CONSTITUTION, STATUTE OR RULE OF LAW THAT EXEMPTS PROPERTY FROM LIABILITY FOR DEBT OR FOR DISTRESS FOR RENT; (III) ANY PROVISION OF LAW RELATING TO NOTICE OR DELAY IN LEVY OF EXECUTION IN CASE OF EVICTION OF A TENANT FOR NON-PAYMENT OF RENT; AND (IV) ANY RIGHTS, PRIVILEGES AND LIENS SET OUT UNDER SECTIONS 91.004 AND 93.003 OF THE TEXAS PROPERTY CODE (AS AMENDED), AND TENANT EXEMPTS LANDLORD FROM ANY LIABILITY OR DUTY THEREUNDER. EXCEPT TO THE EXTENT SPECIFICALLY ADDRESSED HEREIN, TENANT SHALL NOT HAVE THE RIGHT TO AN ABATEMENT OF RENT OR TO TERMINATE THIS LEASE AS A RESULT OF LANDLORD’S DEFAULT AS TO ANY COVENANT OR AGREEMENT CONTAINED IN THIS LEASE OR AS A RESULT OF THE BREACH OF ANY PROMISE OR INDUCEMENT IN CONNECTION HEREWITH, WHETHER IN THIS LEASE OR ELSEWHERE, AND TENANT HEREBY WAIVES SUCH REMEDIES OF ABATEMENT OF RENT AND TERMINATION.

7.4    Holding Over. In the event of any holding over of the Leased Premises by Tenant after expiration or termination of this Lease without the prior written consent of Landlord, Tenant shall pay, as liquidated damages, on a per diem basis, (i) during the initial sixty (60) days of such holdover, an amount equal to one hundred percent (100%) of the amount of the Rent (including all Base Rental and Tenant’s Additional Rental) then payable hereunder, and (ii) thereafter during any such continued holdover, an amount equal to one hundred fifty percent (150%) of the amount of the Rent (including all Base Rental and Tenant’s Additional Rental) then payable hereunder. No holding over by Tenant after the Term of this Lease shall be construed to extend the Term of this Lease. In the event Tenant fails to surrender the Leased Premises by the sixtieth (60th) day of an unauthorized holdover, then in accordance with the terms and conditions of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom. Any holding over with the prior consent of Landlord in writing shall thereafter constitute this Lease a lease from month-to-month and in such case, Landlord will be entitled to no damages from Tenant other than Rent at 150% as specified in this Section 7.4; any holding over without the prior consent of Landlord in writing shall create a tenancy at sufferance relationship with Tenant.
7.5    Attorneys’ Fees. In any action or proceeding to enforce any provision hereof which proceeds to final judgment in a court of law, the prevailing party shall be entitled to court costs, expenses and reasonable attorneys’ fees.

7.6    Subordination.
(a)    Subject to Section 7.5(b), Tenant covenants and agrees with Landlord that this Lease is subject and subordinate to any mortgage, deed of trust, ground lease and/or security agreement which may now or hereafter encumber the Building or the Land or any interest of Landlord therein and/or the contents of the Building, and to any advances made on the security thereof and to any and all increases, renewals, modifications, consolidations, replacements and extensions thereof. This clause shall be self-operative, and no further instrument of subordination need be required by any owner or holder of any such ground lease, mortgage, deed of trust or security agreement. In confirmation of such subordination, however, at Landlord’s request, Tenant shall promptly execute any appropriate certificate or instrument that Landlord may request on a form reasonably approved by Tenant. In the event of the enforcement by the ground lessor, the trustee, the beneficiary or the secured creditor under any such ground lease, mortgage, deed of trust or security agreement of the remedies provided for by law or by such ground lease, mortgage, deed of trust or security agreement, Tenant, upon request of the ground lessor or any person or party succeeding to the interest of Landlord as a result of such enforcement, will automatically become the tenant of such ground lessor or successor-in-interest without any change in the terms or other provisions of this Lease; provided, however, that such ground lessor or successor in interest shall not be bound by %3. any payment of Rent for more than one month in advance except prepayments in the nature of security for the  performance  by  Tenant of its obligations under this Lease, or (ii) any amendment or modification of this Lease made without the written consent of such ground lessor or such successor in interest. Upon request by such ground lessor or successor-in-interest, whether before or after the enforcement of its remedies, Tenant shall execute and deliver an instrument or instruments conforming and evidencing the attornment herein set forth. Notwithstanding anything contained in this Lease to the contrary, in the event of any default by Landlord in performing its covenants or obligations hereunder which would give Tenant the right to terminate this Lease, Tenant shall not exercise such right unless and until (i) Tenant gives written notice of such default (which notice shall specify the exact nature of said default and how the same may be cured) to the lessor under any such land or ground lease and the holder(s) of any such mortgage, deed of trust or security agreement who has theretofore notified Tenant in writing of its interest and the address to which notices are to be sent, and (ii) said lessor and holder(s) fail to cure or cause to be cured said default within thirty (30) days from the receipt of such notice from Tenant. If any mortgagee, trustee, beneficiary, ground lessor or secured party shall elect to have this Lease deemed prior to the lien of its mortgage, deed of trust or security agreement, or prior to its ground lease, and shall give written notice thereof to Tenant, this Lease shall be deemed prior to such mortgage, deed of trust, ground lease or security agreement, whether this Lease is dated prior or subsequent to the date of said mortgage, deed of trust, security agreement or ground lease, or the recording thereof. Further, Tenant hereby consents and agrees to any reasonable changes in this Lease which are requested by the holder of any mortgage, ground lease or security agreement of Landlord, provided that such changes do not increase the financial obligations of Tenant or increase the non-monetary obligations of Tenant or diminish Tenant’s rights under this Lease, in each case, other than to a de minimis extent and Tenant agrees to execute any written modifications reflecting such changes immediately upon notice thereof. This Lease is further subject to and subordinate to all matters affecting the Land and filed of record in Houston, Harris County, Texas.

(b)    As a condition to Tenant’s agreement hereunder to subordinate Tenant’s interest in this Lease to any current or future mortgage, deed of trust, ground lease and/or security agreement made between Landlord and any mortgagee or ground lessor, as the case may be, Landlord shall obtain for signature by Tenant from each such current and future mortgagee and ground lessor, as the case may be, a subordination and non-disturbance agreement in the standard form customarily employed by such mortgagee or lessor, as the case may be, which form shall be subject to Tenant’s approval, such approval shall not be unreasonably withheld, conditioned or delayed. Tenant hereby approves the form of subordination and non-disturbance agreement attached as Exhibit “K” attached hereto. If Tenant shall fail or refuse, for any reason, to execute and deliver to Landlord a subordination and non-disturbance agreement in the form required hereunder within fifteen (15) business days after delivery thereof to Tenant, then Tenant’s interest under this Lease shall be subordinate to the future mortgage, deed of trust, ground lease and/or security agreement in question.
(c)    This Lease and Tenant’s rights hereunder are and will be subject and subordinate to any condominium declaration, by-laws and other instruments (collectively, the “Declaration” which may be recorded in order to subject the Project to a condominium form of ownership pursuant to applicable law, provided that the Declaration does not by its terms increase the Rent, materially increase Tenant’s non-Rent obligations or materially and adversely affect Tenant’s rights under this Lease. At Landlord’s request, and subject to the foregoing proviso, Tenant will execute and deliver to Landlord an amendment of this Lease confirming such subordination and modifying this Lease to conform to such condominium regime.
(d)    The Declaration shall provide that Landlord’s obligations under (i) Exhibit “G” (the “Parking Agreement”) shall be assumed by the owner of the condominium unit containing portion of the Parking Garage in which the office tenants will park (the “Parking Unit Owner”) and (ii) Section 10.4(d) shall be assumed by the owner of the condominium unit containing the retail portion of the Project (the “Retail Unit Owner”). Tenant acknowledges that Landlord shall have no obligation hereunder pursuant to the Parking Agreement or Section 10.4(d) from and after the date that the Declaration becomes effective and Tenant agrees to look to the Parking Unit Owner or the Retail Unit Owner, as applicable, to enforce its rights under the Parking Agreement and Section 10.4(d), respectively from and after the date that the Declaration becomes effective. Notwithstanding the foregoing, Landlord hereby agrees to indemnify Tenant from and against any and all reasonable out-of-pocket costs and expenses (including all reasonable attorneys’ fees and expenses) incurred by Tenant in enforcing Tenant’s rights against the Parking Unit Owner under the Parking Agreement, except to the extent that any such costs and expenses result from the negligence or willful misconduct of Tenant or any of Tenant’s employees, agents or contractors or default by Tenant under the Parking Agreement.

7.7    Estoppel Certificate. Tenant agrees periodically to furnish, within twenty (20) days after so requested by Landlord, or any ground lessor or the holder of any deed of trust, mortgage or security agreement covering the Building, the Land or any interest of Landlord therein, a certificate signed by Tenant certifying: (i) that this Lease is in full force and effect and unmodified (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications); (ii) as to the Commencement Date and the Rent Commencement Date and the date through which Base Rental and Forecast Additional Rental have been paid; (iii) whether Tenant accepted possession of the Leased Premises and if any improvements required by the terms of this Lease to be made by Landlord have been completed to the satisfaction of Tenant; (iv) that, except as stated in the certificate, whether Rent payable under this Lease has been paid more than thirty (30) days in advance of its due date; (v) that the address for notices to be sent to Tenant is as set forth in this Lease (or has been changed by notice duly given and is as set forth in the certificate); (vi) that, except as stated in the certificate, Tenant as of the date of such certificate, has no charge, lien or claim of offset under this Lease or otherwise against rentals or other charges due or to become due hereunder; (vii) that, except as stated in the certificate, whether or not Landlord is then in default under this Lease; (viii) as to the amount of Net Rentable Area then occupied by Tenant; (ix) that there are no renewal or extension options, purchase options, rights of first refusal or the like in favor of Tenant except as set forth in this Lease; and (x) as to such other matters as may be reasonably requested by Landlord or ground lessor or the holder of any such deed of trust, mortgage or security agreement. Any such certificate may be relied upon by any ground lessor, prospective purchaser, secured party, mortgagee or any beneficiary under any mortgage, deed of trust on the Building or the Land, or any part thereof, or the interest of Landlord therein.
7.8    Landlord Alterations or Modifications. Notwithstanding anything herein to the contrary, Landlord hereby expressly reserves the right in its sole discretion to: (i) temporarily or permanently change the location of, close, block or otherwise alter any entrances, corridors, skywalks, tunnels, doorways or walkways leading to or providing access to the Building or any part thereof, or otherwise restrict the use of same, provided such activities do not unreasonably impair Tenant’s use or access to the Leased Premises and other parts of the Office Building used by Tenant (unless such modifications are permanent, in which case they must be in keeping with Comparable First-Class Buildings); and (ii) demolish, rebuild, improve, remodel, add additional floors to or otherwise alter any of the buildings or improvements located on the Land and identified in the first paragraph of Section 1.1 hereof, other than the Building in which the Leased Premises are located (provided Landlord shall have the right to improve, remodel and/or alter said Building); and it is agreed that Landlord shall not incur any liability whatsoever to Tenant as a consequence thereof, and such activities shall not be deemed to be a breach of any of Landlord’s obligations hereunder. Landlord agrees to exercise good faith in notifying Tenant within a reasonable time in advance of any alterations, modifications or other actions of Landlord under this Section 7.8. In exercising Landlord’s rights under this Section 7.8, Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Leased Premises.
7.9    Name Change. Subject to the terms of Section 11.1, Landlord and Tenant mutually covenant and agree that Landlord hereby reserves and shall have the right, at any time and from time to time, to change the name of the Project or any portion thereof, as Landlord may deem advisable, and Landlord shall not incur any liability whatsoever to Tenant as a consequence thereof.

ARTICLE 8
8.1    Assignment or Sublease by Tenant.
(a)    Except as otherwise expressly set forth in Section 8.l (b) below, Tenant will not assign this Lease or sublet all or any portion of the Leased Premises, nor pledge, mortgage or encumber any of Tenant’s interest in this Lease or the Leased Premises (or any portion of either), nor assign or transfer by operation of law this Lease or any of Tenant’s interest herein or in and to the Leased Premises, in any such case without Landlord’s prior written consent. In the event Tenant should desire to assign this Lease or sublet the Leased Premises or any part thereof, or to allow the Leased Premises to be used or occupied by others, or to encumber any of the same, Tenant shall give Landlord written notice (“Tenant’s A/S Notice”) (which notice shall specify the duration of said desired sublease, assignment or other transfer, the date same is to occur, the exact location of the space affected thereby and the proposed rentals on a square foot basis chargeable thereunder and the final document to be used in such assignment or sublet) of such desire at least twenty (20) days in advance of the date on which Tenant desires to make such assignment, sublease or other transfer or to allow such a use or occupancy. Subject to the terms of this Section 8.1(a), Landlord shall then have a period of fifteen  (15)  days  following  receipt of such notice within which to notify Tenant in writing that Landlord elects either: (i) subject to the terms and provisions of this Section 8.1 below, to permit Tenant to assign this Lease or sublet such space for the duration so specified by Tenant in its notice, subject, however to the prior written approval by Landlord of the proposed assignment or sublease, which approval shall not be unreasonably withheld, conditioned or delayed so long as the following conditions are all satisfied: (1) the nature and character of the proposed assignee or sublessee, its business and activities and intended use of the Leased Premises are in Landlord’s reasonable judgment consistent with the Building Standards and Comparable First-Class Buildings, (2) neither the proposed assignee or sublessee (nor any party which, directly or indirectly, controls or is controlled by or is under common control with the proposed assignee or sublessee) is (i) then an occupant of any party of the Office Building actively negotiating for additional lease space in the Office Building or (ii) a party with whom Landlord is then actively negotiating to lease space in the Office Building, (i.e., Landlord has agreed to terms or the parties are negotiating a lease or other occupancy agreement within the preceding three (3) month period) provided Landlord has, or within the next 6 months anticipates having, comparable space (taking into account all relevant factors) available for lease in the Office Building for a comparable term, (3) the form and substance of the proposed sublease or instrument of assignment is acceptable to Landlord (which acceptance by Landlord shall not be unreasonably withheld, conditioned or delayed) and is expressly subject to all of the terms and provisions of this Lease and to any matters to which this Lease is subject, and (4) the proposed occupancy would not increase the office cleaning requirements or impose an extra burden upon the services to be supplied by Landlord to Tenant hereunder; or (ii)  to  deny  Tenant’s  request  to  assign  this  Lease  or  sublet the Premises if Landlord reasonably withholds its approval of the proposed assignee or sublessee. Notwithstanding the foregoing, if Landlord fails to respond to a request for consent to an assignment or subletting proposed by Tenant within fifteen (15) days after Landlord’s receipt of all of the information required under this Article 8, Tenant shall have the right to provide Landlord with a second written request for approval (a “Second Request”), which shall include all material previously delivered to Landlord together with Tenant’s A/S Notice, and set forth on the first page thereof the following statement in bold capital letters: IF LANDLORD FAILS TO RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THEN TENANT SHALL BE ENTITLED TO ENTER INTO THE PROPOSED [ASSIGNMENT] [SUBLEASE] DESCRIBED IN THE NOTICE ENCLOSED HEREWITH, WHICH WAS PREVIOUSLY SUBMITTED TO LANDLORD AND TO WHICH LANDLORD HAS FAILED TO TIMELY RESPOND. If Landlord fails to respond to a Second Request within five (5) business days after receipt by Landlord, the proposed assignment or sublease as to which the Second Request is submitted shall be deemed to be approved by Landlord, and Tenant shall be entitled to enter into such transaction, provided that such assignment or sublease complies with the requirements of this Article 8 and all other provisions of this Lease applicable thereto.

(b)    Each sublessee or assignee shall fully observe all covenants of this Lease, including, without limitation, the provisions of this Section 8.1 of this Lease, and no consent by Landlord to an assignment or sublease shall be deemed in any manner to be a consent to a use not permitted under Section 1.3 hereof. No assignment or subletting by Tenant shall relieve Tenant of any obligation under this Lease, and Tenant shall remain fully liable hereunder; provided that, if (i) Landlord shall have consented to the proposed assignee pursuant to Section 8.1(a) and (x) if such assignee is a publicly traded company, the Public Company Financial Test (as defined below) shall be satisfied immediately after such assignment (and Tenant shall have provided Landlord with proof thereof reasonably acceptable to Landlord) or (y) if such assignee is not a publicly traded company, the Private Company Financial Test (as defined below) shall be satisfied immediately after such assignment (and Tenant shall have provided Landlord with proof thereof reasonably acceptable to Landlord) or (ii) (x) if a Permitted Transfer shall have occurred and the transferee is a publicly traded company, the Public Company Test shall be satisfied by the applicable transferee immediately after such transaction (and Tenant shall have provided Landlord with proof therefor reasonably acceptable to Landlord) or (y) if a Permitted Transfer shall have occurred and the transferee is not a publicly traded company, the Private Company Test shall be satisfied by the applicable transferee immediately after such transaction (and Tenant shall have provided Landlord with proof therefor reasonably acceptable to Landlord), then, in any such case, the Tenant named herein (i.e., Pros, Inc.) shall be relieved of all obligations under this Lease which accrue from and after the date of such transaction. “Public Company Financial Test” shall mean that, as of the applicable date of determination, the applicable entity has a market capitalization greater than One Billion Dollars ($1,000,000,000). “Private Company Financial Test” shall mean that, as of the applicable date of determination, such entity has Net Available Cash (as defined below) greater than an amount equal to three (3) times the remaining Rent due hereunder by Tenant from and after the date such assignment or transfer, as applicable, is consummated through and including the Expiration Date. “Net Available Cash” means (i) cash which is not subject to any lien, security interest or restriction and available and (ii) undrawn funds from such entity’s credit facility(ies) less any debt held by such entity having maturities prior to the Expiration Date. Any attempted assignment or sublease by Tenant in violation of the terms and covenants of this Section 8.1 shall be void and shall constitute an event of default under this Lease. Any consent by Landlord to a particular assignment or sublease shall not constitute Landlord’s consent to any other or subsequent assignment or sublease, and any proposed sublease or assignment by any assignee or sublessee shall be subject to the provisions of this Section 8.1, as if it were a proposed sublease or assignment by Tenant.

The prohibition against an assignment or sublease described in this Section 8.1 shall be deemed to include a prohibition against Tenant’s mortgaging or otherwise encumbering its leasehold estate, as well as against an assignment or sublease which may occur by operation of law or by a merger, transfer or sale of stock, partnership interest or other equitable interest resulting in a change of ownership interest in Tenant of more than fifty percent (50%) or a sale of all or substantially all of the assets of Tenant (collectively, “Ownership Interests”), each of which shall be ineffective and void and shall constitute an event of default under this Lease unless consented to by Landlord in writing in advance. Tenant shall in any event pay and reimburse to Landlord for reasonable fees and expenses (including reasonable out-of-pocket attorneys’ fees), up to a maximum of $2,500.00, as actually incurred by Landlord in connection with the processing of any request by Tenant with respect to any subletting, assignment or other transfer, regardless of whether or not Landlord grants its consent.
(c)    The provisions of Section 8.1(a) shall not apply to transactions with a business entity into or with which Tenant is merged or consolidated or converted or to which all or substantially all of Tenant’s assets are transferred so long as (i) such transfer was made for a legitimate independent business purpose and not primarily for the purpose of transferring this Lease, (ii) immediately after such transaction, the successor to Tenant has a Value (as defined below) computed in accordance with U.S. generally accepted accounting principles consistently applied that is at least equal to the Value of Tenant immediately prior to such merger, consolidation, conversation or transfer and (iii) proof satisfactory to Landlord of such Value is delivered to Landlord within 10 days of the effective date of any such transaction, (iv) any such transfer shall be subject and subordinate to all of the terms and provisions of this Lease, and the transferee shall assume, in a written document reasonably satisfactory to Landlord and delivered to Landlord upon or prior to the effective date of such transfer, all the obligations of Tenant under this Lease, (v) subject to the terms of Section 8.1(b), Tenant shall remain fully liable for all obligations to be performed by Tenant under this Lease, and (vi) such transfer does not cause Landlord to be in default under any existing lease at the Project (a “Permitted Transfer”). Tenant may also, upon prior notice to Landlord, permit any business entity which controls, is controlled by, or is under common control with Tenant (a “Related Entity”) to sublet all or part of the Leased Premises for the use permitted hereunder, provided the Related Entity is in Landlord’s reasonable judgment of a character and engaged in a business which is in keeping with the standards for the Office Building and for so long as such entity remains a Related Entity. Such sublease shall not be deemed to vest in any such Related Entity any right or interest in this Lease nor shall it relieve, release, impair or discharge any of Tenant’s obligations hereunder. For the purposes hereof, “control” shall be deemed to mean ownership of not less than 50% of all of the Ownership Interests of such corporation or other business entity.

(d)    In any situation in which Landlord consents to an assignment or sublease hereunder, Tenant shall promptly deliver to Landlord a fully executed copy of the final sublease agreement or assignment instrument and all ancillary agreements relating thereto. In the case of an assignment, same shall not be effective unless the transferee has agreed within the transfer instrument to assume the obligations of Tenant hereunder and to be bound by all of the covenants, terms and conditions hereof on the part of Tenant to be performed or observed hereunder.
(e)    Tenant has advised Landlord that one or more clients of, or service providers to, Tenant (each a “Permitted User”) may from time to time be using space in the Leased Premises. Notwithstanding anything to the contrary in this Article 8 each Permitted User shall be allowed such use, without Landlord’s consent, but upon at least five (5) business days’ prior notice to Landlord upon the following conditions: (i) Landlord shall not be litigating against such proposed Permitted User within the prior twelve (12) months, (ii) the Permitted User shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity and shall be subject to service of process in, and the jurisdiction of the court of, the State of Texas, (iii) there will be no separate entrances and demising walls for the Permitted User, (iv) the aggregate Net Rentable Area used by all Permitted Users at any one time shall not exceed twenty-five percent (25%) of the then Net Rentable Area of the Leased Premises and (v) Tenant shall receive no rent, payment or other consideration in connection with such occupancy in respect of such space other than nominal rent payments (in no event greater per square foot of Net Rentable Area than the Base Rental and Tenant’s Additional Rental payable hereunder per square foot of Net Rentable Area) not including other consideration for actual services rendered or provided by or for such occupant. With respect to each and every Permitted User, the following shall apply: (i) each Permitted User shall have no privity of contract with Landlord and therefore shall have no rights under this Lease, and Landlord shall have no liability or obligation to the Permitted User under this Lease for any reason whatsoever in connection with such use or occupancy, which use and occupancy shall be subject and subordinate to this Lease, (ii) each Permitted User shall use the Leased Premises in conformity with all applicable provisions of this Lease, and (iii) Tenant shall be liable for the acts of such Permitted User in the Leased Premises. Notwithstanding anything herein to the contrary, the parties acknowledge and agree that Landlord’s obligations under this Lease shall not increase in any respect in connection with Tenant exercising its right under this Section 8.1(e).
8.2    Assignment by Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder and in the Building, the Land and all other property referred to herein, and in such event and upon such transfer (any such transferee to have the benefit of, and be subject to, the provisions of Sections 8.3 and 8.4 hereof) no further liability or obligation shall thereafter accrue against Landlord hereunder.

8.3    Quiet Enjoyment. Landlord covenants that Tenant shall and may peacefully have, hold and enjoy its leasehold right hereunder to the Leased Premises free of any adverse title or possessory claims arising by, through or under Landlord, subject to the other terms hereof and subject to all matters of record, provided that Tenant timely pays the Rent and other sums herein recited to be paid by Tenant and timely performs all of Tenant’s covenants and agreements herein contained. It is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring during its and their respective ownership of the Landlord’s interest hereunder.

8.4    Limitation of Liability. TENANT HEREBY AGREES THAT TENANT’S REMEDIES FOR DEFAULT HEREUNDER OR IN ANY WAY ARISING IN CONNECTION WITH THIS LEASE, INCLUDING ANY BREACH OF ANY PROMISE OR INDUCEMENT OR WARRANTY, EXPRESSED OR IMPLIED, SHALL BE LIMITED TO SUIT FOR DIRECT AND PROXIMATE DAMAGES (PROVIDED THAT TENANT HAS GIVEN THE NOTICES AS HEREIN REQUIRED), AND IN NO EVENT SHALL LANDLORD BE LIABLE FOR ANY PUNITIVE, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING UNDER OR IN CONNECTION WITH THIS LEASE, EVEN IF TENANT OR LANDLORD HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ANY CLAIMS FOR SUCH PUNITIVE, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES BEING HEREBY KNOWINGLY AND VOLUNTARILY WAIVED AND RELEASED BY TENANT FOR ALL PURPOSES UNDER AND IN CONNECTION WITH THIS LEASE AND THE LEASED PREMISES. LANDLORD HEREBY AGREES THAT, EXCEPT AS OTHERWISE PROVIDED IN SECTION 7.4, LANDLORD’S REMEDIES FOR DEFAULT HEREUNDER OR IN ANY WAY ARISING IN CONNECTION WITH THIS LEASE, INCLUDING ANY BREACH OF ANY PROMISE OR INDUCEMENT OR WARRANTY, EXPRESSED OR IMPLIED, SHALL BE LIMITED TO SUIT FOR DIRECT AND PROXIMATE DAMAGES (PROVIDED THAT LANDLORD HAS GIVEN THE NOTICES AS HEREIN REQUIRED), AND IN NO EVENT SHALL TENANT BE LIABLE FOR ANY PUNITIVE, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING UNDER OR IN CONNECTION WITH THIS LEASE, EVEN IF TENANT OR LANDLORD HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ANY CLAIMS FOR SUCH PUNITIVE, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES BEING HEREBY KNOWINGLY AND VOLUNTARILY WAIVED AND RELEASED BY LANDLORD FOR ALL PURPOSES UNDER AND IN CONNECTION WITH THIS LEASE AND THE LEASED PREMISES. In any action brought by Tenant against Landlord in connection with this Lease, the Leased Premises and/or the Building, or in the event of any default by Landlord hereunder, Tenant will look solely to Landlord’s equity interest in the Building and the Land for the satisfaction of Tenant’s remedies or for the collection of a judgment or other judicial process requiring the payment of money by Landlord, and no other property or assets of Landlord, disclosed or undisclosed, will be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, the Building, the relationship of Landlord and Tenant hereunder or Tenant’s use and occupancy of the Leased Premises. As used in this Section 8.4, the term “Landlord” will be deemed to include any (i) partner, (ii) principal (disclosed or undisclosed), (iii) director, officer, or shareholder of any entity which is Landlord or a partner of Landlord, or (iv) agent, servant or employee of Landlord; it being hereby agreed that neither Landlord, its partners, principals, directors, officers, shareholders, agents, servants or employees shall ever be personally liable for satisfaction of any of Tenant’s remedies or for the collection of a judgment or other judicial process requiring a payment of money to satisfy Tenant’s remedies under or with respect to this Lease, the Leased Premises and/or the Building. The provision contained in the immediately preceding sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors-in interest.

ARTICLE 9
9.1    Mezzanine. Notwithstanding anything herein to the contrary, Tenant shall be permitted to erect a mezzanine within the 4th floor of the Leased Premises (the “Mezzanine”) and Landlord hereby consents, with respect to the concept and intent only, of Tenant’s proposed construction of the Mezzanine; it being understood that (i) Landlord represents that the 4th floor of the Office Building is designed to handle a load of at least 4,700 usable square feet and the Building’s mechanical, electrical and plumbing systems are designed for such use, with the additional restroom contemplated by clause (ix) below not considered part of such 4,700 usable square feet), (ii) Landlord’s consent to the construction of the Mezzanine remains subject to Landlord's review and approval of final construction and engineering plans and specifications and compliance by Tenant with this Lease, (iii) such Mezzanine shall not exceed 7,000 usable square feet, however, any increases over 4,700 usable square feet shall require Landlord’s approval, not to be unreasonably withheld, conditioned or delayed; and Tenant shall be responsible for all costs to increase the size of the Mezzanine over 4,700 usable square feet, including, without limitation any and all engineering, mechanical, and construction costs, (iv) Tenant shall not be charged any Base Rental or Tenant’s Additional Rental with respect to any additional square footage of Net Rentable Area to the Leased premises on account of the Mezzanine, (v) subject to this Section 9.1, Landlord shall provide the services set forth in Section 3.1 to such Mezzanine; provided, however, that Landlord shall have no obligation hereunder to provide heating and air-conditioning services in excess of the heating and air-conditioning services that the systems are designed to provide to the 4th floor of the Office Building, (vi) Tenant shall be responsible, at its sole cost and expense, for the design, implementation, construction and maintenance and repair of the Mezzanine, (vii) notwithstanding anything herein to the contrary, Tenant shall pay as additional rent all actual third party expenses incurred by Landlord in connection with the installation of the Mezzanine, upon thirty (30) days of demand therefor, (viii) Tenant shall pay as additional rent any increased costs incurred by Landlord in connection with providing the services set forth in Section 3.1, including, without limitation cleaning services, upon thirty (30) days of demand therefor, (ix) Landlord hereby approves in concept, subject to Landlord’s approval of Tenant’s plans therefor, the installation of restrooms in the core area of the Office Building above the restrooms on the 4th floor of the Office Building and below the restrooms on the 6th floor of the Office Building and (x) in no event shall the Mezzanine be built so that there is less than 13.5 feet from the exterior side of the Mezzanine to the interior side of the curtain wall of the Office Building. Tenant acknowledges that the electricity that Tenant requires for the operation of the Mezzanine may be submetered by Landlord (the cost of such submeter installation shall be payable by Tenant upon thirty (30) days of demand therefor) and Tenant shall pay for such electricity if and to the extent required pursuant to Section 3.1(f) hereof.

ARTICLE 10
10.1    Terrace Spaces. Subject to the terms of this Section 10.1, Landlord hereby grants Tenant an exclusive license, during the Term of this Lease, to use (x) the balcony on the 2nd floor of the Office Building substantially as shown as the hatched area on Exhibit “Y” attached hereto (the “2nd Floor Balcony”), (y) the balcony on the 4th floor of the Office Building substantially as shown as the hatched area on Exhibit “L” attached hereto (the “4th Floor Balcony”) and (z) a portion of the amenity deck on the west side of the 6th floor of the Office Building substantially as shown as the hatched area on Exhibit “M” attached hereto (the “Amenity Deck Space A” and together with the 2nd Floor Balcony and 4th Floor Balcony, the “Terrace Spaces”); provided however, that Landlord may revoke such license in the event either: (i) Tenant's use of the Terrace Spaces is prohibited by law or (ii) Tenant shall fail to remedy any violation of this Article 10 within two (2) business days after Landlord shall give Tenant notice of any such violation. Tenant acknowledges and agrees that the privilege granted Tenant under this Article 10, shall not be deemed to grant Tenant a leasehold or other real property interest in the Office Building or any portion thereof in connection with the Terrace Spaces. The Terrace Spaces shall not be deemed a part of the Net Rentable Area for the Premises or the Office Building, and Tenant shall not be required to pay any Rent for the use of such spaces. Landlord reserves the right to use the Terrace Spaces from time to time solely for the installation, operation and maintenance of the Building. Landlord shall have the right to enter the Terrace Spaces in accordance with the provisions set forth in Section 4.2 above.
10.2    Terrace Spaces Conditions. Tenant's use of the Terrace Spaces is expressly subject to the following terms and conditions:
(a)    Tenant’s use of the Terrace Spaces will at all times comply with all applicable laws. Tenant shall obtain and maintain all necessary permits and licenses in connection with Tenant's use of the Terrace Spaces. Landlord may, from time to time, establish reasonable additional rules and regulations applicable to the Terrace Spaces and Tenant shall comply with all such reasonable rules and regulations. Tenant shall have the right to use the Terrace Spaces for the sole purpose of outdoor seating, cooking and hosting events, in each case, for its employees and guests and if and to the extent permitted by applicable law. In no event shall Tenant be permitted to use the Terrace Spaces for any other purpose, including without limitation, signage, displays or electronic or telecommunications equipment;
(b)    Tenant acknowledges that its use of the Terrace Spaces is at Tenant's sole risk and Tenant acknowledges that Landlord shall not provide any security or patrol such Terrace Spaces in any way whatsoever. The Terrace Spaces shall be delivered to Tenant “as is” and Tenant hereby acknowledges that Tenant has inspected the Terrace Spaces and agrees to accept the Terrace Spaces in such condition, subject to the terms of Section 1.6. Subject to the terms of Section 1.6, Landlord makes no representations or warranties with respect to the condition of the Terrace Spaces, or the fitness or suitability of the Terrace Spaces for the use described herein, and Landlord assumes no responsibility for the operation, repair or maintenance of the Terrace Spaces;

(c)    Tenant agrees not to install any property whatsoever on the Terrace Spaces without Landlord's prior written consent which shall not be unreasonably withheld. Tenant shall not permit or suffer any flammable (other than natural gas pursuant to Section 10.3 and materials commonly used for cooking, in each case on the 4th Floor Balcony), toxic or otherwise hazardous materials, any electronic equipment other than normal office equipment such as computers, or any lightweight furniture, equipment or personal property which is capable of being blown from the Terrace Spaces to be used, located or stored within the Terrace Spaces. Any such property on the Terrace Spaces shall be at Tenant's sole risk. Tenant further agrees not to place any property or permit persons on the Terrace Spaces in excess of the design load for such Terrace Spaces, which Landlord hereby acknowledges is 100 pounds per square foot live load;
(d)    Tenant covenants that the door leading to the Terrace Spaces shall at all times be kept closed and Tenant covenants that the use of such Terrace Spaces will in no way interfere with the proper functioning of the heating, ventilating and air conditioning systems of the Building;
(e)    Tenant shall be responsible for the cleaning of the Terrace Spaces and for the proper removal of any items advertently or inadvertently left on the Terrace Spaces. Tenant may contract for cleaning and trash removal services separately or elect to use Landlord’s provider for the Office Building, in which event Tenant shall reimburse Landlord for the cost of such services to the Terrace Spaces within thirty (30) days of receipt of an invoice therefor. Tenant agrees to maintain all of Tenant's furniture and property placed on or about the Terrace Spaces in satisfactory condition as to appearance and safety and Tenant shall secure Tenant's furniture and property placed on or about the Terrace Spaces during high wind periods. Tenant agrees that it will keep the Terrace Spaces free of all trash and waste materials;
(f)    Tenant shall be responsible for all repairs to the Terrace Spaces, including, without limitation, structural repairs thereto that are the result of (i) any alterations, additions or improvements made by Tenant, or (ii) Tenant's use thereof in violation of the provisions of this Lease, excluding finishes, railing and other improvements made by Landlord;
(g)    Tenant agrees to properly safeguard and secure the Terrace Spaces and all items and materials thereon in a manner determined in the sole and absolute discretion of Landlord and to at all times prevent any persons or property from falling from the Terrace Spaces. Tenant agrees to exercise firm control over the people given access to the Terrace Spaces in order to ensure their safety, and to avoid any disruptive or dangerous behavior in the Terrace Spaces; provided that, all Tenant’s employees shall have access to the Terrace Spaces;
(h)    Tenant covenants Tenant will not store any materials whatsoever on the Terrace Spaces, or alter or improve the Terrace Spaces in any way not approved by Landlord, or drop or throw any matter whatsoever from the Terrace Spaces;

(i)    Tenant shall be responsible for payment of the cost of all electricity, if any (pursuant to and in accordance with Section 3.1) or any other services consumed by Tenant on the Terrace Spaces and shall pay the same to Landlord within 30 days after receipt of a bill therefor in accordance with Section 3.1 or Section 10.3, as applicable;
(j)    Tenant may not sublicense the Terrace Spaces to any person or entity and any attempt to do so shall render this license immediately void. Tenant shall not, without the prior written consent of Landlord, which consent may be withheld in Landlord's sole discretion, grant any license, concession or other right of occupancy or permit the use of the Terrace Spaces by any party other than Tenant and its permitted assignees and sublessees;
(k)    Tenant shall not make or allow to be made any alterations, additions or improvements to the Terrace Spaces without first obtaining the written consent of Landlord in each such instance; it being agreed that Landlord’s consent shall not be unreasonably withheld with respect to alterations, additions or improvements to the Tenant Spaces, including, without limitation, alterations, additions or improvements to the 4th Floor Balcony in connection with the installation of a cooking area, gas fire pit and equipment, awnings or similar structures, in each case, to provide shade to the 2nd Floor Balcony and/or 4th Floor Balcony (provided the same does not block any windows of any other occupants in the Building); provided, however, Landlord shall have sole discretion consent with respect to the design and aesthetic aspects of any gas fire pit and equipment, awning and other similar structure, in each case, to provide shade to the 2nd Floor Balcony and/or 4th Floor Balcony;
(l)    Upon the expiration or earlier termination of the Lease or Tenant's right to use the Terrace Spaces, Tenant, at its own expense, shall remove all of Tenant's personal property and any alterations, additions or improvements installed by or on behalf of Tenant, and repair any damage caused by such removal. Notwithstanding the foregoing, Landlord shall advise Tenant at the time of Landlord’s approval of the plans and specifications for Tenant’s installation of any alteration, addition or improvement to the Terrace Spaces, as to whether Tenant will be required to remove such alteration, addition or improvement and if Landlord shall fail to so advise, Landlord shall be deemed to have waived Tenant’s obligation to remove such alteration, addition or improvement. If Tenant fails to perform such removal work within 10 days after the expiration or earlier termination of the Lease, Landlord shall have the right to perform such removal and restoration work at Tenant's sole cost and expense and either store, sell or dispose of the equipment, all at Tenant's sole cost and expense. Tenant shall reimburse Landlord for any reasonable costs so incurred by Landlord upon demand;
(m)    Landlord shall have no independent obligation to provide any safety features with respect to the Terrace Spaces and Landlord’s not doing so shall not vitiate to any extent any obligation of Tenant to indemnify Landlord hereunder or as otherwise provided for herein;
(n)    No furniture or installations on the Terrace Spaces shall exceed the height of the parapet wall of the Terrace Spaces or be visible from the street, in each case, without Landlord’s consent, which consent shall not be unreasonably withheld;

(o)    Tenant shall not use loudspeakers or other sound amplification systems or equipment in violation of local noise ordinances in or on the Terrace Spaces;
(p)    Tenant covenants that the use of the Terrace Spaces will in no way interfere with the proper functioning of the Building systems or any other systems or equipment installed at the Building;
(q)    Insurance required to be maintained by Tenant hereunder shall expressly cover the use of the Terrace Spaces and shall, by endorsement or other comparable written instrument, specifically acknowledge or reference coverage for Tenant’s and any permitted user’s use of the Terrace Spaces and Tenant shall secure and keep in full force and effect such supplementary insurance with respect to its use of the Terrace Spaces as Landlord may reasonably require from time to time. It being agreed that at any time that any alcoholic beverages are served, Tenant shall maintain, as applicable, Host Liquor Law or Liquor Law Liability coverage, in each instance, with minimum limits of not less $5,000,000 per claim, and which name the Insured Parties as additional insureds;
(r)    If a condition exists giving rise to a repair which affects the Terrace Spaces that shall constitute an emergency involving imminent threat to person or property, then Landlord, without liability to Landlord, may suspend Tenant’s use of the Terrace Spaces until such emergency has been eliminated;
(s)    Tenant shall not disturb any tenant or other occupant of the Building in connection with Tenant’s use of the Terrace Spaces; and
(t)    All of Tenant’s obligations under this Lease other than the payment of Rent shall apply to the Terrace Spaces and such use, including provisions relating to compliance with applicable law, insurance, alterations, indemnity, repairs and maintenance, as if the Terrace Spaces were part of the Leased Premises.

10.3    Gas to 4th Floor Balcony, Amenity Deck Space A, Food Areas and Generator.
(a)    Subject to the terms of this Section 10.3, upon Tenant’s request, Landlord shall provide gas (i) for Tenant’s cooking equipment on the 4th Floor Balcony, the Food Areas (as defined below) and the Amenity Deck Space A and (ii) the Space (to power the Generator) (collectively the “Gas Service Locations”). Landlord may install a meter or submeter to measure the gas and Tenant shall pay the cost of such installation and for all maintenance, repairs and replacements thereto, and for the actual charges of Landlord for the gas consumed, as measured by such meter of submeter. Tenant, at Tenant’s sole cost and expense, shall be responsible for the installation of all gas lines, core drillings, connections and other systems or equipment necessary in order to provide such gas service to the Gas Service Locations. Notwithstanding anything herein to the contrary, Tenant acknowledges that Tenant shall be solely responsible for bringing such gas service from a location designated by Landlord to the Gas Service Locations and Landlord will provide Tenant with a riser space (the “Gas Riser Space”) in a riser designated by Landlord to accommodate the installation of a natural gas riser to support Tenant’s natural gas requirements in the Gas Service Locations (the “Gas Riser” and together with any other installations in the Gas Riser Space, the “Gas Riser Related Installations”); it being acknowledged by Tenant that Landlord makes no representation or warranty with respect thereto and shall have no liability to Tenant on account thereof.
(b)    The location of the Gas Riser Space and the manner of installation and use of any Gas Riser Related Installations therein, as applicable, shall not adversely affect beyond a de minimis extent (i) the occupancy of other tenants or occupants of the Building, (ii) Landlord’s use or operation of the Building or premises leased to, or available for lease to, other tenants or (iii) the proper functioning of the Building systems (in each case of clauses (i) through (iii) as determined by Landlord in its reasonable discretion). Landlord assumes no responsibility either for or in connection with the installation, maintenance, or operation of the Gas Riser Related Installations or for the safeguarding thereof, nor shall Landlord be under any other obligation or liability of any kind whatsoever in connection with this Section 10.3 either financially or otherwise
(c)    Landlord’s consent to the installation of any Gas Riser Related Installations shall not mean or imply that the Gas Riser Space or location thereof, the method of installation of any Gas Riser Related Installations therein or the appearance, safety or operation thereof comply with applicable law, and Landlord shall be under no duty to permit Tenant to install any Gas Riser Related Installations if the same is prohibited by any applicable law or Landlord’s insurance policy(ies). Tenant shall comply with all applicable law and Landlord’s insurance policy(ies) with respect to the Gas Riser Space and all Gas Riser Related Installations. Tenant shall obtain and maintain, at Tenant’s sole cost and expense, all licenses and permits required for the installation, maintenance, repair, replacement and operation of all Gas Riser Related Installations. Within thirty (30) days after request by Landlord, Tenant shall deliver to Landlord copies of any filings or statements which Tenant may be required to make, from time to time, with any governmental authority with respect to the use of the Gas Riser Space and any Gas Riser Related Installations therein.

(d)    The installation of any Gas Riser Related Installations shall be performed by Tenant, at Tenant’s sole cost and expense, upon and subject to the terms and conditions of this Lease (including Section 5.1).
(e)    Tenant, at Tenant’s sole cost and expense, shall (i) be solely responsible for the maintenance, operation, repair and replacement of the Gas Riser Related Installations in accordance with good engineering practice applicable to the type of equipment making up the Gas Riser Related Installations, including (A) complying in all material respects with the maintenance recommendations, requirements and specifications of the manufacturer of the various components of the Gas Riser Related Installations, (B) causing the inspection of the Gas Riser Related Installations substantially in accordance with the manufacturer’s recommendations in keeping with customary practices (but at least once per calendar year) and (C) maintaining customary maintenance logs therefor. Tenant (1) shall maintain such maintenance logs for a period of at least a period of two (2) years and (2) shall upon request of Landlord from time to time (but not more than once in any calendar year, provide a true, correct and complete copy of such maintenance logs to Landlord) and (ii) keep in force a customary maintenance contract (if applicable) consistent with the standards of Comparable First-Class Buildings for similar Gas Riser Related Installations, using a maintenance company approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.
(f)    Tenant shall not look to Landlord or Landlord’s agents to supply or provide any security, material or property whatever in connection with the Gas Riser Space or the Gas Riser Related Installations. Landlord shall not be responsible or have any liability to Tenant for any loss, damage or expense that Tenant may sustain or incur by reason of any change, failure, inadequacy or defect in the Gas Riser Space or the Gas Riser Related Installations or in the operation and maintenance thereof or if the operation thereof shall fail for any reason whatsoever and no such failure, inadequacy or defect shall be construed as an actual or constructive eviction of Tenant, in whole or in part, or entitle Tenant to any abatement of Rent.
(g)    Tenant shall not alter or move the Gas Riser or any other Gas Riser Related Installations without Landlord’s prior reasonable approval upon and subject to the terms and conditions of this Lease (including Section 5.1).

10.4    Food Areas.

(a)    Landlord shall not unreasonably withhold, condition or delay Landlord's approval of an alteration consisting of the installation of a kitchen, cafeteria and food preparation and service areas (the portions of the Leased Premises that Tenant uses as a kitchen, a cafeteria and as food preparation and service areas being collectively referred to herein as the “Food Areas”) in the Leased Premises (for the purpose of storing, preparing, and serving food and beverages) for Tenant's personnel and guests (but not for use as a public restaurant); but the Food Areas shall not include the areas with tables and chairs used exclusively for dining (“Seating Areas”). Any vending machines that Tenant installs in the Premises and that involve plumbing connections shall have a waterproof pan located thereunder, connected to a drain.
(b)    If Tenant elects to install Food Areas in the Premises, then (i) the use of such Food Areas and any Seating Areas shall be for the exclusive use of Tenant and its guests, (ii) Tenant shall install, at Tenant’s expense, a waterproof membrane under the floor of the kitchen serving any Food Area, (iii) Tenant shall install, at Tenant’s expense, a ventilation system reasonably approved by Landlord and which satisfies all applicable laws and the rules and regulations promulgated from time to time by Landlord with respect to Food Areas and (iv) Tenant shall perform such alterations as are necessary in Landlord’s reasonable judgment to prevent noise, vibrations, water, and/or odors from the equipment in the Food Areas from unreasonably interfering with the Building systems or the use or occupancy of the Building by Landlord or other tenants and occupants. The type of equipment used in the Food Areas and the manner of installation thereof, shall be subject to Landlord’s approval, in accordance with the terms of Section 5.1. The location of, and design of the louver for, any ventilation system for the Food Areas shall be subject to Landlord’s sole discretion; it being agreed that such ventilation system shall exit the Office Building in a location on the west side of the Office Building designated by Landlord. Notwithstanding anything herein to the contrary, Landlord shall not be required to provide cleaning services to any such Food Areas or Seating Areas.
(c)    Notwithstanding that the exhaust system used for the Food Areas may be located outside of the Leased Premises, Tenant shall be responsible for all maintenance and repairs of the exhaust system serving such Food Areas and shall maintain the same in accordance with the terms hereof as if such exhaust system was located entirely within the Leased Premises.

(d)    Tenant shall have the right, at Tenant’s sole cost and expense, to access up to one hundred (100) drain fixture units of the grease interceptor located in the retail portion of the Project (the “Grease Interceptor”). Tenant shall pay to Landlord, on a pro rata basis and upon demand therefore, as additional rent, the costs to repair and maintain such grease interceptor. Notwithstanding anything herein to the contrary, Tenant shall be required by no later than the one (1) year anniversary of the date Tenant shall have substantially completed Tenant’s Work, to deliver a notice to Landlord, which notice shall designate the amount of drain fixture units of the Grease Interceptor Tenant desires to access (which designation shall be subject to reasonable verification by Landlord). If Tenant timely delivers such notice, then the amount of drain fixture units set forth therein shall thereafter be the amount of drain fixture units Tenant is entitled to access pursuant to this Section 10.4(d).

ARTICLE 11
11.1    Building Identification.
(a)     During the Term of the Lease, so long as (i) the Tenant under this Lease is the originally named Tenant herein (i.e., PROS, Inc.) or a successor or Related Entity of such original Tenant, in each case, permitted pursuant to Section 8.1(c) (the “Named Tenant”), (ii) Tenant is not in monetary or material non-monetary default under the Lease, in either case, beyond the expiration of any applicable cure period, and (iii) Tenant shall then be leasing not less than 80,000 square feet of Net Rentable Area and in occupancy of at least one (1) full floor of the Office Building (the “Minimum Occupancy Requirement”), Landlord shall not grant or confer upon any entity any rights to name the Office Building without the prior written consent of Tenant (which may be withheld in Tenant's sole discretion), and in the event that Tenant fails to maintain the Minimum Occupancy Requirement at any time, Landlord may thereafter grant to a third party rights to name the Office Building.

(b)    In addition to the foregoing, so long as (a) this Lease remains in full force and effect, (b) no event of monetary or material non-monetary default has occurred and is then continuing under the Lease, in either case, beyond the expiration of any applicable notice and cure periods, and (c) the Minimum Occupancy Requirement is then being satisfied (collectively, the “Naming Requirement”), the Named Tenant shall have the right to refer to the Office Building as one of the names set forth in Exhibit “N” attached hereto or such other name approved by Landlord (which approval shall not be unreasonably withheld; provided, however, Landlord  shall  have  no  right  to  object  to the use of the name PROS in such name) for the Office Building on Tenant's stationery and marketing materials (such as Tenant's parent company’s annual report, any written advertisements, press releases or other similar printed marketing materials intended to be disseminated to the public, in general) if Tenant so elects. In the event Tenant desires to utilize such name of the Office Building, Tenant shall notify Landlord of such election by written notice, given at least thirty (30) days prior to the date of Tenant's first use of such name. Nothing herein or other similar printed marketing materials intended to be disseminated to shall require any tenant in the Office Building, or any other party to refer to the Office Building by any such name designated by Tenant under this Section 11.1; provided that all such parties shall have the right to do so, and, provided, further that, so long as the Naming Requirement is satisfied, Landlord may not refer to the Office Building in the marketing materials for the Building by any name other than the name designated by Tenant under this Section 11.1 or the Building’s street address. Notwithstanding anything herein to the contrary, Landlord shall have the right to rescind Tenant’s rights under this Section 11.1(b), if, in Landlord’s reasonable discretion, the name designated by Tenant under this Section 11.1 (i) causes or, in Landlord’s reasonable discretion, is likely to cause, negative publicity for the Project, or any Portion thereof or (ii) is otherwise objectionable to Landlord.

The rights granted to Tenant, and the restrictions granted in favor of Tenant, under this Section 11.1 and under Section 11.2 and Section 11.3 below are personal to the Named Tenant and may be exercised only by the Named Tenant. At all times during which the Minimum Occupancy Requirement is met, Landlord shall not grant to any other tenant or occupant of the Office Building the right to install rooftop signage or signage on the façade of the Office Building other than in the location on the façade of the Office Building shown as the “Protected Signage Location” on Exhibit “DD”.

11.2    Exterior Signage. During the Term of the Lease, for so long as (x) the Tenant under this Lease is (a) the Named Tenant, (b) a transferee pursuant to a Permitted Transfer, (c) a Related Entity, or (d) an assignee of an assignment approved by Landlord pursuant to Article 8 (each a “Qualified Tenant”), (y) Tenant is not in monetary or material non-monetary default under the Lease, in either case, beyond the expiration of any applicable cure period, and (z) the Minimum Occupancy Requirement is satisfied, Landlord shall, upon such Qualified Tenant’s election, install, at Tenant’s cost and expense (which cost may be deducted from the Construction Allowance), an identification sign depicting either such Qualified Tenant’s name and/or logo, or, at such Qualified Tenant’s election, the name and/or logo of a subtenant of such Qualified Tenant, provided, and so long as, such subtenant shall then be subleasing Net Rentable Area not less than 70,000 square feet of the Net Rentable Area (a “Qualified Subtenant”), at the (i) top of the south side of the Building in the location set forth on Exhibit “O” (the “Top of Building South Signage”) and (ii) top of the north side of the Building in the location set forth on Exhibit “P” (the “Top of Building North Signage”). In addition, during the Term of this Lease, for so long as the Tenant under this Lease is a Qualified Tenant and such Qualified Tenant is not in monetary or material non-monetary default under the Lease, in either case, beyond the expiration of any applicable cure period and without regard to the Minimum Occupancy Requirement which shall not be required, Landlord shall, upon such Qualified Tenant’s election, install, at Tenant’s cost and expenses (which cost may be deducted from the Construction Allowance), (1) an identification sign depicting either such Qualified Tenant’s name and/or logo, or, at such Qualified Tenant’s election, the name and/or logo of a Qualified Subtenant on a freestanding sign on Kirby Drive in the location set forth on Exhibit “Q” (the “Initial Kirby Drive Monument Signage Location”), if and to the extent permitted by applicable law, or in one of the two alternate locations along Kirby Drive shown as the hatched locations on Exhibit “Q” (the “Alternate Kirby Drive Monument Signage Location”), with such final location subject to Landlord’s approval (the “Kirby Drive Monument Signage”) and (2) an identification sign depicting either such Qualified Tenant’s name and/or logo, or, at such Qualified Tenant’s election, the name and/or logo of a Qualified Subtenant on the façade of the Building along Colquitt St. in one of the two the locations along Colquitt Street as more specifically shown by the two areas bounded by the red broken lines on Exhibit “S”, with the final location therefor subject to Landlord’s approval (the “Colquitt Signage”). (the Top of Building South Signage, Top of Building North Signage, Kirby Drive Monument Signage, and Colquitt Signage shall be collectively referred to herein as, the “Exterior Signage”). Notwithstanding the foregoing, the name and/or logo of the Exterior Signage shall be a single name and/or logo for which such Qualified Tenant or Qualified Subtenant, as applicable, is then, widely and publicly, known or identified, provided that such name and/or logo is not detrimental to the reputation or image of the Office Building as a first-class office building in Houston, Texas, as reasonably determined by Landlord.

Subject to the terms of Section 11.3, such Exterior Signage shall be subject to all applicable laws and Landlord’s approval including, without limitation, the design, font, size, color, materials, finish and manner of installation, which may include direct mounting of the sign to the building façade, and shall in all cases be consistent with the finishes and scope of the Project; provided, however, (A), subject to the terms of this Section 11.2, the size, design and lighting of the Top of Building South Signage shall not be subject to Landlord’s  approval,  but  shall be subject to all applicable laws and (B) notwithstanding anything herein to the contrary, the Top of Building North Signage shall be subject to Landlord’s sole discretion approval; it being understood that, in no event, shall the Top of Building North Signage be backlit, and (C) any work to affix the Exterior Signage shall be performed by a contractor approved by Landlord, such approval shall not be unreasonably withheld, conditioned or delayed and shall be performed in a manner as to not void any building warranties with respect to the façade of the Building. Landlord shall, throughout the Term of this Lease and at Tenant’s sole cost and expense, maintain any such Exterior Signage permitted to be installed pursuant to this Section 11.2 in good order and repair to the satisfaction of Landlord. If at any time during the Term of this Lease the Qualified Tenant shall fail to satisfy the Minimum Occupancy Requirement, then Tenant shall no longer have any signage rights pursuant to this Section 11.2 and this Section 11.2 shall thereafter be deemed deleted in its entirety and of no further force and effect (even if Tenant shall again thereafter satisfy the Minimum Occupancy Requirement). Upon the expiration or earlier termination of the Term of this Lease or upon any earlier date upon which the Qualified Tenant’s rights under this Section 11.2 shall terminate, Landlord shall, at the Qualified Tenant’s sole cost and expense, promptly remove any such Exterior Signage permitted to be installed pursuant to this Section 11.2 and restore and repair the affected portions of the Building to their condition immediately preceding the installation thereof.

11.3    Interior Building Signage. During the Term of the Lease, for so long as the (x) the Tenant under this Lease is a Qualified Tenant, (y) Tenant is not in monetary or material non-monetary default under the Lease, in either case, beyond the expiration of any applicable cure period, and (z) (1) with respect to the Ground Floor Elevator Lobby Signage (as defined below), the Ground Floor Elevator Lobby Signage Occupancy Requirement (as defined below) is satisfied and (2) with respect to the 6th Floor Common Area Signage (as defined below), the 6th Floor Common Area Signage Occupancy Requirement (as defined below) is satisfied, Landlord shall upon such Qualified Tenant’s election install, at Tenant’s cost and expense (which cost may be deducted from the Construction Allowance), an identification sign depicting either such Qualified Tenant’s name and/or logo, or, at such Qualified Tenant’s election, the name and/or logo of a Qualified Subtenant in the (i) ground floor elevator lobby in the location set forth on Exhibit “T” (the “Ground Floor Elevator Lobby Signage”) and (ii) 6th floor Common Area above the reception desk and adjacent to the lobby area in the location set forth on Exhibit “U” (the “6th Floor Common Area Signage”). Notwithstanding the foregoing, if the Qualified Tenant shall fail to satisfy the 6th Floor Common Area Signage Occupancy Requirement, but shall then actually occupy not less than one (1) full floor in the Office Building (the “6th Floor Elevator Lobby Signage Occupancy Requirement”) and the conditions set forth in clauses (x) and (y) of this Section 11.3 shall then be satisfied, Landlord shall upon such Qualified Tenant’s election, install, at Tenant’s cost and expense, an identification sign depicting either such Qualified Tenant’s name and/or logo, or, at such Qualified Tenant’s election, the name and/or logo of a Qualified Subtenant in a location designated by Landlord in the elevator lobby of the 6th floor of the Office Building immediately adjacent to the elevator in such lobby (the “6th Floor Elevator Lobby Signage” and together with the Ground Floor Elevator Lobby Signage and the 6th Floor Common Area Signage, collectively, the “Interior Building Signage”). Subject to the terms of this Section 11.3, the specifications for the Ground Floor Elevator Lobby Signage are more particularly set forth in Exhibit “T” and the specifications for the 6th Floor Common Area Signage are more particularly set forth in Exhibit “U”. Subject  to  the  terms  of  this  Section  11. 3,  such  Interior  Building Signage shall be subject to Landlord’s approval including, without limitation, the design, font, size, color, materials, finish and manner of installation, and shall in all cases be consistent with the finishes and scope of the Building; it being agreed, however, that the 6th Floor Elevator Lobby Signage shall be no larger than twelve (12) inches high and the design thereof shall be in Landlord’s sole discretion. Notwithstanding the foregoing, the name and/or logo of the Interior Building Signage shall be a single name and/or logo for which such Qualified Tenant or Qualified Subtenant, as applicable, is then, widely and publicly, known  or  identified,  provided  that  such  name  and/or  logo  is  not  detrimental  to  the  reputation  or  image  of  the  Office  Building as a first-class office building in Houston, Texas, as reasonably determined by Landlord. For purposes hereof, the “Ground Floor Elevator Lobby Signage

Occupancy Requirement” shall mean that the Qualified Tenant shall then actually occupy not less than one (1) full floor in the Office Building. For purposes hereof, the “6th Floor Common Area Signage Occupancy Requirement” shall mean that the Qualified Tenant shall then (i) actually occupy not less than fifty percent (50%) of the Net Rentable Area of space in the Office Building then leased by Landlord to persons or entities other than Landlord or its affiliates or (ii) be the largest tenant in the Office Building. Landlord shall, throughout the term of this Lease and at Tenant’s sole cost and expense, maintain any such Interior Building Signage permitted to be installed pursuant to this Section 11.3 in good order and repair to the satisfaction of Landlord. If at any time during the term of this Lease the Qualified Tenant shall fail to satisfy the Ground Floor Elevator Lobby Signage Occupancy Requirement, the 6th Floor Common Area Signage Occupancy Requirement, or 6th Floor Elevator Lobby Signage Occupancy Requirement, as applicable, then such Qualified Tenant shall no longer have the applicable signage rights pursuant to this Section 11.3 and this Section 11.3 with respect to such signage rights shall thereafter be deemed deleted in its entirety and of no further force and effect (even if such Qualified Tenant shall again thereafter satisfy the Ground Floor Elevator Lobby Signage Occupancy Requirement, the 6th Floor Common Area Signage Occupancy Requirement, or 6th Floor Elevator Lobby Signage Occupancy Requirement, as applicable). Upon the expiration or earlier termination of the term of this Lease or upon any earlier date upon which such Qualified Tenant’s rights under this Section 11.3 shall terminate, Landlord shall, at such Qualified Tenant’s sole cost and expense, promptly remove any such Interior Building Signage permitted to be installed pursuant to this Section 11.3 and restore and repair the affected portions of the Building to their condition immediately preceding the installation thereof.
11.4    Leased Premises Signage. During the Term of the Lease, Tenant may also, subject to the terms of Section 5.1, install, at its sole cost and expense (which may be deducted from the Construction Allowance), its corporate standard name, logo and colors in any location within the Leased Premises, provided the same is not visible from outside of the Leased Premises. Notwithstanding the foregoing, the parties acknowledge and agree that if Tenant installs a transparent (e.g., glass) partition between the 6th Floor Common Area and the Leased Premises pursuant to the terms of this Lease, Landlord hereby approves in concept, subject to Landlord’s approval of Tenant’s plans therefor, which approval shall not be unreasonably withheld, conditioned or delayed, the Named Tenant installing (i) a sign containing the Named Tenant’s corporate standard name and color on such partition (it being agreed that the design and materials of such sign shall be subject to Landlord’s approval) and (ii) the Named Tenant’s corporate standard name, logo and color above any reception desk of Tenant behind such partition in the Leased Premises.

ARTICLE 12
12.1    Termination Option.
(a)    Subject to the terms of this Article 12, the Tenant shall have a one-time right, at its sole option (the “Termination Option”), to terminate this Lease at any time during the Term in respect of a portion of the Leased Premises satisfying the Surrendered Premises Requirements (as defined below) (the “Surrendered Premises”), effective as of the last day of the 84th month after the Rent Commencement Date (the “Termination Option Date”) by delivery of an irrevocable notice (the “Termination Option Notice”) identifying the Surrendered Premises, which notice shall be delivered to Landlord no later than nine (9) months prior to the Termination Option Date, provided, however, that the effectiveness of the exercise of the Termination Option shall be conditioned upon Tenant’s timely payment of the 50% of the Termination Payment (as defined below). Promptly following Landlord's receipt of the Termination Option Notice, Landlord shall deliver to Tenant a statement specifying the Termination Payment. The Leased Premises less the Surrendered Premises are hereinafter referred to as the “Retained Premises.” Tenant shall pay to Landlord 50% of the Termination Payment within 30 days following Tenant's receipt of such statement and the remainder of the Termination Payment prior to or on the Termination Option Date. “Termination Payment” shall mean, subject to this Section 12.1(a), (i) with respect to any portion of the Surrendered Premises that is part of the Initial Premises, an amount equal to product of (1) the sum of the then unamortized (A) Construction Allowance and the Test Fit Allowance, (B) cost value of any gross free rent provided to Tenant hereunder, and (C) brokerage commissions paid by Landlord in connection with this Lease (which amounts shall be amortized on a straight line basis over the Term of this Lease with interest thereon at 7% per annum compounding monthly) and (2) the resulting quotient from dividing (x) the number of square feet of Net Rentable Area of such portion of the Surrendered Premises that is a part of the Initial Premises by (y) number of square feet of Net Rentable Area of the Initial Premises and (ii) with respect to any portion of the Surrendered Premises that is not part of the Initial Premises, an amount equal to product of (1) the sum of the then unamortized concessions provided to Tenant in connection with leasing the entire premises of which such portion of the Surrendered Premises is a part (the “Entire Applicable Premises”) (the concessions will only be the tenant improvement allowance, free rent, and brokerage commission and the cost of any work performed by Landlord to prepare the applicable Entire Applicable Premises for Tenant’s initial occupancy thereof) (which amounts shall be amortized on a straight line basis over the term of the lease with respect to the applicable Entire Applicable Premises with interest thereon at 7% per annum compounding monthly) and (2) the resulting quotient from dividing (x) the number of square feet of Net Rentable Area of such portion of the Surrendered Premises that is a part of the applicable Entire Applicable Premises by (y) number of square feet of Net Rentable Area of the applicable Entire Applicable Premises. In the event that Tenant fails to timely pay any portion of the Termination Payment, Tenant shall no longer have any right to terminate this Lease pursuant to this Section 12.1(a). Notwithstanding the foregoing, in the event the Net Rentable Area of the Surrendered Premises exceeds 20% of Net Rentable Area of the Leased Premises leased by Tenant as of the time of the Termination Option Notice pursuant to, and  in accordance  with,  the  terms  of  this  Section  12.1(a), the Termination Payment  shall  be increased by an amount equal to four (4) monthly installments of the then Base Rental and Tenant’s Additional Rental. Notwithstanding anything herein to the contrary, the Surrendered Premises must comply with the following requirements (collectively, the “Surrendered Premises Requirements”):

The Surrendered Premises (1) shall not, except as otherwise provided herein, exceed 20% of Net Rentable Area of the Leased Premises leased by Tenant as of the date Tenant delivers to Landlord the Termination Option Notice (the “Maximum Surrender Area”), (2) shall not create more than one additional multi-tenant floor in the Office Building after the Termination Option Date than existed prior to the Termination Option Date, (3) shall not contain any space which is a result of Tenant dividing any portion of the Leased Premises located on a multi-tenant floor in the Office Building, and (4) shall be a marketable space, in Landlord’s reasonable discretion, if any portion of the Surrendered Premises contain less than a full floor on a floor that was fully leased by Tenant immediately prior to the Termination Option Notice. “Available” shall mean that at the time in question no person or entity leases or occupies the space in question, whether pursuant to a lease or other agreement, and no person or entity holds any option or right to lease or occupy such space in question, or to renew its lease or right of occupancy thereof. If the named Tenant hereunder (i.e., PROS, Inc.) consummates a Permitted Transfer in accordance with the terms of this Lease and the headquarters of the entity acquiring Tenant’s Ownership Interests in connection with such Permitted Transfer is not located within 35 miles of the Building, then, notwithstanding the foregoing, the Maximum Surrender Area shall be 35% of Net Rentable Area of the Leased Premises leased by Tenant as of the date Tenant delivers to Landlord the Termination Option Notice instead of 20% of Net Rentable Area of the Leased Premises leased by Tenant as of the date Tenant delivers to Landlord the Termination Option Notice.
(b)    In the event that Tenant shall properly give the Termination Option Notice and shall otherwise comply with the conditions of the exercise of Tenant’s right to terminate this Lease with respect to the Surrendered Premises as provided hereunder, including, but not limited to, the payment of the Termination Payment, this Lease with respect to the Surrendered Premises shall come to an end and expire on the Termination Option Date, with the same force and effect as if said date were the Expiration Date set forth in this Lease, unless sooner terminated pursuant to any other term, covenant or condition of this Lease or pursuant to law. All Base Rental, Tenant’s Additional Rental and other amounts payable under the Lease in respect of the Surrendered Premises shall be apportioned as of the Surrender Date. As of the day following the Termination Option Date, the Lease shall be modified as follows: (x) the annual Base Rental for the Leased Premises shall be reduced by an amount equal to the product of (i) such annual Base Rental and (ii) the resulting quotient from dividing the amount of square feet of Net Rentable Area of the (1) Surrendered Premises by (2) Leased Premises leased by Tenant immediately prior to the Termination Option Date, for the period commencing on the Termination Option Date and ending on the Stated Expiration Date; (y) Tenant’s Proportionate Share shall be equitably adjusted; and (z) the Leased Premises shall be deemed to mean the Retained Premises.
(c)    Notwithstanding anything to the contrary contained herein, if a default shall have occurred and be continuing beyond the expiration of any applicable notice and cure periods on the date on which Tenant gives notice of its exercise of the Termination Option or on the Termination Option Date, then at Landlord's option, Tenant’s exercise of the Termination Option shall be null and void and the Lease shall continue in full force and effect.

(d)    Tenant shall reimburse Landlord within thirty (30) days after demand for the reasonable costs incurred by Landlord to separate and make functional Tenant’s mechanical systems serving the Retained Premises so that, after such separation, there are no shared mechanical systems serving the Surrendered Premises and the Retained Premises so that, after such separation, separate mechanical systems serve only the Surrendered Premises and only the Retained Premises, respectively. If the Surrendered Premises is less than a full floor of the Office Building and the Surrendered Premises is not then separately demised, Tenant shall also reimburse Landlord within thirty (30) days after demand for the reasonable costs incurred by Landlord to demise the Surrendered Premises and Retained Premises. If the Surrendered Premises is less than a full floor of the Office Building and a multi-tenant floor common corridor does not then exist on the floor of the Office Building containing the Surrendered Premises, Tenant shall also reimburse Landlord within thirty (30) days after demand for the reasonable costs incurred by Landlord to construct a Building standard multi-tenant floor common corridor.
(e)    Notwithstanding anything herein to the contrary, if Tenant properly exercises the Termination Option pursuant to the terms of this Article 12 and the Net Rentable Area of the Surrendered Premises exceeds 20% of Net Rentable Area of the Leased Premises leased by Tenant as of the date Tenant delivers to Landlord the Termination Option Notice, any rights of Tenant pursuant to Articles 13 and 14 shall immediately terminate and be null and void and of no force and effect.

ARTICLE 13
13.1    Market Rate Expansion Option. Subject to the terms of this Section 13.1, so long as (I) this Lease remains in full force and effect, (II) no monetary or non-monetary default has occurred and is then continuing under the Lease, in either case, beyond the expiration of any applicable notice and cure periods, at any time during the Term of the Lease, Tenant shall have the right, subject to availability, to lease additional office space in the Office Building for the remainder of the Term of this Lease at the Current Market Rent thereof (the “Market Rate Expansion Option”). Space shall be deemed “available” for purposes of this Section 13.1, if (x) Landlord is not then engaged in active lease negotiations (as evidenced by the mutually agreed upon set of terms or trading of draft leases within the prior three (3) months) with a third party for the leasing of some or all of the proposed Expansion Space, (y) if the configuration of the proposed Expansion Space were such as would not result in the creation of non-leasable space on any of the floors on which the proposed Expansion Space is located and (z) if any existing tenant or other party does not have a superior right thereto. If Tenant has the right hereunder to exercise the Market Rate Expansion Option, Tenant may give notice (the “ARA Notice”) to Landlord of its desire to lease additional office space in the Office Building and the approximate rentable area it desires to lease (the “ARA”); Tenant, however, may not give any such notice more than two (2) times within any twelve (12) month period. Within ten (10) days of Landlord’s receipt of any such ARA Notice, Landlord shall present to Tenant  a  list  (the  “Available  Space  List”)  of  all  space  in  the  Office  Building that meets the ARA (within a range of fifty percent (50%) above and below the ARA) that is available, or Landlord reasonably believes is to become available within six (6) months of Landlord’s receipt of the ARA Notice, and the extent to which such space may be divided. If within ten (10) days of Tenant’s receipt of the Available Space List, Tenant delivers a notice to Landlord indicating that it is interested in a particular available space presented by Landlord in such Available Space List (the “Expansion Space”), then Landlord shall within ten (10) days of receipt of such notice present to Tenant a proposal (the “Expansion Space Proposal”) outlining the terms upon which Landlord is willing to lease such Expansion Space to Tenant; such terms shall be in general conformity with the Current Market Rent determination set forth in Exhibit “E” and shall include Landlord’s determination of Current Market Rent for the Expansion Space. Tenant shall have twenty (20) days from Tenant’s receipt of the Expansion Space Proposal to either (x) accept the terms thereof by providing Landlord notice acknowledging such acceptance (y) reject the terms thereof by providing Landlord notice acknowledging such rejection or (z) dispute Landlord’s determination of Current Market Rent for such Expansion Space set forth in such Expansion Space Proposal by providing an Arbitration Notice to Landlord, in which case Tenant shall include in such Arbitration Notice Tenant’s determination of such Current Market Rent; it being agreed, however, that Tenant shall have no right to dispute Landlord’s determination of Current Market Rent for such Expansion Space by arbitration as herein provided if the Expansion Space is less than 10,000 square feet of Net Rentable Area. If Tenant fails to timely provide a notice or Arbitration Notice, as applicable, pursuant to clause (x) or (y) of this Section 13.1, as applicable, Tenant shall be deemed to have rejected the terms upon which Landlord is willing to lease the Expansion Space. If Tenant accepts the terms upon which Landlord is willing to lease the Expansion Space pursuant to clause (x) of this Section 13.1, the parties hereto shall, within a commercially reasonable time following such notice, enter into an amendment to this Lease reflecting (i) the addition of the Expansion Space to the Leased Premises, (ii) the Base Rental and Tenant’s Additional Rental payable under this Lease with respect to the Expansion Space, (iii) the increase in Net Rentable Area of the Leased Premises and Tenant's Proportionate Share and (iv) such other amendments as are reasonable to memorialize Tenant’s leasing of the Expansion Space. If Tenant timely provides Landlord an Arbitration Notice indicating Tenant’s desire to have the Current Market Rent for such Expansion Space resolved by arbitration, the Current Market Rent for such Expansion Space shall be resolved by arbitration in accordance with the terms of Section (j) of Exhibit “E” (it being agreed that (a) references therein to “Renewal Premises” shall mean “Expansion Premises”, (b) references therein to “Tenant’s Renewal Rent Notice” shall mean “Arbitration Notice”, (c) references therein to “Landlord’s Renewal Rent Notice” shall mean “Expansion Space Proposal” and (d) the last sentence of Section (j) (3) of Exhibit “E” shall not apply, in each case, for purposes hereof) and Tenant shall be deemed to have accepted the terms upon which Landlord is willing to lease the Expansion Space, subject to the final determination of the Current Market Rent pursuant to the arbitration procedure set forth in Section (j) of Exhibit “E” as aforesaid. Notwithstanding the foregoing, Tenant shall not have the right to exercise the Market Rate Expansion Option from and after the thirty-sixth (36th) month prior to the Expiration Date unless, simultaneous with Tenant’s delivery to Landlord of the applicable ARA Notice, Tenant provides Landlord with a Renewal Notice pursuant to the terms of Exhibit “E” (to the extent Tenant has the right to deliver such Renewal Notice pursuant to the terms of Exhibit “E”; provided, however, notwithstanding anything in Exhibit “E” to the contrary, Tenant shall have the right to deliver such a Renewal Notice earlier than eighteen (18) months prior to the Expiration Date in conjunction with the applicable ARA Notice). Notwithstanding anything herein to the contrary, if Tenant properly exercises the Termination Option pursuant to the terms of Article 12, Tenant shall have no right hereunder to exercise the Market Rate Expansion Option during the period commencing on the date Tenant exercises the Termination Option through and including the day prior to the first (1st) year anniversary of the Termination Option Date. In no event shall Landlord be liable to Tenant for any failure by any then existing tenant or occupant to vacate any of the Expansion Space, but Landlord will use commercially reasonable efforts to pursue its remedies under such tenant’s lease.

13.2    Corporate Apartments Landlord shall provide Tenant the following, at no fixed rent to Tenant, during the first five (5) years of the initial Term, Tenant shall have the exclusive use of one (1) corporate apartment unit, the exact location of such unit in the high-rise residential building in the residential portion of the Project to be determined by Landlord. During the Term of this Lease, Tenant or Tenant’s full-time employees shall have the right to lease an additional four (4) corporate apartment units in the high-rise residential building in the Project, subject to availability, at the lower of 92% of the gross listed price or the lowest market rate charged to other tenants of the high-rise residential building for similar units in the prior six (6) months. Tenant shall be responsible for utilities, cable TV, cleaning and furnishing such units. Landlord and Tenant agree to memorialize the lease of such corporate apartments on Landlord’s standard form residential lease, which shall grant Tenant rights to be able to use the guest rooms at the residential tower on the same terms as the other residents at the residential portion of the Project and shall be in the form attached hereto as Exhibit “EE.”
13.3    Sky View Event Suite.
(a)    During the Term of the Lease, Tenant shall have the non-exclusive right, at Tenant’s sole cost and expense, to utilize the Sky View Event Suite located on the top floor of the residential portion of The Kirby Collection (the “Sky View Event Suite”) for Tenant hosting of private business events, receptions and functions (each, a “Sky View Event”) for Tenant and its respective guests and invitees, subject to the terms and conditions of this Section 13.3. Tenant shall pay to Landlord, as additional rent, (i) $250.00 (the “Sky View Event Fee”) and (ii) any additional costs set forth herein, in each case, in connection with each such Sky View Event on or prior to the thirtieth (30th) day after the date Landlord gives to Tenant an invoice therefor; it being agreed, however, that, provided (x) the tenant under this Lease is a Qualified Tenant, (y) Tenant is not in monetary or material non-monetary default under the Lease, in either case, beyond the expiration of any applicable cure period, is satisfied, and (z) Tenant complies with the requirements of this Section 13.3 (collectively, the “Sky View Event Conditions”), Landlord shall waive the Sky View Event Fee for the initial four (4) Sky View Events during any calendar year during the Term.
(b)    The days for any Sky View Event shall be chosen by Tenant in accordance with the reservation policy for the Sky View Event Suite then in effect (if any), which shall be on a “first-come, first-served” basis, and subject to the other provisions of this Section 13.3. In no event shall any Sky View Event be advertised, or be open, to the general public.

(c)    Tenant shall give Landlord a notice (a “Sky View Event Notice”) of any proposed Sky View Event at least five (5) days prior to the date such Sky View Event is proposed to occur, which Sky View Event Notice shall specify (i) the date and approximate start and end times of the Sky View Event, which start time (including the set-up of such Sky View Event) may not be before 10 a.m. (7 a.m. for up to four (4) Sky View Events during any calendar year during the Term) on any day of the week and which end time (including the break-down of such Sky View Event and/or clean-up of the Sky View Event Suite) shall in no event be later than 10 p.m., (ii) the approximate number of people being invited to attend such Sky View Event, and (iii) a brief description of the Sky View Event.
(d)    Landlord shall notify Tenant within two (2) business day after receipt of a Sky View Event Notice as to whether Tenant shall be permitted to use the Sky View Event Suite on the date and time requested by Tenant.
(e)    Tenant acknowledges that (i) the Sky View Event Suite (A) shall be in its then “as-is” condition without any work, improvements or alterations required to be made by Landlord thereto in connection with any such Sky View Event and (B) shall be at Tenant’s sole risk, (ii) neither Landlord nor Landlord’s agents has made any representations or promises with respect to the fitness or suitability of the Sky View Event Suite, (iii) the providing of the Sky View Event Suite shall be without liability to Landlord, and (iv) based on the size of the Sky View Event, Landlord shall have the right, in Landlord’s reasonable discretion, to increase the security in the applicable portion of The Kirby Collection and charge Tenant for the out-of-pocket costs incurred by Landlord therefor.
(f)    Tenant’s use of the Sky View Event Suite for Sky View Events shall be subject to (i) all applicable laws, and (ii) all rules and regulations with respect to the Sky View Event Suite and such other reasonable restrictions relating to a Sky View Event that, in Landlord’s reasonable opinion, shall minimize risk of injury or damage to persons and property; however, in no event shall Tenant’s rights to use the Sky View Event Suite be less than any other tenant at the Project.
(g)    Tenant, at Tenant’s sole cost, shall be responsible for any reasonable out of pocket costs incurred by Landlord in connection with each Sky View Event, including, without limitation, any refuse removal and cleaning necessitated by Tenant’s use of the Sky View Event Suite for Sky View Events and any increase in valet service costs in connection with Tenant’s use of the Sky View Event Suite for Sky View Events. Landlord, at Tenant’s sole cost and expense, shall (A) repair all damage to the Sky View Suite and other portions of The Kirby Collection, in either case, caused by Tenant or its guests or invitees use of the Sky View Event Suite during a Sky View Event and (B) remove materials, supplies and other property of Tenant or its guests and invitees that was not promptly removed at the end of the applicable Sky View Event.
(h)    Promptly upon the conclusion of any Sky View Event, Tenant shall remove all furniture and other property brought into the Sky View Event Suite for such Sky View Event, as well as any trash, debris or refuse resulting from such Sky View Event.
(i)    Without limiting any other requirements under this Lease, any Sky View Event shall (i) be in keeping with the character of The Kirby Collection as a first-class mixed use project in Houston, Texas, (ii) not interfere with the use or quiet enjoyment of other space in The Kirby Collection by other tenants or occupants, or (iii) not create unreasonable security risks or crowd-control issues.

(j)    The rights granted under this Section 13.3 with respect to Sky View Events are given in connection with, and as part of the rights created under, this Lease and are not separately transferable or assignable and shall terminate upon the expiration or sooner termination of this Lease.

ARTICLE 14
14.1    Right of First Refusal.
(a)    Subject to and upon the terms, provisions and conditions set forth in this Article 14, Landlord hereby grants the Qualified Tenant a recurring right of first refusal (“ROFR”) to lease any portion of the Office Building not then leased by Tenant and which becomes available for lease and Landlord receives a bona fide third-party offer to lease such portion of the Office Building that Landlord desires to accept (the "Preferential Space")
(b)    Each time Landlord has a prospect who has made a bona fide offer for Preferential Space that Landlord is willing to accept (the “Third Party Offer”), Landlord shall notify Tenant in writing of the availability of such Preferential Space, said notice to include (i) the letter of intent or term sheet with respect to such Third Party Offer, (ii) if the Preferential Space is less than a full floor and less than thirty-six (36) months prior to the Expiration Date then exists, Landlord’s Renewal Rent Notice, and (iii) if the Preferential Space is a full floor or more and less than forty-eight (48) months prior to the Expiration Date then exists, Landlord’s Renewal Rent Notice (“Offer Notice”). Tenant shall notify Landlord in writing within ten (10) business days after receipt of the Offer Notice of its election to (i) lease such space upon the terms set forth in the Offer Notice, or (ii) decline to lease such space; it being agreed that Tenant may not elect to lease a portion of the Preferential Space. If Tenant fails to timely notify Landlord in writing within such ten (10) day period of its election to lease such space upon the terms set forth in the Offer Notice, Tenant shall be deemed to have declined to lease such Preferential Space (unless and until such Preferential Space in question becomes available again and the other conditions hereunder are then satisfied). If Tenant validly elects to lease such Preferential Space, Tenant shall accept the Preferential Space in its “as-is” condition and Landlord shall not provide to Tenant any allowances or other tenant inducements except as specifically provided in the Third Party Offer.

(c)    The length of the term for any Preferential Space that is less than a full floor shall be that which is set forth in the Third Party Offer, but Tenant may elect to lease such Preferential Space pursuant to the terms hereof on a coterminous basis with the remainder of the Leased Premises only if Tenant exercises the ROFR with respect to such Preferential Space prior to the date that is thirty-six (36) months prior to the Expiration Date. In the event Tenant elects to lease such Preferential Space on a coterminous basis with the remainder of the Leased Premises as aforesaid, and such term is more or less than the term of the lease for such Preferential Space specified in the Third Party Offer, the terms and conditions for the leasing of such Preferential Space as set forth in the Third Party Offer shall adjust prorata taking into consideration the shorter or longer lease term. If the parties are unable to agree on such adjustments to the Third Party Offer, the parties may submit to arbitration in accordance with the process set forth on Exhibit “E”. Notwithstanding anything in this Article 14 to the contrary, with respect to Preferential Space that is less than a full floor, Tenant shall not have the right to exercise the ROFR from and after the date that is thirty-six (36) months prior to the Expiration Date unless, simultaneous with Tenant’s delivery to Landlord of its notice to lease such Preferential Space pursuant to Section 14.1(b) upon the terms set forth in the Offer Notice (it being agreed that, in such case, Tenant shall have fifteen (15) business days (instead of ten (10) days) to notify Landlord of its election pursuant to Section 14.1(b)), Tenant provides Landlord with an irrevocable Renewal Notice in accordance with terms of Exhibit “E” (to the extent Tenant has the right to deliver such Renewal Notice pursuant to the terms of Exhibit “E”; provided, however, notwithstanding anything in Exhibit “E” to the contrary, Tenant shall have the right to deliver such a Renewal Notice earlier than eighteen (18) months prior to the Expiration Date in conjunction with Tenant’s delivery to Landlord of its notice to lease such Preferential Space pursuant to Section 14.1(b)). For the avoidance of doubt, the parties acknowledge that if Tenant provides Landlord with such Renewal Notice, notwithstanding anything in Exhibit “E” to the contrary, Tenant shall thereafter have no right to revoke such Renewal Notice. The length of the term for any Preferential Space that is a full floor or more shall be that which is set forth in the Third Party Offer, but Tenant may elect to lease such Preferential Space pursuant to the terms hereof on a coterminous basis with the remainder of the Leased Premises only if Tenant exercises the ROFR with respect to such Preferential Space prior to the date that is forty-eight (48) months prior to the Expiration Date. In the event Tenant elects to lease such Preferential Space on a coterminous basis with the remainder of the Leased Premises as aforesaid, and such term is more or less than the term of the lease for such Preferential Space specified in the Third Party Offer, the terms and conditions for the leasing of such Preferential Space as set forth in the Third Party Offer shall adjust prorata taking into consideration the shorter or longer lease term. If the parties are unable to agree on such adjustments to the Third Party Offer, the parties may submit to arbitration in accordance with the process set forth on Exhibit “E”. Notwithstanding anything in this Article 14 to the contrary, with respect to Preferential Space that is a full floor or more, Tenant shall not have the right to exercise the ROFR from and after the date that is forty-eight (48) months prior to the Expiration Date unless, simultaneous with Tenant’s delivery to Landlord of its notice to lease such Preferential Space pursuant to Section 14.1(b) upon the terms set forth in the Offer Notice (it being agreed that, in such case, Tenant shall have fifteen (15) business days (instead of ten (10) days) to notify Landlord of its election pursuant  to  Section  14.1(b)),  Tenant  provides Landlord with an irrevocable Renewal Notice in accordance with terms of Exhibit “E” (to the extent Tenant has the right to deliver such Renewal Notice pursuant to the terms of Exhibit “E”; provided, however, notwithstanding anything in Exhibit “E” to the contrary, Tenant shall have the right to deliver such a Renewal Notice earlier than eighteen (18) months prior to the Expiration Date in conjunction with Tenant’s delivery to Landlord of its notice to lease such Preferential Space pursuant to Section 14.1(b)). For the avoidance of doubt, the parties acknowledge that if Tenant provides Landlord with such Renewal Notice, notwithstanding anything in Exhibit “E” to the contrary, Tenant shall thereafter have no right to revoke such Renewal Notice.

(d)    If Tenant elects not to lease Preferential Space, then Landlord shall have the right to lease all or any portion of such Preferential Space, provided same shall be on terms and conditions substantially the same as those set forth in the Third Party Offer. For purposes hereof, the terms offered to another party shall be deemed to be “substantially the same” as those set forth in the Offer Notice as long as there is no more than a five percent (5%) reduction in the effective rental rate (i.e., the annual net rental rate taking into account all relevant factors including, without limitation, the rent, rent escalation, expense caps, rent abatement, pass throughs, improvement allowances and any other financial terms or concessions) when compared to the effective rental rate under the Offer Notice, considering all of the economic terms of both offers. Tenant shall once again have a ROFR to lease the Preferential Space if Landlord has not leased, or has not accepted an offer to lease, the Preferential Space within six (6) months from the date Tenant declined to lease such space or is deemed to have declined to lease such space as set forth herein.
(e)    Notwithstanding the foregoing, Base Rental and Tenant’s Additional Rental with respect to such Preferential Space Tenant elects to lease hereunder shall not commence until the later of (x) the date specified in the Third Party Offer and (y) six (6) months after Landlord delivers possession of such Preferential Space to Tenant.
(f)    Tenant's ROFR with respect to the Preferential Space, or any portion thereof, shall terminate upon the earlier to occur: (i) Tenant leases the Preferential Space, or any larger premises which includes the Preferential Space, either by exercising this ROFR or otherwise; or (ii) a default by Tenant under the Lease remains uncured beyond any applicable notice and cure periods at the time Landlord receives a Third Party Offer; or (iii) Tenant fails to timely respond to the Offer Notice as required by this Article 14, or (iv) the expiration of the Term of this Lease.
(g)    Within a commercially reasonable time following the exercise of the ROFR, Landlord and Tenant shall enter into an amendment to this Lease reflecting (i) the addition of the Preferential Space to the Leased Premises, (ii) the Base Rental and Tenant’s Additional Rental payable under this Lease with respect to the Preferential Space, (iii) the increase in Net Rentable Area of the Leased Premises and Tenant's Proportionate Share and (iv) such other amendments as are reasonable to memorialize Tenant’s leasing of the Preferential Space.

(h)    Tenant acknowledges and agrees that, notwithstanding anything herein to the contrary, the ROFR is subject and subordinate to any and all expansion options, refusal rights, preferential rights and renewal options of existing tenants and occupants in the Office Building existing as of the Effective Date (and their respective successors and assigns) and renewal rights of future tenant(s) and occupants of the Preferential Space (and their successors and assigns) for which Tenant did not exercise a ROFR. Landlord hereby represents and warrants to Tenant that Exhibit “V” sets forth the expansion options of existing tenants and occupants in the Office Building.
(i)    Notwithstanding anything herein to the contrary, if Tenant properly exercises the Termination Option pursuant to the terms of Article 12, Tenant shall have no right hereunder to exercise the ROFR during the period commencing on the date Tenant exercises the Termination Option through and including the day prior to the first (1st) year anniversary of the Termination Option Date.

ARTICLE 15
15.1    Notices.
(a)    Any notice or other communications (other than Rent payments, which are to be made and directed as set forth in Section 2.2 above) to Landlord or Tenant required or permitted to be given under this Lease (and copies of the same to be given to the parties as below described) must be in writing and shall be effectively given if delivered by an independent reputable third party courier service (providing proof of delivery) to the addresses for Landlord and Tenant set forth below, or if sent by United States mail, certified or registered, return receipt requested, to said addresses at the below addresses:

The address for the Landlord is:
25 West 39th Street, 2nd Floor New York, New York 10018 Attn: Justin A. Xenitelis, Esq., General Counsel
The address for Tenant prior to the Commencement Date is: 3100 Main St., Ste 900 Houston, TX 77002 Attn: Legal Department	The address for Tenant after the Commencement Date is: 3200 Kirby Drive Houston, TX 77098 Attn: Legal Department

(b)    Any notice mailed shall be deemed to have been given on the regular business day next following the date of deposit of such item in a depository of the United States Postal Service. Notice effected other than by mail shall be deemed to have been given at the time of actual delivery (or attempted delivery, if receipt thereof is refused by the addressee). Either party shall have the right to change its address to which notices shall thereafter be sent by giving the other written notice thereof. Additionally, Tenant shall send copies of all notices required or permitted to be given to Landlord to each lessor under any ground or land lease covering all or part of the Land, and each holder of a mortgage or deed of trust encumbering the Building and/or the Land who notifies Tenant in writing of its interest and the address to which notices are to be sent.
15.2    Miscellaneous.
(a)    This Lease shall be binding upon and inure to the benefit of Landlord and the successors and assigns of Landlord, and this Lease shall be binding upon and inure to the benefit of Tenant, its successors and, to the extent assignment may be approved and/or permitted by Landlord hereunder, Tenant’s assigns. Tenant’s and Landlord’s respective obligations under this Lease (including, without limitation, each indemnity agreement and hold harmless agreement of Tenant and Landlord contained herein) shall survive the expiration or earlier termination of this Lease. The pronouns of any gender shall include the other genders, and either the singular or the plural shall include the other.
(b)    All rights and remedies of Landlord under this Lease shall be cumulative and none shall exclude any other rights or remedies allowed by law, and this Lease is declared to be a Texas contract, and all of the terms thereof shall be construed according to the laws of the State of Texas.
(c)    This Lease may not be altered, changed or amended, except by an instrument in writing executed by all parties hereto. Further, the terms and provisions of this Lease shall not be construed against or in favor of a party hereto merely because such party is the “Landlord” or the “Tenant” hereunder, or such party or its counsel is the draftsman of this Lease.
(d)    If Tenant is a corporation, partnership or other entity, Tenant warrants that all consents or approvals required of third parties (including, but not limited to, its Board of Directors or partners) for the execution, delivery and performance of this Lease have been obtained and that Tenant has the right and authority to enter into and perform its covenants contained in this Lease. Landlord has the right and authority to enter into and perform its covenants contained in this Lease.

(e)    Whenever in this Lease there is imposed upon Landlord or Tenant the obligation to use its best efforts, reasonable efforts or diligence, such party shall be required to do so only to the extent the same is economically feasible and otherwise will not impose upon such party’s extreme financial or other business burdens. Any consent or approval required of Landlord in any provision of this Lease may be withheld by Landlord in its sole discretion unless the provision requiring such consent or approval specifically states that Landlord shall not withhold such consent or approval unreasonably.
(f)    If any term or provision of this Lease, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.
(g)    Landlord agrees to pay each of Cushman & Wakefield of Texas, Inc. (“Tenant’s Broker”), and representing the Tenant, and CBRE (“Landlord’s Broker”), and representing the Landlord, a commission or commissions with respect to this Lease (and the transaction contemplated hereby) pursuant to one or more separate written commission agreements made and entered into by and between Landlord and said Tenant’s Broker (“Tenant’s Broker Agreement”) and Landlord’s Broker (Tenant’s Broker and Landlord’s Broker being herein sometimes collectively called the “Brokers”). LANDLORD AND TENANT HEREBY REPRESENT AND WARRANT EACH TO THE OTHER THAT THEY HAVE NOT EMPLOYED ANY AGENTS, BROKERS OR OTHER SUCH PARTIES (OTHER THAN BROKER) IN CONNECTION WITH THIS LEASE, AND EACH AGREES THAT THEY SHALL DEFEND, INDEMNIFY AND HOLD THE OTHER HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS OF ALL OTHER AGENTS, BROKERS (OTHER THAN THE AFORENAMED BROKERS) OR OTHER SUCH PARTIES CLAIMING BY, THROUGH OR UNDER THE RESPECTIVE INDEMNIFYING PARTY. The indemnification obligations set forth under this Section 15.2(g) shall survive the expiration or earlier termination of this Lease. If Landlord shall fail to pay Tenant’s Broker as aforesaid pursuant to Tenant’s Broker Agreement dated November 19, 2018, then, as Tenant’s sole and exclusive remedy therefor, Tenant shall be entitled to pay Tenant’s Broker such amount Landlord failed to pay Tenant’s Broker, provided Landlord fails to pay Tenant’s Broker within ten (10) days of Tenant providing Landlord notice of such failure, and if Tenant pays Tenant’s Broker such amount, Tenant may offset such amount from the next succeeding monthly installment or installments of Rent due and payable hereunder.
(h)    This contract represents the entire agreement of the parties, and all other prior agreements, whether written oral, are hereby merged into and are superseded by this instrument.
(i)    Tenant has had the opportunity to inspect the Leased Premises prior to execution of this agreement to lease and prior to its occupancy of the Leased Premises.

TENANT HEREBY ACKNOWLEDGES THAT, EXCEPT AS MAY BE OTHERWISE EXPRESSLY SET FORTH IN THIS LEASE, LANDLORD DISCLAIMS ANY AND ALL WARRANTIES REGARDING THE LEASED PREMISES, WHETHER EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF SUITABILITY OR HABITABILITY, AND TENANT AGREES THAT IT HEREBY WAIVES ANY AND ALL SUCH WARRANTIES, EXPRESS OR IMPLIED.
(j)    All exhibits and attachments attached hereto and described below are hereby incorporated herein by this reference and made a part hereof for all purposes.
(k)    This Lease shall not be recorded by Tenant. The recordation of this Lease by Tenant shall constitute a default by Tenant under this Lease. Notwithstanding the foregoing, Landlord acknowledges that this Lease may be made public or provided to third parties if and to the extent required for Tenant’s parent company to fulfill its federal regulatory reporting requirements.
(l)    Landlord and Tenant hereby each acknowledge and agree that they are knowledgeable and experienced in commercial transactions and further hereby acknowledge and agree that the provisions of this Lease for determining charges, amounts and additional Rent payable by Tenant are commercially reasonable and valid even though such methods may not state precise mathematical formulae for determining such charges. ACCORDINGLY, TENANT HEREBY VOLUNTARILY AND KNOWINGLY WAIVES ALL RIGHTS AND BENEFITS TO WHICH TENANT MAY BE ENTITLED UNDER SECTION 93.012 OF THE TEXAS PROPERTY CODE, AS SUCH SECTION NOW EXISTS OR AS SAME MAY BE HEREAFTER AMENDED OR SUCCEEDED.
(m)    TENANT HEREBY WAIVES ALL RIGHTS TO PROTEST THE APPRAISED VALUE OF THE LAND, BUILDING OR ANY OTHER PROPERTY OF WHICH THE LAND OR BUILDING ARE A PART OR TO APPEAL THE SAME AND ALL RIGHTS TO RECEIVE NOTICES OF REAPPRAISALS AS SET FORTH IN SECTIONS 41.413 AND 42.015 OF THE TEXAS TAX CODE.
(n)    IT IS AGREED BY AND BETWEEN LANDLORD AND TENANT THAT THE RESPECTIVE PARTIES HERETO SHALL, AND THEY HEREBY DO, WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, AND/OR TENANT’S USE OR OCCUPANCY OF THE PREMISES.

(o)    Tenant represents and warrants to Landlord that Tenant and Tenant’s constituent owners or affiliates are currently in compliance with, and Tenant covenants that it shall at all times during the Term (including any extension thereof) be and remain in compliance with, the regulations of the U.S. Department of the Treasury Office of Foreign Asset Control (“OFAC”) and any statute, executive order (including (i) the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism, to be referred to herein as the “Executive Order”, and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, being Public Law 107-56 and sometimes referred to herein as the “USA Patriot Act”) or other governmental action relating thereto, including without limitation any and all other laws related to terrorism or money laundering (all of the foregoing being herein referred to collectively as the “Anti-Terrorism Laws”). Tenant further hereby covenants with Landlord that neither Tenant nor any of Tenant’s respective constituent owners or affiliates is or shall be during the Term of this Lease a “Prohibited Person”, which is defined as follows: (A) a person or entity that is listed in the Annex to, or is otherwise subject to, the provisions of the Executive Order; (B) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (C) a person or entity with whom Landlord is prohibited from dealing with or otherwise engaging in any transaction by any Anti-Terrorism Law, including without limitation the Executive Order and the USA Patriot Act; (D) a person or entity who commits, threatens or conspires to commit or support “terrorism” as defined in Section 3(d) of the Executive Order; (E) a person or entity that is named as a “specially designated national and blocked person” on the then-most current list published by OFAC at its official website (currently http://www.treas.gov/offices/eotffc/ofac/sdn/tllsdn.pdf) or at any replacement website or other replacement official publication of such list; and (F) a person or entity who is affiliated with a person or entity listed in items (A) through (E) above. At any time and from time to time during the Term, Tenant shall deliver to Landlord, within thirty (30) days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to Landlord evidencing and confirming Tenant’s compliance with this paragraph.
(p)    THE UNDERSIGNED TENANT HEREBY WAIVES ALL TENANT’S RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41, ET SEQ. TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF TENANT’S OWN SELECTION, TENANT VOLUNTARILY CONSENTS TO THIS WAIVER.
(q)    Upon request by Tenant, Landlord shall execute, acknowledge and deliver to Tenant a memorandum of this Lease in the form attached hereto as Exhibit “AA” (the “Memorandum of Lease”), together with such other instruments as may be reasonably necessary to record the Memorandum of Lease. Tenant may record such Memorandum of this Lease in the Official Public Records of Harris County, Texas, and shall be responsible for all recording fees, charges and taxes (if any) in connection therewith.  Simultaneously  with  the  execution  by  Tenant  of  the

Memorandum of Lease, Tenant shall execute a termination of Memorandum of Lease in the form attached hereto as Exhibit “BB”, which Landlord’s counsel (Davis & Gilbert LLP) shall hold in escrow until the delivery to Landlord’s counsel of a signed acknowledgement from Landlord and Tenant (or evidence of the final determination of a court of competent jurisdiction) that the Expiration Date shall have occurred (at which point Landlord may record same in the Official Public Records of Harris County, Texas and Tenant shall reimburse Landlord for all out-of-pocket costs incurred by Landlord in connection therewith within thirty (30) days after demand). The provisions of this Section 15.2(q) shall expressly survive the expiration or sooner termination of this Lease.
(r)    This Lease may be executed in counerparts, all of which executed counterparts shall together constitute a single document. Signature pages may be detached from the counterparts and attached to a single copy of this document to physically form one document. Transmission by email of a pdf executed copy of this Lease shall be deemed the equivalent of the delivery of the original.

ARTICLE 16

TRANSFER OF ASSETS

16.1    Transfer to a Domestic Entity. If Tenant (or any entity then comprising Tenant) desires to transfer any of its assets (any transfer of Tenant’s assets being referred to herein as a “Transfer”; except a Transfer shall not include short term transfers of cash, instruments, and securities for investment purposes that are less than a term of one year) having a value or aggregate value in excess of $25,000,000, as carried on the books of the Tenant, in accordance with U.S. generally accepted accounting principles consistently applied, at the time of such Transfer, to a domestic entity (i.e., an entity formed in the United States), Tenant shall provide Landlord with notice of its desire to consummate such Transfer (a “Transfer Notice”) at least ten (10) business days prior to the consummation of such Transfer. Such Transfer Notice shall describe in reasonable detail the nature of such Transfer. Such Transfer Notice shall be certified by Tenant’s chief financial officer. Simultaneous with consummating such Transfer, Tenant shall deliver to Landlord a guaranty of this Lease, in form reasonably satisfactory to Landlord and executed by such transferee, whereby such transferee becomes a guarantor of this Lease in accordance with the terms of such guaranty. “Value” shall mean the total value of Tenant’s assets or applicable transferee, as applicable, as carried on the books of the Tenant or applicable transferee, as applicable, at the applicable time, in accordance with U.S. generally accepted accounting principles consistently applied.

16.2    Transfer to a Foreign Entity. If Tenant (or any entity then comprising Tenant) desires to consummate a Transfer to a foreign entity (i.e., an entity formed outside of the United States), which Transfer is reasonably likely to result in Tenant’s Value to be less than seventy-five percent (75%) of the Threshold Value, Tenant shall provide Landlord with a Transfer Notice at least ten (10) business days prior to the consummation of such Transfer. Such Transfer Notice shall describe in reasonable detail the nature of such Transfer and Tenant’s Value as well as the Value of the proposed transferee, in each case, after such Transfer. Such Transfer Notice shall be certified by Tenant’s chief financial officer. If Landlord reasonably determines that such Transfer will result in Tenant’s Value being less than seventy-five percent (75%) of the Threshold Value, Tenant shall, simultaneous with consummating such Transfer, deliver to Landlord a clean, irrevocable, non-documentary and unconditional stand-by letter of credit, in form satisfactory to Landlord (“Letter of Credit”), issued by and drawable upon a commercial bank, trust company, national banking association or savings and loan association approved by Landlord (“Issuing Bank”), in the Foreign Transfer LC Amount (as defined below). The “Foreign Transfer LC Amount” means the product of (i) the remaining Rent due hereunder by Tenant from and after the date such Transfer is consummated through and including the Expiration Date and (ii) the percentage below seventy-five percent (75%) of the Threshold Value by which Tenant’s Value will be decreased in connection with such Transfer. Tenant represents that Tenant’s Value as of September 30, 2018 was Four Hundred Sixty-Nine Million Eight Hundred Fifty-Two Thousand and 00/100 Dollars ($469,852,000.00) (“Threshold Value”).
16.3    Letter of Credit
(a)    If applicable, Tenant shall deliver to Landlord a Letter of Credit in the amount specified in Section 16.2 as a guaranty for the faithful performance and observance by Tenant of the terms, covenants and conditions of this Lease. The Letter of Credit shall (a) name Landlord as beneficiary, (b) have a term of not less than one year, (c) permit multiple drawings, (d) be fully transferable by Landlord without the payment of any fees or charges by Landlord, and (e) otherwise be in form and content reasonably satisfactory to Landlord. If upon any transfer of the Letter of Credit any fees or charges shall be so imposed, then such fees or charges shall be payable solely by Tenant and the Letter of Credit shall specify that it is transferable without charge to Landlord. If Landlord pays any such fees or charges, Tenant shall reimburse Landlord therefor upon demand. The Letter of Credit shall provide that it shall be automatically renewed, without amendment or need for any other action, for consecutive periods of one year each thereafter during the Term, as the same may be extended (and in no event shall the Letter of Credit expire prior to the 60th day following the expiration of this Lease) unless the Issuing Bank sends duplicate notices (the “Non-Renewal Notices”) to Landlord by registered or certified mail, return receipt requested, not less than 45 days next preceding the then expiration date of the Letter of Credit stating that the Issuing Bank has elected not to renew the Letter of Credit. The Issuing Bank shall agree with all beneficiaries, drawers, endorsers, transferees and bona fide holders that drafts drawn under and in compliance with the terms of the Letter of Credit will be duly honored upon presentation to the Issuing Bank at an office location in New York, New York. The Letter of Credit shall be subject in all respects to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590. If Tenant exercises its option to extend the Term pursuant to Exhibit “E” of this Lease then, not later than 90 days prior to the commencement of the Renewal Term, Tenant shall deliver to Landlord a new Letter of Credit or certificate of renewal or extension evidencing that the expiration date of the Letter of Credit is at least 60 days after the expiration of the Renewal Term.

(b)     If (a) a default by Tenant occurs in the payment or performance of any of the terms, covenants or conditions of this Lease, including the payment of Rent, (b) Tenant fails to make any installment of Rent as and when due, (c) Landlord receives a Non-Renewal Notice or (d) the credit rating of the Issuing Bank has been downgraded below the Threshold Rating (as defined below) and Tenant has failed to deliver a new Letter of Credit from a bank with a credit rating meeting the Threshold Rating and otherwise meeting the requirements set forth in Section 16.2 and this Section 16.3 within 30 days following notice from Landlord, Landlord shall have the right by sight draft to draw, at its election, all or a portion of the proceeds of the Letter of Credit and thereafter hold, use, apply, or retain the whole or any part of such proceeds, (x) to the extent required for the payment of any Base Rental or any other sum as to which Tenant is in default including (i) any sum which Landlord may expend or may be required to expend by reason of Tenant’s default, and/or (ii) any damages to which Landlord is entitled pursuant to this Lease, whether such damages accrue before or after summary proceedings or other reentry by Landlord and/or (y) as cash proceeds to guaranty Tenant’s obligations hereunder, unless and until Tenant delivers to Landlord a substitute Letter of Credit which meets the requirements of this Section 16.2 and this Section 16.3, provided at such time no default by Tenant has occurred and is continuing, in which event Landlord shall have no obligation to accept such substitute Letter of Credit and shall have the right to retain the cash proceeds. If Landlord applies any part of the cash proceeds of the Letter of Credit, Tenant shall promptly thereafter amend the Letter of Credit to increase the amount thereof by the amount so applied or provide Landlord with an additional Letter of Credit in the amount so applied so that Landlord shall have the full amount thereof on hand at all times during the Term. If Tenant shall comply with all of the terms, covenants and conditions of this Lease, the Letter of Credit or the cash proceeds thereof, as the case may be, shall be returned to Tenant after the expiration of this Lease and after delivery of possession of the Leased Premises to Landlord in the manner required by this Lease. “Threshold Rating” means a rating, without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation, “A” or better by Moody’s Investors Service or “A” or better by Standard & Poor’s Rating Service.
(c)     Upon a sale or other transfer of the Project or the Office Building, Landlord shall transfer the Letter of Credit or the cash proceeds to its transferee. With respect to the Letter of Credit, within 15 days after notice of such transfer, Tenant, at its sole cost, shall (if required by Landlord) arrange for the transfer of the Letter of Credit to the new landlord, as designated by Landlord in the foregoing notice or have the Letter of Credit reissued in the name of the new landlord. Upon such transfer, Tenant shall look solely to the new landlord for the return of the Letter of Credit or the cash proceeds and thereupon Landlord shall without any further agreement between the parties be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the Letter of Credit or the cash proceeds to a new landlord. Tenant shall not assign or encumber or attempt to assign or encumber the Letter of Credit or the cash proceeds and neither Landlord nor its successors or assigns shall be bound by any such action or attempted assignment, or encumbrance.

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NOTICE OF INDEMNIFICATION

THE PARTIES TO THIS LEASE AGREEMENT HEREBY ACKNOWLEDGE AND AGREE THAT THIS LEASE AGREEMENT CONTAINS CERTAIN INDEMNIFICATION PROVISIONS (INCLUDING, WITHOUT LIMITATION, PURSUANT TO SECTIONS 5.1(e), 6.6, 7.4 AND 15.2(g) HEREOF AND EXHIBITS “C” AND “G” HERETO).

EXECUTED as of the Effective Date.

Landlord:

THOR KIRBY 3 GROUP, LLC,
a Delaware limited liability company

By:
Name:
Title:

Tenant:

PROS, INC.,
a Delaware corporation

By:
Name:
Title:

FEIN:

EXHIBIT “A”

LEGAL DESCRIPTION

All of DAVID CROCKETT SECOND REPLAT PARTIAL REPLAT NO. 4, a subdivision in Harris County, Texas according to the map or plat thereof recorded under Film Code No. 668005 of the Map Records of Harris County, Texas.

EXHIBIT “C”

CONSTRUCTION OF INITIAL LEASEHOLD IMPROVEMENTS

This Exhibit “C” is attached to and made a part of that certain Lease Agreement (as amended, the “Lease”) dated effective as of November __, 2018, executed by and between THOR KIRBY 3 GROUP, LLC as Landlord, and PROS, INC., a Delaware corporation, as Tenant.

Landlord and Tenant hereby mutually agree as follows:

1.    Tenant agrees to engage, at Tenant’s expense, an architect for the purpose of drawing plans with regard to the Tenant’s proposed improvements to the Leased Premises, as described below, provided that the architect so selected and engaged by Tenant shall have first been approved by Landlord in writing (which approval shall not be unreasonably withheld, conditioned or delayed), provided that no such Landlord approval is required for Tenant to engage M. Arthur Gensler Jr. & Associates, Inc. or its affiliated companies (“Gensler”). Tenant shall provide to Landlord (or to an agent for Landlord as designated by Landlord in writing to Tenant), for Landlord’s approval, final working drawings, prepared by the Tenant’s architect that has been approved by Landlord as provided above, and describing all improvements that Tenant proposes to install in the Leased Premises, such working drawings to include the partition layout, ceiling plan, electrical outlets and switches, telephone outlets, drawings for any modifications to the mechanical and plumbing systems of the Building, plans for the Mezzanine, the Terrace Spaces, any Food Areas and any known Specialty Alterations for the initial build-out, and detailed plans and specifications for the construction of the improvements called for under this Exhibit “C” in accordance with all applicable governmental laws, codes, rules, and regulations. Landlord shall approve or object to the first such proposed working drawings on or before the tenth (10th) day after same are submitted by Tenant to Landlord; provided, that if Landlord objects to such working drawings within such period, Tenant shall then promptly attempt to revise or cause to be revised the proposed working drawings in order to address and resolve any such matters disapproved and/or objected to by Landlord, and Tenant shall then promptly submit such revised proposed working drawings to Landlord for Landlord’s approval and/or disapproval in accordance with the procedures set forth above, and provided further that, Landlord shall approve or object to any subsequent working drawings (following the first submission) on or before the fifth (5th) business day after same are submitted by Tenant to Landlord; and the foregoing process shall continue until the Working Drawings are mutually and reasonably approved and agreed to by both Landlord and Tenant (subject to the Lease). Notwithstanding the foregoing, if Landlord fails to respond to Tenant’s request within the applicable review period set forth herein, Tenant shall have the right to provide Landlord with a second request for approval (a “Second Plan Request”), which shall specifically identify the working drawings or subsequent working drawings, as the case may be, to which such request relates, and set forth in bold capital letters the following statement: IF LANDLORD FAILS TO RESPOND WITHIN FIVE (5) BUSINESS DAYS [THREE (3) BUSINESS DAYS FOR SUBSEQUENT WORKING DRAWINGS] AFTER RECEIPT OF THIS NOTICE THE WORKING DRAWINGS [OR SUBSEQUENT WORKING DRAWINGS] SHALL BE DEEMED APPROVED AND TENANT SHALL BE ENTITLED TO COMMENCE CONSTRUCTION OF THE ALTERATIONS SET FORTH THEREIN IN ACCORDANCE WITH THE WORKING DRAWINGS [OR SUBSEQUENT WORKING DRAWINGS] PREVIOUSLY SUBMITTED TO LANDLORD AND TO WHICH LANDLORD HAS FAILED TO TIMELY RESPOND.

If Landlord fails to respond to a Second Plan Request within five (5) business days [three (3) business days for subsequent working drawings] after receipt by Landlord, the working drawings or subsequent working drawings, as the case may be, for which the Second Plan Request is submitted shall be deemed to be approved by Landlord, and Tenant shall be entitled to  commence  construction  of  the  alterations or portion thereof to which the working drawings or subsequent working drawings, as the case may be, relate, provided that such working drawings or subsequent working drawings, as the case may be, have (if required) been appropriately filed in accordance with any applicable law, all permits and approvals required to be issued by any governmental authority as a prerequisite to the performance of such alterations shall have been duly issued, and Tenant shall otherwise have complied with all applicable provisions of this Lease relating to the performance of such alterations. Further, if any of Tenant’s proposed construction work will affect the Building’s HVAC, electrical, mechanical, or plumbing systems, then the working drawings pertaining thereto shall be prepared by the Building’s engineer of record, whom Tenant shall at Tenant’s own cost engage for such purpose, provided that such engineer charges market rates and is an independent third-party and further provided that Tenant may engage another engineer (reasonably acceptable to Landlord) for any construction work in the Premises, even if such proposed work involves connections to the Building’s HVAC, electrical, mechanical, or plumbing systems.
2.    Landlord’s approval of such working drawings shall not be unreasonably withheld, conditioned or delayed, provided that (i) they comply with all applicable governmental laws, codes, rules, and regulations, (ii) such working drawings are sufficiently detailed to allow construction of the improvements depicted thereon in a good and workmanlike manner, and (iii) the improvements depicted thereon conform to the rules and regulations promulgated from time to time by Landlord for the construction of tenant improvements and do not affect the Building’s structure or Building systems. “Working Drawings” shall mean the final working drawings approved by Landlord as provided hereinabove, as same may be amended from time to time by any approved changes thereto, and “Tenant’s Work” shall mean all improvements to be constructed in accordance with and as indicated on the Working Drawings by Tenant and any work performed in the wiring and cabling of the Leased Premises and installation of the Generator to service the Leased Premises. Approval by Landlord of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use, purpose, or condition, or that such drawings comply with any applicable law or code, but shall merely be the consent of Landlord to the performance of Tenant’s Work. Tenant shall, at Landlord’s request, sign the Working Drawings to evidence Tenant’s review and approval thereof. All changes in the Working Drawings and/or Tenant’s Work must receive the prior written approval of Landlord in accordance with the terms hereof. In the event of any such approved change Tenant shall, upon completion of the Tenant’s Work, furnish Landlord with (i) an accurate, reproducible “as-built” plan (e.g., sepia) of the improvements the subject of such Tenant’s Work as constructed, which plan shall be incorporated into this Lease by this reference for all purposes, and (ii) the AutoCAD of such improvements.

3.    Tenant’s Work shall be performed only by contractors and subcontractors approved in writing in advance by Landlord, or Landlord’s designated agent, which approval shall not be unreasonably withheld, conditioned or delayed, provided that no such approval shall be required for O’Donnell/Snyder Construction. Tenant may use the Building’s MEP engineer of record (which, as of the date hereof, is Wylie Engineering), or another similarly qualified MEP engineer (reasonably acceptable to Landlord), for engineering services in connection with any alterations or improvements to the Leased Premises. Notwithstanding anything herein to the contrary, Tenant shall at Tenant’s own cost engage Landlord’s fire/life-safety contractor to perform any fire/life-safety work in the Premises or connections to the Building’s fire/life-safety systems. All such contractors and subcontractors shall be required to procure and maintain the insurance set forth in Exhibit “X” which insurance shall be issued by such companies as Landlord may reasonably require. Certificates of such insurance, with paid receipts therefor, in form and content reasonably acceptable to Landlord (it being agreed that the certificate of insurance set forth in Exhibit “X” is deemed acceptable for purposes hereunder), must each be received by Landlord before Tenant’s Work is commenced. Tenant’s Work shall be performed in accordance with all applicable governmental laws, codes, rules and regulations and in a good and workmanlike manner that is free of defects and is in strict conformance with the Working Drawings, and such Tenant’s Work shall be performed in such a manner and at such times as are reasonably anticipated to maintain harmonious labor relations, and to not unreasonably interfere with the operation of the Building, and/or the use or occupancy thereof by other tenants or occupants. In addition, neither Tenant’s nor Landlord’s contractors and subcontractors shall unreasonably interfere with or delay the other in the completion of their respective work. All of Tenant’s contractors and subcontractors shall contact Landlord and schedule time periods during which they may use Building facilities in connection with the Tenant’s Work (e.g., elevators, excess electricity, etc.), and Landlord will reasonably endeavor to accommodate any such reasonable scheduling requests by Tenant and/or Tenant’s contractors and subcontractors. Tenant and Tenant’s contractors, subcontractors, agents, representatives and employees shall, in the exercise of such access and Tenant’s Work, use their best efforts to minimize any noise or odors resulting from their construction activities, shall keep all construction sites clean and orderly in appearance, and shall promptly repair any damages thereto; provided, further, that any construction or activities producing unreasonable noise or odors may be limited by Landlord to particular times and areas upon notice thereof to Tenant. Tenant’s contractors and subcontractors, and their respective employees and agents, shall be permitted to use restrooms in the Office Building during the undertaking of Tenant’s Work, but only such restrooms as may be designated by Landlord from time to time for such use, and such restroom facilities must be left after use thereof by Tenant’s contractors and subcontractors (and/or their respective employees and agents) in the same condition as same were in immediately prior to such use, and such restroom facilities shall not be used by such persons or parties for any purposes other than customary personal hygiene use (it being hereby acknowledged and agreed, for example, that no such contractors, employees or subcontractors shall use any such restrooms for cleaning paintbrushes or other equipment or tools). Except for Landlord’s obligations set forth in this Lease, including but not limited to those set forth on Exhibit “F”,  Tenant  shall  be  responsible,  at  Tenant’s  sole  cost,  for all alterations and improvements required to be made to the Leased Premises or Building which is required by legal requirements of governmental authorities (including, without limitation, the ADA, TABA and all similar federal, state, county or municipal laws or ordinances and their related implementing regulations, codes, rules and guidelines) and which may be due to Tenant’s specific use of the Leased Premises (as opposed to general office use) or which are due to the Tenant’s Work or any other alterations or improvements made to the  Leased  Premises  by  or  at  the  request  of  Tenant,  AND  TENANT  HEREBY  AGREES  TO  INDEMNIFY,  DEFEND  AND  HOLD

HARMLESS LANDLORD FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITIES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND EXPENSES) INCURRED BY OR ASSERTED AGAINST LANDLORD BY REASON OF OR IN CONNECTION WITH ANY VIOLATION OF ANY SUCH LAWS ARISING FROM OR OUT OF TENANT’S BREACH OF THE FOREGOING OBLIGATION OR OUT OF ANY PLANS, INFORMATION OR DESIGN FURNISHED BY TENANT (OR THE LACK OF COMPLETE AND ACCURATE INFORMATION SO FURNISHED) WITH RESPECT TO THE WORK OR OTHER ALTERATIONS OR ADDITIONS MADE BY OR AT THE REQUEST OF TENANT TO THE LEASED PREMISES, and Tenant shall be solely liable to correct such violations as promptly as is practicable.
4.    Tenant shall bear the entire cost of performing the Tenant’s Work (including, without limitation, design of the Tenant’s Work and preparation of the Working Drawings, costs of construction labor and materials, technology costs, relocation expenses, project management, additional janitorial services and related taxes and insurance costs, all of which costs are herein collectively called the “Total Construction Costs”) in excess of the Construction Allowance (hereinafter defined), and the Test Fit Allowance. Although Landlord will be actively involved in the construction process with respect to the Tenant’s Work, it is agreed that there shall be no charge to or deduction from the below-described Construction Allowance for Landlord’s overhead and supervision, review of plans, general conditions or construction management in connection with the construction of the Tenant’s Work, and should Tenant select Tenant’s own construction management firm to oversee the construction process with respect to the Tenant’s Work, Tenant shall accordingly be responsible for all costs associated therewith. Tenant agrees to keep the Building and Leased Premises free from any liens arising out of non-payment of any of the Total Construction Costs, and any liens so filed or asserted against the Building or Leased Premises by reason of any such work by or on behalf of Tenant shall be removed or bonded around in accordance with the terms and provisions of the Lease, failing which Landlord shall have, in addition to all other remedies provided in the Lease and/or by law, the right, but not the obligation, to cause the same to be released by such means as Landlord, in Landlord’s reasonable discretion, deems proper, including payment of or defense against the claim giving rise to such lien (and Tenant shall reimburse Landlord for any costs reasonably incurred by Landlord in respect thereto upon demand therefor).

5.    Construction Allowance.
a)    Subject to the terms of this Section 6, Landlord shall pay to Tenant an amount up to Fourteen Million Two Hundred Six Thousand Six Hundred and 00/100 Dollars ($14,206,600.00) (the “Construction Allowance”) for the costs that Tenant incurs in performing the Tenant’s Work; provided, however, Tenant shall have no right hereunder to apply more than $25.00 per square foot of Net Rentable Area of the Construction Allowance towards the costs incurred by Tenant in purchasing task seating, office furniture, workstations and other typical office furniture in connection with Tenant’s Work (the “Furniture”).
b)    Tenant may request disbursements of the Construction Allowance only by delivering to Landlord a Disbursement Request. Subject to the terms of this Exhibit “C”, Landlord shall disburse a portion of the Construction Allowance to Tenant (or Tenant’s designated contractors, if requested by Tenant in such Disbursement Request) from time to time, within thirty (30) days after the date that Tenant gives to Landlord the applicable Disbursement Request (hereinafter defined). Tenant shall not be entitled to any disbursements of the Construction Allowance if a default has occurred and is continuing. Landlord shall not be required to make disbursements of the Construction Allowance more frequently than once during any particular calendar month. Landlord shall be entitled to withhold a ten percent (10%) retainage from any disbursement of the Construction Allowance; it being agreed, however, that Landlord shall not be entitled to withhold a ten percent (10%) retainage from any disbursement of the Construction Allowance if Tenant’s contract with its general contractor provides that Tenant may withhold (and Tenant is then, in fact, so withholding) at least ten percent (10%) of payments to such general contractor as retainage and Tenant provides Landlord reasonable evidence of same.

c)    The term “Disbursement Request” shall mean a request for a disbursement of the Construction Allowance signed by a duly authorized representative of Tenant, together with:

i.
copies of reasonable documentation (such as bills and invoices) that indicate that the applicable work has been completed, the applicable materials have been furnished, or the applicable services have been performed, as the case may be,

ii.
conditional waivers of lien (final waivers of lien with respect to the final disbursement of the Construction Allowance) from all contractors, subcontractors, materialmen, architects, engineers and other Persons who may file a lien against the Premises in connection with the performance of the Tenant’s Work, and for which previous disbursements of the Construction Allowance has been made (except to the extent Tenant gave such waivers of lien to Landlord in connection with a prior Disbursement Request),

iii.
in connection with a disbursement of the Construction Allowance for costs that do not constitute so-called “soft costs,” a certificate of Tenant’s general contractor, countersigned by Tenant’s independent licensed architect stating that, in his or her opinion, the portion of the Tenant’s Work theretofore completed and for which the disbursement is requested was performed in a good and workman-like manner and substantially in accordance with the plans and specifications for such Tenant’s Work, as approved by Landlord, and

iv.
in connection with a disbursement of the Construction Allowance for costs that do not constitute so-called “soft costs,”, a revised estimated total cost to perform the Tenant’s Work, prepared by the construction company that Tenant has engaged to perform the Tenant’s Work.

d)    Landlord makes no representation or warranty that the Construction Allowance is sufficient to pay the cost of the Tenant’s Work. Tenant shall pay the amount of any excess of the cost of the Tenant’s Work over the Construction Allowance.
e)    Notwithstanding the foregoing, Construction Allowance Payments with respect to Furniture which are payable by Landlord hereunder, shall be paid to Tenant to the applicable vendor designated in writing by Tenant within thirty (30) days of Landlord’s receipt of reasonable documentation (such as bills and invoices) that indicate that the applicable item(s) of Furniture have been delivered to the Leased Premises and the cost thereof.
f)    Intentionally deleted.
g)    Notwithstanding the foregoing, if this Lease is terminated by Landlord due to a default by Tenant prior to Landlord’s payment to Tenant of the Construction Allowance and the Test Fit Allowance, then, and in such event, the Construction Allowance and the Test Fit Allowance shall be automatically cancelled and withdrawn by Landlord.

h)    Intentionally omitted.
i)    Upon the completion of Tenant’s Work and satisfaction of the conditions set forth in this Section 6, or upon the occurrence of the date which is twenty-four (24) months after the Commencement Date, whichever first occurs, any amount of the Construction Allowance which has not been previously disbursed shall be retained by Landlord. Notwithstanding the foregoing, provided Tenant has given written notice of such election to Landlord (the “Rent Credit Election Notice”) within twenty-four (24) months following the Commencement Date (time being of the essence in respect of such notice), Tenant may elect to convert up to $10.00 per square foot of Net Rentable Area of the Initial Premises of the Construction Allowance which Tenant has not then requisitioned (which amount elected by Tenant shall be identified by Tenant in the Rent Credit Election Notice, failing which Tenant shall be deemed to have elected not to convert any of the Construction Allowance) as a credit against Base Rental and Tenant’s Additional Rental initially due under this Lease immediately after the Rent Commencement Date and continuing until the entire amount elected by Tenant has been credited, provided further that upon the giving of the Rent Credit Election Notice and at the time Tenant is entitled to such credit (1) this Lease is then in full force and effect and (2) no default under this Lease then exists beyond the expiration of any applicable notice and cure periods. Upon Tenant’s timely delivery of the Rent Credit Election Notice, the Construction Allowance shall be automatically reduced by the amount of the Construction Allowance that Tenant elected to be applied as a credit against Base Rental due under this Lease, without further action required by the parties.
6.    Test Fit Allowance.     In addition to Construction Allowance, Landlord shall reimburse Tenant, within thirty (30) days of Landlord's receipt of Tenant's written request and paid invoices therefore, up to $0.15 per square foot of Net Rentable Area of the Initial Premises (the “Test Fit Allowance”) for the costs incurred by Tenant in having its architect produce preliminary test fit conceptual plans for the Initial Premises.

7.     No charges shall be imposed by Landlord for Tenant’s use of utilities, loading docks, or passenger or freight elevators during the performance of Tenant’s Work or initial move into the Premises.

8.    Further, Tenant may receive deliveries at any time of day, without preference of priority given to Landlord’s deliveries but subject to scheduling with Landlord. Landlord will promptly pad the elevators, if requested in writing by Tenant.

9.    Sixth Floor Restrooms.

a)Landlord has agreed to provide Tenant with an additional allowance of $40,000 (the “6th Floor Contribution”) for Tenant, at Tenant’s cost and expense, to add one additional sink in each of the men’s and women’s restrooms located on the sixth (6th) floor of the Office Building (the “6th Floor”), which work (the “Initial Restroom Expansion”) Tenant shall be obligated to perform pursuant to the terms of the Lease as part of Tenant’s Work. The 6th Floor Contribution shall be in addition to the Construction Allowance, but subject to the terms of the Lease with respect to the Construction Allowance, including, without limitation, Section 4 of this Exhibit “C”. Notwithstanding the foregoing, such two (2) additional sinks may be added on floors of the Leased Premises above or below the 6th Floor, if permitted by applicable law.

b)If the City of Houston classifies the 6th Floor amenity deck as simultaneous use with the 6th Floor, Tenant shall increase the size of the existing restrooms on the 6th Floor to add additional fixtures, or add additional restrooms on the 6th Floor to accommodate simultaneous use, in each case, in accordance with the terms of the Lease and applicable law, using a business occupancy standard for Tenant’s 6th Floor occupancy, as part of Tenant’s Work (“Simultaneous Use Restroom Expansion”); however, Landlord shall be responsible for paying Tenant’s reasonable out-of-pocket costs of such work, which shall be in addition to Construction Allowance, but subject to the terms of the Lease with respect to the Construction Allowance, including, without limitation, Section 4 of this Exhibit “C” and Section 5.1(c) of the Lease.

c)If the City of Houston classifies the 6th Floor amenity deck as simultaneous use with the 6th Floor and Tenant’s use on the 6th Floor as assembly occupancy, which requires additional restroom fixtures on the 6th Floor, then Tenant shall comply with applicable law with respect thereto, including, without limitation, increasing the size of the existing restrooms on the 6th Floor to add additional fixtures, or add additional restrooms on the 6th Floor to accommodate such assembly occupancy as part of Tenant’s Work (“Assemblage Occupancy Restroom Expansion”), and, subject to the terms of Section 9(b) above, Tenant shall perform such work at its sole cost and expense (which cost may be deducted from the Construction Allowance); but Landlord shall be responsible for paying Tenant’s reasonable out-of-pocket costs of such work that is required in connection with a Simultaneous Use Restroom Expansion pursuant to the terms of Section 9(b) above, if and to the extent a Simultaneous Use Restroom Expansion is required hereunder pursuant to Section 9(b) above (which amount shall be in addition to Construction Allowance, but subject to the terms of the Lease with respect to the Construction Allowance, including, without limitation, Section 4 of this Exhibit “C” and Section 5.1(c) of the Lease) such that Tenant is only effectively paying for the increase in the cost of the Assemblage Occupancy Restroom Expansion over the cost of a Simultaneous Use Restroom Expansion, if and to the extent a Simultaneous Use Restroom Expansion is required pursuant to Section 9(b) above.

d)The Initial Restroom Expansion, Simultaneous Use Restroom Expansion and Assemblage Occupancy Expansion may be referred to herein collectively as the “Restroom Expansions” and each a “Restroom Expansion.”

e)For each Restroom Expansion, Tenant’s plans for the 6th Floor shall be revised to add the additional restrooms or fixtures required by applicable law. Each Restroom Expansion shall be designed and built to Building standard. Landlord shall have the right to review and approve the plans and specifications for each Restroom Expansion, such approval shall not be unreasonably withheld, conditioned or delayed. Each Restroom Expansion shall be considered part of Tenant’s Work and shall be performed in accordance with the Lease, including, without limitation, Section 5.1 and this Exhibit “C”.

f)In no event shall any Restroom Expansion that changes the actual square footage of the Leased Premises on the 6th Floor or the Common Areas located on the 6th Floor adjust Tenant’s Proportionate Share or the square footage of Net Rentable Area of the Leased Premises on the 6th Floor. In other words, no matter how a Restroom Expansion may alter the configuration of the 6th Floor, Landlord and Tenant are stipulating that the square footage of Net Rentable Area of the Leased Premises on the 6th Floor shall be deemed to be 16,979 square feet for all purposes under the Lease.

g)The parties hereto agree that, in the event that (i) the City of Houston classifies the 6th Floor amenity deck as simultaneous use with the 6th Floor and/or (ii) if the City of Houston classifies the 6th Floor amenity deck as simultaneous use with the 6th Floor and Tenant’s use on the 6th Floor as assembly occupancy, the parties shall use commercially reasonable efforts to protest such classifications(s) and cooperate with each other in connection with same.

h)Notwithstanding anything herein to the contrary, Tenant’s plans and specifications for Tenant’s alterations, including, without limitation, Tenant’s Work, shall not include any work to be performed by Tenant on the 6th Floor amenity deck; it being agreed that the Landlord approved plans and specifications for any of Tenant’s alterations on the 6th Floor amenity deck shall be submitted for permits separately by Landlord and Landlord shall pay all costs and expenses incurred with such separate submission, not to exceed $5,000; it being agreed that Tenant shall reimburse Landlord for any costs and expenses in excess of such $5,000 cap within thirty (30) days of demand therefor.

i)Tenant’s submission for permit of Tenant’s alterations, including, without limitation, Tenant’s Work, shall not include the 6th Floor amenity deck occupancy in calculating required fixture counts in the Leased Premises; however, (i) the 6th Floor amenity deck shall be included in Tenant’s plan submittal for ingress and egress, safety, and fire exits and (ii) if required by applicable law, Tenant may include the 6th Floor amenity deck occupancy in calculating required fixture counts in the Leased Premises in connection with Tenant’s submission for permit of Tenant’s alterations, including, without limitation, Tenant’s Work, after the initial submission therefor.

EXHIBIT “D”

RULES AND REGULATIONS

1.    On Saturdays, Sundays and Holidays, and on other days between the hours of 6:00 P.M. and 7:00 A.M. the following day, or such other hours as Landlord shall determine from time to time, access to the Building and/or to the passageways, entrances, exits, shipping areas, halls, corridors, elevators or stairways and other areas in the Building may be restricted and access gained by use of a key to the outside doors of the Building, or pursuant to such security procedures Landlord may from time to time impose; however Tenant shall have continued access to the Leased Premises through its card reader system twenty-four (24) hours per day, seven (7) days a week except in the case of an emergency. All such areas, and all roofs, are not for use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation and interests of the Building and its tenants provided, however, that nothing herein contained shall be construed to prevent such access to persons with whom Tenant deals in the normal course of Tenant’s business unless such persons are engaged in activities which are illegal or violate these Rules. No Tenant and no employee or invitee of Tenant shall enter into areas reserved for the exclusive use of Landlord, its employees or invitees. Tenant shall keep doors to corridors and lobbies closed except when persons are entering or leaving.

2.    Tenant shall not paint, display, inscribe, maintain or affix any sign, placard, picture, advertisement, name, notice, lettering or direction on any part of the outside or inside of the Building, or on any part of the inside of the Premises which can be seen from the outside of the Premises, without the prior consent of Landlord, and then only such name or names or matter and in such color, size, style, character and material as may be first approved by Landlord in writing; however, this shall not in any way diminish Tenant’s signage rights as set forth in the Lease. Landlord shall prescribe the suite number and identification sign for the Premises (which shall be prepared and installed by Landlord at Tenant’s expense). Landlord reserves the right to remove at Tenant’s expense all matter not so installed or approved without notice to Tenant.

3.    Intentionally omitted.

4.    Tenant shall not place anything or allow anything to be placed in the Premises near the glass of any door, partition, wall or window which may be unsightly from outside the Premises, and Tenant shall not place or permit to be placed any article of any kind on any window ledge or on the exterior walls. Blinds, shades awnings or other forms of inside or outside window ventilators or similar devices, shall not be placed in or about the outside windows in the Premises except to the extent, if any, that the character, shape, color, material and make thereof is first approved by the Landlord.

5.    Furniture, freight and other large or heavy articles, and all other deliveries may be brought into the Building in accordance with the Lease and always at Tenant’s sole responsibility and risk.

All damage done to the Building by moving or maintaining such furniture, freight or articles shall be repaired by Landlord at Tenant’s expense. Landlord may inspect items brought into the Building or Premises with respect to weight or dangerous nature. Tenant shall not take or permit to be taken in or out of other entrances or elevators of the Building, any item normally taken, or which Landlord otherwise reasonably requires to be taken, in or out through service doors or on freight elevators. Tenant shall not allow anything to remain in or obstruct in any way, any lobby, corridor, sidewalk, passageway, entrance, exit, hall, stairway, shipping area, or other such area. Tenant shall move all supplies, furniture and equipment as soon as received directly to the Premises, and shall move all such items and waste (other than waste customarily removed by Building employees) that are at any time being taken from the Premises directly to the areas designated for disposal. Any hand-carts used at the Building shall have rubber wheels.

6.    Tenant shall not overload any floor or part thereof in the Premises, or Building, including any public corridors or elevators therein bringing in or removing any large or heavy articles, and Landlord may direct and control the location of safes and all other heavy articles and require supplementary supports at Tenant’s expense of such material and dimensions as Landlord may deem necessary to properly distribute the weight.

7.    Intentionally omitted.

8.    Intentionally omitted.

9.    Tenant shall not obtain for use upon the Premises ice, drinking water, towel, janitor and other similar services, except from persons approved by the Landlord. Any person engaged by Tenant to provide janitor or other services shall be subject to direction by the manager or security personnel of the Building.

10.    The toilet rooms, urinals, wash bowls and other such apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein and the expense of any breakage, stoppage or damage resulting from the violation of this Rule shall be borne by the tenant who, or whose employees or invitees shall have caused it.

11.    The janitorial closets, utility closets, telephone closets, broom closets, electrical closets, storage closets, and other such closets, rooms and areas shall be used only for the purposes and in the manner designated by Landlord, and may not be used by tenants, or their contractors, agents, employees, or other parties without Landlord’s prior written consent.

12.    Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules. Tenant shall not at any time manufacture, sell, use or give away, any spirituous, fermented, intoxicating or alcoholic liquors on the Premises, nor permit any of the same to occur (except in connection with occasional social or business events conducted in the Premises which do not violate any laws nor bother or annoy any other tenants). Tenant shall not at any time sell, purchase or give away, food in any form by or to any of Tenant’s agents or employees or any other parties on the Premises, nor permit any of the same to occur (except in connection with occasional social or business events conducted in the Premises and other than in lunch rooms or kitchens for employees as may be permitted or installed by Landlord, which does not violate any laws or bother or annoy any other tenant).

13.    Tenant shall not make any room-to-room canvass to solicit business or information or to distribute any article or material to or from other tenants or occupants of the Building and shall not exhibit, sell or offer to sell, use, rent or exchange any products or services in or from the Premises unless ordinarily embraced within the Tenant’s use of the Premises specified in the Lease.

14.    Tenant shall not waste electricity, water, heat or air conditioning or other utilities or services, and agrees to cooperate fully with Landlord to assure the most effective and energy efficient operation of the Building and shall not allow the adjustment (except by Landlord’s authorized Building personnel) of any controls. Tenant shall keep corridor doors closed and shall not open any windows, except that if the air circulation shall not be in operation, windows which are designed to be opened may be opened with Landlord’s consent. As a condition to claiming any deficiency in the air-conditioning or ventilation services provided by Landlord, Tenant shall close any blinds or drapes in the Premises to prevent or minimize direct sunlight.

15.    Tenant shall conduct no auction, fire or “going out of business sale” or bankruptcy sale in or from the Premises, and such prohibition shall apply to Tenant’s creditors.

16.    Tenant shall cooperate and comply with any reasonable safety or security programs, including fire drills and air raid drills, and the appointment of “fire wardens” developed by Landlord for the Building, or required by law. Before leaving the Premises unattended, Tenant shall close and securely lock all doors or other means of entry to the Premises and shut off all water faucets in the Premises (except heat to the extent necessary to prevent the freezing or bursting of pipes).

17.    Tenant will comply with all municipal, county, state, federal or other government laws, statutes, codes, regulations and other requirements, including without limitation, environmental, health, safety and police requirements and regulations respecting the Premises, now or hereafter in force, at its sole cost, and will not use the Premises for any immoral purposes.

18.    Tenant shall not (a) carry on any business, activity or service except those ordinarily embraced within the use permitted under the Lease with respect to the Premises and more particularly, but without limiting the generality of the foregoing, shall not (b) install or operate any internal combustion engine, boiler, machinery, refrigerating (except a refrigerator in the kitchen or employee break room), heating or air conditioning equipment in or about the Premises, (c) use the Premises for housing, lodging or sleeping purposes or for the washing of clothes, (d) place any radio or television antennae other than inside of the Premises, (e) operate or permit to be operated any musical or sound producing instrument or device which may be heard outside the Premises, (f) use any source of power other than electricity, (g) operate any electrical or other device from which may emanate electrical or other waves which may interfere with or impair radio, television, microwave, or other broadcasting or reception from or in the Building or elsewhere, (h) bring or permit any bicycle or other vehicle, or dog (except in the company of a blind or deaf person or except where specifically permitted) or other animal or bird in the Building, (i) make or permit objectionable noise or odor to emanate from the Premises, (j) do anything in or about the Premises tending to create or maintain a nuisance or do any act tending to injure the reputation of the Building, (k) throw or permit to be thrown or dropped any article from any window or other opening in the Building, (l) use or permit upon the Premises anything that will invalidate or increase the rate of insurance on any policies of insurance now or hereafter carried on the Building or violate the certificates of occupancy issued for the Premises or the Building, (m) use the Premises for any purpose, or permit upon the Premises anything, that may be dangerous to persons or property (including but not limited to flammable oils, fluids, paints, chemicals, firearms or any explosive articles or materials) nor (n) do or permit anything to be done upon the Premises in any way tending to disturb any other tenant at the Building or the occupants of neighboring property.

19.     Landlord reserves the right, from time to time, to adopt additional Rules and Regulations and to amend the Rules and Regulations then in effect. Nothing contained in the Lease shall impose upon Landlord any obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease against any other Office Building tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, visitors or licensees. Landlord shall enforce any of the Rules and Regulations against Tenant in a non-discriminatory fashion.

EXHIBIT “E”

RENEWAL OPTION

(a)    Subject to the terms hereof, and provided the Renewal Conditions (as defined below) are satisfied, Tenant shall have the option to renew the initial Term (the “First Renewal Option”) with respect to the Permitted Renewal Premises for one (1) additional term of, at Tenant’s election, at least five (5) years, but not more than ten (10) years (the “First Renewal Term”) commencing on the day immediately following the Stated Expiration Date (the “First Renewal Term Commencement Date”) and expiring on the day immediately preceding the (i) fifth (5th) anniversary of the First Renewal Term Commencement Date (if Tenant elects a First Renewal Term of five (5) years), (ii) sixth (6th) anniversary of the First Renewal Term Commencement Date (if Tenant elects a First Renewal Term of six (6) years), (iii) seventh (7th) anniversary of the First Renewal Term Commencement Date (if Tenant elects a First Renewal Term of seven (7) years), (iv) eighth (8th) anniversary of the First Renewal Term Commencement Date (if Tenant elects a First Renewal Term of eight (8) years), (v) ninth (9th) anniversary of the First Renewal Term Commencement Date (if Tenant elects a First Renewal Term of nine (9) years), or (vi) tenth (10th) anniversary of the First Renewal Term Commencement Date (if Tenant elects a First Renewal Term of ten (10) years), as applicable, (the “First Renewal Term Expiration Date”) which date shall thereupon be and become the Expiration Date. The First Renewal Option must be exercised by notice from Tenant to Landlord (the “First Renewal Notice”) delivered no earlier than eighteen (18) months prior to the Stated Expiration Date, and no later than ten (10) months prior to the Stated Expiration Date, time being of the essence, which First Renewal Notice shall indicate therein, in addition to any other requirements under this Exhibit “E”, whether the First Renewal Term will be for five (5), six (6), seven (7), eight (8), nine (9) or ten (10) years; it being agreed that if Tenant fails to indicate the length of the First Renewal Term in the First Renewal Notice, then the First Renewal Term will be deemed to be five (5) years.

(b)    Subject to the terms hereof, and provided the Renewal Conditions are satisfied and Tenant has exercised the First Renewal Option, Tenant shall have the option to renew the First Renewal Term (the “Second Renewal Option”) with respect to the Permitted Renewal Premises for one (1) additional term of, at Tenant’s election, at least five (5) years, but not more than the lesser of (x) ten (10) years and (y) the amount of years that when added to the First Renewal Term equals fifteen (15) years (the “Second Renewal Term”) commencing on the day immediately following the First Renewal Term Expiration Date (the “Second Renewal Term Commencement Date”) and expiring on the day immediately preceding the (i) fifth (5th) anniversary of the Second Renewal Term Commencement Date (if Tenant elects a Second Renewal Term of five (5) years in accordance with the terms hereof), (ii) sixth (6th) anniversary of the Second Renewal Term Commencement Date (if Tenant elects a Second Renewal Term of six (6) years in accordance with the terms hereof), (iii) seventh (7th) anniversary of the Second Renewal Term Commencement Date (if Tenant elects a Second Renewal Term of seven (7) years in accordance with the terms hereof), (iv) eighth (8th) anniversary of the Second Renewal Term Commencement Date (if Tenant elects a Second Renewal Term of eight (8) years in accordance with the terms hereof), (v) ninth (9th) anniversary of the Second Renewal Term Commencement Date (if Tenant elects a Second Renewal Term of nine (9) years in accordance with the terms hereof), or (vi) tenth (10th) anniversary of the Second Renewal Term Commencement Date (if Tenant elects a Second Renewal Term of ten (10) years in accordance with the terms hereof), as applicable, (the “Second Renewal Term Expiration Date”) which date shall thereupon be and become the Expiration Date. The Second Renewal Option must be exercised by notice from Tenant to Landlord (the “Second Renewal Notice”) delivered no earlier than eighteen (18) months prior to the First Renewal Term Expiration Date, and no later than ten (10) months prior to the First Renewal Term Expiration Date, time being of the essence, which Second Renewal Notice shall indicate therein, in addition to any other requirements under this Exhibit “E”, whether the Second Renewal Term will be for five (5), six (6), seven (7), eight (8), nine (9) or ten (10) years (in each case, provided the same is permitted hereunder); it being agreed that if Tenant fails to indicate the length of the Second Renewal Term in the Second Renewal Notice, then the Second Renewal Term will be deemed to be five (5) years.

(c)    Subject to the terms hereof, and provided the Renewal Conditions are satisfied, Tenant has exercised the Second Renewal Option, and the term of the First Renewal Term and the Second Renewal Term do not exceed ten (10) years, Tenant shall have the option to renew the Second Renewal Term (the “Third Renewal Option”, the First Renewal Option, and the Second Renewal Option, as applicable, a “Renewal Option”) with respect to the Permitted Renewal Premises for one (1) additional term of five (5) years (the “Third Renewal Term”, the First Renewal Term, and the Second Renewal Term, as applicable, a “Renewal Term”) commencing on the day immediately following the Second Renewal Term Expiration Date (the “Third Renewal Term Commencement Date”, the First Renewal Term Commencement Date, and the Second Renewal Term Commencement Date, as applicable, a “Renewal Term Commencement Date”) and expiring on the day immediately preceding the fifth (5th) anniversary of the Third Renewal Term Commencement Date (the “Third Renewal Term Expiration Date”), which date shall thereupon be and become the Expiration Date of this Lease. The Third Renewal Option must be exercised by notice from Tenant to Landlord (the “Third Renewal Notice”, the First Renewal Notice, and Second Renewal Notice, as applicable, a “Renewal Notice”) delivered no earlier than eighteen (18) months prior to the Second Renewal Term Expiration Date, and no later than ten (10) months prior to the Second Renewal Term Expiration Date, time being of the essence, which Third Renewal Notice shall indicate therein, in addition to any other requirements under this Exhibit “E”, that the Third Renewal Term will be for five (5) years.

(d)    Tenant shall have no right to exercise the applicable Renewal Option unless all of the following conditions (collectively, the “Renewal Conditions”) have been satisfied: (a) on the date Tenant gives Landlord the Renewal Notice and on the applicable Renewal Term Commencement Date Tenant shall not be in default hereunder beyond the expiration of any applicable notice and cure periods, (b) Tenant has timely delivered the applicable Renewal Notice, (c) this Lease has been renewed for Permitted Renewal Premises and (d) this Lease is then in full force and effect.

(e)    The portion of the Leased Premises to be included in the demise under this Lease during the applicable Renewal Term (the “Renewal Premises”) may, at Tenant’s option, as set forth in the applicable Renewal Notice, include, subject to the limitations hereinafter set forth, any portion of the Leased Premises; provided that the Renewal Premises must be comprised of premises (the “Permitted Renewal Premises”) that comply with the following requirements: (i) in all events the Renewal Premises must include at least 70,000 square feet of Net Rentable Area; and (ii) if the Renewal Premises is less than all of the then Leased Premises, Tenant will not create more than one additional new multi-tenant floor from a full floor (other than from the 13th floor of the Office Building, which the parties agree must remain a full floor) and will not further divide space on a multi-tenant floor. If Tenant then leases premises on any multi-tenant floor(s), the Renewal Premises may include any such premises on such multi-tenant floor(s) and the Renewal Premises do not have to be contiguous.

(f)    The applicable Renewal Term shall be on all the terms and conditions of this Lease except that (i) the annual Base Rental for the applicable Renewal Premises during the applicable Renewal Term shall be equal to 100% of the then annual fair market rent therefor (the “Current Market Rent”); it being agreed that such Current Market Rent shall be determined pursuant to the provisions of Sections (g) and (j) of this Exhibit “E”; (ii) the applicable Renewal Premises shall be leased during the applicable Renewal Term in their “as-is” condition, (iii) Landlord shall not be required to do any work to the applicable Renewal Premises or to provide any work allowance, free rent period or any other concession in connection with Tenant’s continued occupancy of the applicable Renewal Premises except to the extent that such work, allowance, free rent or other concession was included in determining the Current Market Rent, in which case Landlord shall provide the amounts used in such determination to reduce Tenant’s Rent during the Renewal Term; (iv) Tenant shall continue to pay Tenant’s Additional Rental in accordance with the applicable provisions of Article 2 (except that appropriate adjustments shall be made to Tenant’s Proportionate Share to reflect the composition of the applicable Renewal Premises); (v) this Lease, if extended for the First Renewal Term, shall not contain the First Renewal Option provided in this Exhibit “E”; (vi) this Lease, if extended for the Second Renewal Term, shall not contain the Second Renewal Option provided in this Exhibit “E”; and (vii) this Lease, if extended for the Third Renewal Term, shall not contain any further renewal option. A conclusive determination of the Current Market Rent shall take into account all relevant factors and shall be made in the manner described in Sections (g) and (j) of this Exhibit “E”.

(g)    Within ten (10) days after receipt of a timely delivered Renewal Notice, Landlord shall deliver to Tenant a notice (“Landlord’s Renewal Rent Notice”) setting forth Landlord’s determination of such Current Market Rent applicable to the applicable Renewal Premises with respect to the applicable Renewal Term. Landlord’s determination of the Current Market Rent shall take into account rental abatements, lease takeovers, assumptions, moving expenses, tenant improvement allowances and other market concessions being granted to comparable tenants in Comparable First-Class Buildings, taking into consideration the building, location, age and quality, use and size of space, LEED certification, floor location, length of the term of the lease, extent of services to be provided, distinctions between “gross” and “net” leases or base years or other amounts allowed by the landlord for the payment of building operating expenses or expense stops, signage, parking (including valet parking), exterior balconies, the size of tenant financial strength, the time a particular rental rate became or is to become effective, brokerage commissions, and any other relevant issue or matter. Within thirty (30) days after receipt of Landlord’s Renewal Rent Notice, Tenant will notify Landlord (“Tenant’s Renewal Rent Notice”) that Tenant either (i) agrees with the terms set forth in Landlord’s Renewal Rent Notice, in which case Landlord’s determination of such Current Market Rent shall be the Base Rental and associated terms for the applicable Renewal Premises during the applicable Renewal Term, (ii) dispute the terms set forth in Landlord’s Renewal Rent Notice, in which case, Tenant shall include in Tenant’s Renewal Rent Notice Tenant’s determination of such Current Market Rent, which determination shall not be binding on Tenant, provided the same is provided in good faith or (iii) reject the terms set forth in Landlord’s Renewal Rent Notice, in which case the applicable Renewal Notice shall be deemed to be revoked and the applicable Renewal Option shall be null void and of no further force or effect.

In the event Tenant does not timely provide Tenant’s Renewal Rent Notice, Tenant will be deemed to have rejected the terms set forth in Landlord’s Renewal Rent Notice, in which case the applicable Renewal Notice shall be deemed to be revoked and the applicable Renewal Option shall be null void and of no further force or effect. If Tenant’s Renewal Rent Notice states that Tenant wishes to dispute Landlord’s determination of the Current Market Rent set forth in Landlord’s Renewal Rent Notice, Landlord and Tenant shall have ten (10) business days after Landlord’s receipt of Tenant’s Renewal Rent Notice (the “Current Market Rent Outside Date”) to attempt to agree in writing upon the amount which is the Current Market Rent applicable to the applicable Renewal Premises with respect to the applicable Renewal Term. If Landlord and Tenant fail to agree on or prior to the Current Market Rent Outside Date to the Current Market Rent for the applicable Renewal Premises during the applicable Renewal Term, subject to the terms hereof, then Tenant shall have the option, by delivering written notice to Landlord on or prior to the Current Market Rent Outside Date, to (A) reject the terms set forth in Landlord’s Renewal Rent Notice, in which case the applicable Renewal Notice shall be deemed to be revoked and the applicable Renewal Option shall be null void and of no further force or effect, or (B) have the matter decided by arbitration pursuant to Section (j) of this Exhibit “E” (any notice under this Lease in which a party hereto elects to have a particular dispute resolved by arbitration shall be referred to as an “Arbitration Notice”); provided, however, that if Tenant does not make a written election with regard to such option, Tenant shall be deemed to have rejected the terms as specified in clause (g) of this sentence.

(h)    Tenant shall exercise each applicable Renewal Option by timely delivering to Landlord the applicable Renewal Notice, which Renewal Notice shall specify the proposed applicable Renewal Premises and the proposed number of years in the applicable Renewal Term. If as a result of such election by Tenant to extend the Term for less than all of the then-current Leased Premises, any demising walls or common corridors or elevator lobby modifications must be made, such installations or modifications shall be made by Landlord, and such cost and expense shall be allocated between Landlord and Tenant on the same basis as a new tenant lease in the Building as part of the Current Market Rent determination.

(i)    Within thirty (30) days following written agreement as to the Current Market Rent by Landlord and Tenant, or the final determination of Current Market Rent pursuant to the term hereof, Landlord and Tenant shall enter into an amendment to this Lease confirming the terms, conditions and provisions applicable to the Leased Premises for the applicable Renewal Term as determined in accordance herewith; provided that the failure to do so shall not impair the exercise of such Renewal Option or give rise to a default hereunder.

(j)    If Tenant timely delivers to Landlord the Arbitration Notice pursuant to Section (g) of this Exhibit “E”, such dispute shall be determined by arbitration in accordance with the then prevailing Expedited Procedures of the Arbitration Rules for the Real Estate Industry of the American Arbitration Association or its successor for arbitration of commercial disputes, except that the rules shall be modified as follows:

(1)In the Arbitration Notice, Tenant shall specify the name and address of the person to act as the arbitrator on Tenant’s behalf. The arbitrator shall be a real estate broker with at least 15 years full-time commercial brokerage experience who is familiar with the fair market value of first-class office space in Houston, Texas. Failure on the part of Tenant to make the timely and proper demand for such arbitration shall not constitute a waiver of the right thereto and the Base Rental shall be as set forth in Landlord’s Renewal Rent Notice. Within 10 business days after Tenant delivers Landlord the Arbitration Notice, Landlord shall give notice to Tenant specifying the name and address of the person designated by Landlord to act as arbitrator on its behalf, which arbitrator shall be at least as qualified. If Landlord fails to notify Tenant of the appointment of its arbitrator within such 10 business day period, then the arbitrator appointed by Tenant shall be the arbitrator to determine the Current Market Rent for the Renewal Premises. If Tenant fails to specify the name and address of the person to act as the arbitrator on Tenant’s behalf in the Arbitration Notice, then the arbitrator appointed by Landlord shall be the arbitrator to determine the Current Market Rent for the applicable Renewal Premises.

i.    If two arbitrators are chosen pursuant to Section (j)(1) of this Exhibit “E”, the arbitrators so chosen shall meet within 10 business days after the second arbitrator is appointed and shall seek to reach agreement on Current Market Rent. If within 20 business days after the second arbitrator is appointed the two arbitrators are unable to reach agreement on Current Market Rent then the two arbitrators shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications not less than those required of the first two arbitrators pursuant to Section (j)(1) of this Exhibit “E”. If they are unable to agree upon such appointment within 5 business days after expiration of such 20 business day period, the third arbitrator shall be selected by the parties themselves. If the parties do not agree on the third arbitrator within 5 business days after expiration of the foregoing 5 business day period, then either party, on behalf of both, may request appointment of such a qualified person by the American Arbitration Association or its successor. The third arbitrator shall decide the dispute, if it has not been previously resolved, by following the procedures set forth in Section (j)(3) of this Exhibit “E”. Each party shall pay the fees and expenses of its respective arbitrator and both shall share equally the fees and expenses of the third arbitrator. Attorneys’ fees and expenses of counsel and of witnesses for the respective parties shall be paid by the respective party engaging such counsel or calling such witnesses.

ii.    Current Market Rent shall be fixed by the third arbitrator in accordance with the following procedures. Concurrently with the appointment of the third arbitrator, each of the arbitrators selected by the parties shall state, in writing, his or her determination of the Current Market Rent supported by the reasons therefor, which determination of Current Market Rent shall either be Tenant’s determination of Current Market Rent at the time of such arbitration or Landlord’s determination of Current Market Rent set forth in Landlord’s Renewal Rent Notice. The third arbitrator shall have the right to consult experts and competent authorities for factual information or evidence pertaining to a determination of Current Market Rent, but any such determination shall be made in the presence of both parties with full right on their part to cross-examine. The third arbitrator shall conduct such hearings and investigations as he or she deems appropriate and shall, within 30 days after being appointed, select which of the two proposed determinations most closely approximates his or her determination of Current Market Rent. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed determinations. The determination he or she chooses as that most closely approximating his or her determination of the Current Market Rent shall constitute the decision of the third arbitrator and shall be final and binding upon the parties. The third arbitrator shall render the decision in writing with counterpart copies to each party. The third arbitrator shall have no power to add to or modify the provisions of this Lease. Promptly following receipt of the third arbitrator’s decision, the parties shall enter into an amendment to this Lease evidencing the extension of the Term for the applicable Renewal Term and confirming the Base Rental for the applicable Renewal Term, but the failure of the parties to do so shall not affect the effectiveness of the third arbitrator’s determination.
iii.    In the event of a failure, refusal or inability of any arbitrator to act, his or her successor shall be appointed by him or her, but in the case of the third arbitrator, his or her successor shall be appointed in the same manner as that set forth herein with respect to the appointment of the original third arbitrator.

EXHIBIT “F”

AMERICANS WITH DISABILITIES ACT (“ADA”) COMPLIANCE

Tenant, at its sole cost and expense, shall be responsible for and shall cause the Leased Premises to comply with any requirements of the ADA, as same may be amended from time to time. Landlord represents that the Building standard restrooms installed in the Leased Premises are, as of the date hereof, in compliance with the applicable ADA requirements. Except as is provided in the immediately preceding sentence, and further excepting any compliance (and costs associated therewith) required as a result of Tenant’s particular use of the Leased Premises (for other than general office purposes) and/or particular alterations or improvements being undertaken by or on behalf of Tenant, Landlord shall cause the Office Building and Common Areas to comply with ADA in accordance with the time schedules and cost expenditures required by the ADA, provided any costs incurred by Landlord for improvements to the Building or Common Areas to comply with any changes in the ADA from and after the Commencement Date of the Lease may be included in Operating Expenses, but only to the extent that such expenses shall be capitalized and amortized over the maximum life of such improvements under generally accepted accounting principles.

EXHIBIT “G”

PARKING AGREEMENT

Tenant’s use of the Parking Garage shall be based on the actual number of cars parking in the Parking Garage under Tenant’s parking permits at any given time and not based on the number of parking permits issued to Tenant. Tenant may issue parking permits and access cards to its employees to allow access of the Parking Garage 24 hours per day, and 7 days per week, but Tenant’s limitation on the use of the Parking Garage at any given time is set forth in this Parking Agreement.

1.
Parking Spaces. Throughout the Term, Tenant shall have the right during Building Hours to use up to 436 parking spaces, which shall consist of up to 436 covered unreserved parking spaces (“Unreserved Parking Spaces”) in the Parking Garage, out of which Tenant may designate up to 31 as reserved parking spaces (“Reserved Parking Spaces”) with the right to convert up to two (2) of the Reserved Parking Spaces to two VIP reserved parking spaces (the “VIP Parking Spaces”). The Reserved Parking Spaces shall be located in the Parking Nest (defined below). The amount of Unreserved Parking Spaces was determined by applying a ratio of 3.75 covered unreserved parking spaces for every 1,000 square feet of Net Rentable Area in the Premises for the first 100,000 square feet of Net Rentable Area in the Premises 3.5 covered unreserved parking spaces for every 1,000 square feet of Net Rentable Area in the Premises over 100,000 square feet of Net Rentable Area in the Premises. The amount of Reserved Parking Spaces was determined by applying a ratio of 0.25 reserved parking spaces for every 1,000 square feet of Net Rentable Area in the Premises for the first 100,000 square feet of Net Rentable Area in the Premises and 0.35 reserved parking spaces for every 1,000 square feet of Net Rentable Area in the Premises over 100,000 square feet of Net Rentable Area in the Premises. Outside of Building Hours, Tenant may continue to utilize available spaces in the Parking Garage, but Tenant shall always maintain the exclusive rights at all times to the Reserved Parking Spaces, including VIP Parking Spaces, if any. Tenant may request to convert any Reserved Parking Space and a portion of its Unreserved Parking Spaces to valet parking provided by Landlord in the Kirby Drive entrance to the Project (the “Valet Parking Spaces”) (the Unreserved Parking Spaces, Reserved Spaces, VIP Parking Spaces and Valet Parking Spaces shall be referred to collectively herein as, the “Parking Spaces”) but if Landlord determines, in Landlord’s sole discretion, that the capacity of the then current valet parking or parking garage program cannot accommodate this request then Landlord may refuse such requested conversion. Subject to the provisions contained in this Exhibit “G”, Tenant may change the number of Parking Spaces leased and paid for within the Parking Garage from time to time, but not more often than once every three (3) months, by giving Landlord written notice of the number of Parking Spaces Tenant has elected to use, which is up to 436 total Parking Spaces for the Initial Premises (the “Maximum Parking Spaces”).

When Tenant gives notice of a change in parking, the notice will provide the number and type of parking being increased or decreased and, if an Unreserved Parking Space, whether or not the space is a Parking Nest space. For any expansion of the Leased Premises in the Building, Tenant shall receive rights to additional Parking Spaces, and the Maximum Parking Spaces shall be increased, at a parking ratio of 3.5 Unreserved Parking Spaces per 1,000 square feet of Net Rentable Area of additional space added to the Leased Premises (of which up to 10% may be designated at any time as additional Reserved Parking Spaces) and the Maximum Parking Spaces shall increase by such number. Tenant shall have the rights at all times to use the number of Parking Spaces in the Parking Garage it has elected to use, with Tenant’s total number of Parking Spaces not to exceed the Maximum Parking Spaces. If the Net Rentable Area of the Leased Premises shall be later reduced, then the parking ratio used for determining the Maximum Parking Spaces will be reduced based on a “last in, first out” concept. For example, if the most recent expansion of the Leased Premises added 20,000 square feet of Net Rentable Area to the Leased Premises and had a parking ratio of 3.5 Parking Spaces per 1,000 square feet of Net Rentable Area associated with the expansion, then if the reduction to the Leased Premises was less than 20,000 Net Rentable Area, the Parking Spaces would be deducted from the Maximum Parking Spaces at a 3.5 Parking Space per 1,000 square feet of Net Rentable Area ratio proportionate to the area the Leased Premises was actually reduced. All such Parking Spaces that are to be made available to Tenant pursuant hereto are, except to the extent comprising a Reserved Space or located in the Parking Nest, shall be available to Tenant on a “first come, first served” basis, and Landlord shall have no obligation to ensure the availability of any such Unreserved Parking Spaces to any person or party (except as may be expressly provided below in Section 7 hereof). Parking Spaces may not be assigned, transferred or sublet by Tenant, except in conjunction with a permitted assignment or sublease of the Leased Premises as provided in the Lease. Upon termination of this Lease, Tenant's rights to the Parking Spaces shall terminate.

2.
Parking Nest. Tenant shall have a parking nest consisting of no more than 275 of Tenant’s Unreserved Parking Spaces (out of which shall include any Reserved Parking Spaces, as provided below), which will be labeled by Landlord as for Tenant’s sole and exclusive use during the hours of 7:00 AM - 5:00 PM Monday through Friday (“Parking Nest”). For clarification purposes, at 5:01 pm Monday through Friday the Parking Nest becomes unreserved and available to the public. For every Reserved Parking Space that Tenant uses of its 31 Reserved Parking Spaces, the amount of Unreserved Parking Spaces in the Parking Nest shall be reduced by the same number (e.g., if Tenant uses all 31 Reserved Parking Spaces, then the Parking Nest will contain 244 Unreserved Parking Spaces). Likewise, if the Space (as defined in Section 3.1(o) of the Lease) is located within the Parking Nest, the Parking Nest shall be reduced by the number of Unreserved Parking Spaces (i.e., up to two (2)) used by the Space. The configuration of the Parking Nest shall be mutually agreed upon by Tenant and Landlord, but shall initially be configured as shown as the area crosshatched on Exhibit “G-1”, and Landlord shall have the right to reasonably modify with Tenant’s reasonable approval the nest parking spaces at any time during the Term, but only in the event, and only for as long as, Landlord is experiencing parking problems in the Parking Garage and the redistribution of such spaces is equitable in relation to other tenants of the Building. Tenant may retain all the Parking Nest spaces until the unreserved parking count falls below the number of spaces in the Parking Nest. Tenant shall be responsible for the cost of removing the Parking Nest signage from such spaces that are returned and adding signage back to spaces added to the Parking Nest, which cost shall be payable to Landlord within thirty (30) days after demand. Tenant shall not be entitled to increase or decrease the number of Parking Spaces in the Parking Nest more often than one time every six (6) months.

3.
Parking Rent. For each Parking Space, Tenant shall pay Landlord as monthly rent, the following amounts ("Parking Rent"), which are inclusive of all applicable sales and use taxes applicable to such permits and the services provided thereunder:

a.	Unreserved Parking Spaces - $41.65 per month per Unreserved Parking Space reserved by Tenant;

b.	Reserved Parking Spaces & VIP Parking Spaces - $78.10 per month per Reserved Parking Space or VIP Parking Space reserved by Tenant;

c.	Valet Parking Spaces - $78.10 per month per Valet Parking Space reserved by Tenant;

d.	Parking Rent for any expansion of the Leased Premises shall be the prevailing market rent for such reserved or unreserved parking space(s); and

e.
All Parking Rent shall be abated (except any for Above Standard Parking Usage Fees (defined below) and charges incurred by Tenant for use of the valet parking and Valet Parking Spaces) for the first thirty-five (35) full calendar months following the Effective Date.

4.
Number of Parking Spaces. Tenant may release any amount of Parking Spaces from time to time by sending written notice to Landlord and the Parking Rent shall be adjusted accordingly. Thereafter, Tenant shall have the right to reacquire any of the Parking Spaces released by Tenant by delivery of written notice to Landlord not less than thirty (30) days prior to the date Tenant desires to reacquire such Parking Spaces, provided the total number of Parking Spaces leased at any time during the Term of the Lease may not exceed the Maximum Parking Spaces. Parking Spaces may not be assigned, transferred or sublet by Tenant, except in conjunction with a permitted assignment or sublease of the Leased Premises as provided in the Lease.

5.
Above Standard Parking Usage. Landlord shall have an access system that will monitor the total number of Tenant’s vehicles in the Parking Garage at any one time during any weekday, which is defined as normal business hours for the Building, Monday through Friday 8 am to 5 pm. The highest number of Tenant vehicles in the Parking Garage during any weekday shall be noted as the “Peak Usage” for that day. The total Parking Spaces specified for Tenant’s usage shall initially be 436 (the “Peak Usage Hurdle”), but such Peak Usage Hurdle will be increased (or reduced, as applicable) by a ratio of 3.5 Parking Spaces per 1,000 square feet of Net Rentable Area of additional space added to (or reduced from) the Initial Premises. If Tenant’s Peak Usage on any given day is greater than the Peak Usage Hurdle, then Landlord shall notify Tenant in writing and in reasonable detail of an “Above Standard Parking Usage” event and the applicable Peak Usage of Parking Spaces. Landlord shall also provide Tenant a monthly report showing Tenant’s daily Peak Usage. On any day that Tenant has an Above Standard Parking Usage, then Tenant shall pay a per diem parking charge on the number of Tenant’s employee’s cars in the garage at Tenant’s Peak Usage that exceed The Peak Usage Hurdle in accordance with the following schedule (“Above Standard Parking Usage Fees”):

•	$4.17 for Peak Usage from 437-461

•	$6.25 for Peak Usage from 462-486

•	$8.33 for Peak Usage above 487

It is understood and agreed that to the extent the Peak Usage Hurdle is increased or decreased as Tenant adds to or eliminates space from the Initial Premises, the schedule for Above Standard Parking Usage Fees shall be adjusted. For example, if the Peak Usage Hurdle is adjusted to 450 as a result of Tenant’s leasing of additional space in the Building, the first adjustment of Above Standard Parking Usage Fees shall apply to the 451st - 475th car, and so forth.

The charge for Above Standard Parking Usage shall be the “Peak Usage Charge”. An example of a Peak Usage Charge calculation is as follows:

1st Above Standard Parking Usage Event = 456 cars 20 @ $4.17 = $ 83.40 0 @ $6.25 = $0.00 0 @ $8.33 = $0.00	2nd Above Standard Parking Usage Event = 471 cars 25 @ $4.17 = $104.25 10 @ $6.25 = $62.50 0 @ $8.33 = $0.00	3rd Above Standard Parking Usage Event = 511 cars 25 @ $4.17 = $104.25 25 @ $6.25 = $156.25 15 @ $8.33 = $124.95

Peak Usage Charge = $ 635.60

      Notwithstanding anything herein to the contrary, Tenant’s total parking allocation in the Parking Garage will be capped at 500 employee cars at any one point in time (“Parking Cutoff”) (all of this assumes the

Premises consists of 117,555 square feet of Net Rentable Area and will be adjusted if the Premises is expanded or reduced by using the same method as the Peak Usage Hurdle, except the Parking Cutoff shall increase at a ratio of 0.82:1 Unreserved Parking Space to 1,000 square feet of Net Rentable Area for space in addition to the initial 117,555 square feet of Net Rentable Area). This means that if there are 500 Tenant parkers in the garage, Landlord can restrict access in the parking garage to all Tenant parkers beginning with parker number 501 until the number of Tenant parkers falls back below 500 cars, at which time Tenant parkers will be allowed access to the Parking Garage again. Notwithstanding anything contained herein to the contrary, Tenant shall be allowed 5 days per year, provided Tenant provides Landlord 5 business days advance written notice, to exceed the Parking Cutoff. In the event that Tenant exercises its Termination Option, the Parking Cutoff shall be reduced accordingly.

6.
Landlord Parking Remedies.    If the daily average of Tenant’s Peak Usage exceeds 458 for a period of twenty (20) consecutive business days in a calendar month, then Landlord shall notify Tenant in writing (the “Parking Remedy Notice”) at which time Tenant shall have a period of thirty (30) days from receipt of the Parking Remedy Notice (the “Parking Remedy Period”) to reduce the average of Tenant’s Peak Usage to below 458. Landlord shall confirm Tenant’s compliance with the Parking Remedy Notice by calculating the average Peak Usage during the twenty (20) consecutive business days following the expiration of the Parking Remedy Period. If Tenant fails to lower its average to below 458 during the Parking Remedy Period, then Landlord shall have the right to force Tenant, at Tenant’s sole cost and expense (in addition to the unreserved parking rate), to immediately commence using Landlord’s valet service company for the project to valet park a portion of Tenant’s employee parkers (approximately 111 cars) on the 4th floor of the Parking Garage (“Level 4 Valet”) or other similarly sized area in the Parking Garage as reasonable determined by Landlord. The number of Tenant employees converted to Level 4 Valet parking shall equal the number that keeps the Level 4 Valet area reasonably full during Building business hours. In the event that Landlord has not delivered a Parking Remedy Notice, Landlord, at Landlord’s expense and sole discretion, shall have the right to initiate the Level 4 Valet service at any time during the lease term, but will only initiate such measure if Landlord reasonably determines, in Landlord’s sole discretion, that there are difficulties with the efficient operation and use of the Parking Garage by office and retail tenants in the Project (a “Parking Issue”) and provides written notice to Tenant with a reasonable description of such Parking Issue. In any event, if the Level 4 Valet is initiated, then the parking experience of Tenant’s employees will not be materially diminished by long wait times for cars, or other similar operational problems, provided however, that if Tenant’s employees fail to use any technology programs offered by Landlord (such as advance texting notice to the valet contractor, which is designed to diminish long wait times for cars), then such delays shall be deemed to not materially diminish the parking experience of Tenant’s employees. Tenant will not be allowed to manipulate the parking process (e.g., any form of cash payments to employees, or other methods) which would allow Tenant’s employees to park in the Parking Garage undetected by Landlord. Any such manipulation would be an event of default by Tenant. Landlord hereby reserves the right, at Landlord’s cost and expense, to monitor and manage visitor and employee access to the Building as Landlord determines necessary in its sole discretion, including, without limitation, the imposition of a requirement that all visitors to the Building (but not Tenant’s employees) be registered as such or enter through secure turnstiles (or similar security entry access point) on the 6th floor of the Building near the security desk, and Landlord shall take all reasonable steps to minimize interference with Tenant’s and its visitors’ access to the Building.

7.	Tenant Parking Remedies.

a.
Landlord acknowledges that the Parking Garage will be shared by Tenant with the other office tenants in the Building, along with the retail and restaurant tenants and their customers, but the residential tenants will be designated a separate area of the Parking Garage with a separate entrance and exit. Landlord will use commercially reasonable efforts not to oversell the office usage in the Parking Garage to a level that will create an inability for all of Tenant’s employees with Unreserved Parking Spaces to park in the Parking Garage and utilize their Unreserved Parking Spaces. From and after the date hereof, Landlord shall not contractually provide the other office tenants in the Building with a collective average parking ratio greater than 3.5 parking spaces per 1,000 Net Rentable Area within such tenant’s space. If such overselling does occur, or the combination of office and retail parking creates the inability for Tenant’s employees to park in the Parking Garage, then Tenant shall send written notice to Landlord (an “Oversell Event”). Landlord shall have 48 hours to remedy the situation. If there are more than five (5) Oversell Events in any seven (7) consecutive business day period, Tenant may withhold and abate the Parking Rent (other than with respect to Parking Spaces located in the Parking Nest) until Landlord has remedied the problem so that no Oversell Events occur in the ensuing twenty (20) consecutive business day period. Landlord and Tenant will work in good faith to agree on a solution to allow Tenant’s employees to park in the Parking Garage in accordance with Tenant’s parking rights. Solutions may include initiating the Level 4 Valet option (at Landlord’s cost), or increasing the size of the Parking Nest (in a manner and quantity approved by Landlord). Landlord’s failure to find a solution to end Oversell Events shall not be an Event of Default.

b.
The failure, for reasons beyond Landlord’s control, of Landlord to provide or make available such Parking Spaces to Tenant or the inability of Tenant to utilize all or any portion of the Parking Spaces shall under no circumstances be deemed a default by Landlord under the Lease so as to permit Tenant to terminate the Lease, in whole or in part. Subject to the terms of this Section 7(b), Tenant’s sole remedy for any period during which Tenant’s use of any parking is precluded for any reason shall be an abatement of parking charges for such precluded permits until such time as said Parking Spaces again become available; provided, however, that if more than 10% of the Unreserved Parking Spaces becomes unavailable for use for any reason, and such unavailability continues for more than five (5) consecutive business days, then so long thereafter as such parking unavailability continues Landlord will provide Tenant alternate Unreserved Parking Spaces in equal number to the unavailable Unreserved Parking Spaces. Landlord will notify Tenant on or before the sixth (6th) business day of such unavailability the location of the alternate Unreserved Parking Spaces. Landlord will use commercially reasonable efforts to return the unavailable parking spaces as expeditiously as possible. Any replacement parking provided by Landlord under the preceding sentence will be provided at the closest reasonably available location to the Building at no cost to Tenant. If such parking is farther than 1,000 feet from the Building, Landlord will also provide reasonably convenient shuttle service between the Building and the replacement parking. If Landlord fails to provide any such alternate parking (and shuttle service, if applicable) within the time periods required above, Tenant will have the option to obtain the alternate parking and receive reimbursement from Landlord of all costs reasonably incurred by Tenant to obtain such alternate parking (and shuttle service, if applicable). If more than 10% of the Unreserved Parking Spaces becomes unavailable due to a fire or other casualty affecting the Parking Garage or Landlord’s performance of structural repairs to the Parking Garage (each a “Parking Failure”), and such Parking Failure continues for more than thirty (30) days after Landlord provides replacement parking pursuant to the terms hereof (such 30th day being referred to herein as the “First Parking Failure Outside Date”), as Tenant’s sole and exclusive remedy with respect thereto, (i) for each day after the First Parking Failure Outside Date the Parking Failure continues (up to the thirtieth (30th) day after the First Parking Failure Outside Date) (the “Second Parking Failure Outside Date”), Tenant shall receive a Rent credit equal to the per diem amount otherwise payable by Tenant hereunder for such Unreserved Parking Spaces for such days that such Unreserved Parking Spaces are unavailable, (ii) for each day after the Second Parking Failure Outside Date the Parking Failure continues (up to the thirtieth (30th) day thereafter), Tenant shall receive a Rent credit equal to two (2) times the per diem amount otherwise payable by Tenant hereunder for such Unreserved Parking Spaces for such days that such Unreserved Parking Spaces are unavailable and (iii) for each thirty (30) day period thereafter the Parking Failure continues, Tenant shall receive a Rent credit equal to two (2) times the per diem Rent credit applicable to the prior thirty (30) day period for such days that such Unreserved Parking Spaces are unavailable (provided, however, in no event shall the Rent credit hereunder with respect to any month during the Term exceed the monthly Base Rental).

For example, if the Parking Failure affected fifty (50) Unreserved Parking Spaces and continued for ninety (95) days after Landlord provided replacement parking pursuant to the terms hereof, Tenant would be entitled to the following Rent credits:

For the initial 30 days after replacement parking was provided:
50 Unreserved Parking Spaces X $1.39     Based on monthly parking rate of $41.65 X 30 days = $2,085.00

For the following 30 days:
50 Unreserved Parking Spaces X $2.78 X 30 days = $4,170.00

For the following 30 days:
50 Unreserved Parking Spaces X $5.56 X 30 days = $8,340.00

For the following 5 days:
50 Unreserved Parking Spaces X $11.12 X 5 days = $2,780.00

Total Rent credit = $17,375.00

8.
Parking Rules. Tenant agrees to comply with, and to cause its agents, employees, contractors, and invitees to comply with, all reasonable rules and regulations now or hereafter established by Landlord (or any contractor or agent of Landlord whose responsibility is to manage the Parking Garage) relating to use of the Parking Garage (the “Parking Rules”). A condition of any parking shall be compliance by the parking patron with the Parking Rules and with any sticker or other identification and/or validation system established by Landlord from time to time. Landlord may amend, repeal, or replace the Parking Rules and any sticker or other identification and/or validation system from time to time upon reasonable notice to Tenant. Landlord shall not act in a discriminatory manner in enforcing the Parking Rules as to all Parking Garage users.

9.
Tenant Automobile Identification and Access. Landlord, at Landlord’s expense will retain the right to require all Tenant employees display a windshield sticker on the motor vehicles in the parking garage. All Tenant employees shall not be allowed to place more than 1 transcore tag on their motor vehicles (unless they are required to have another tag for another purpose and the tags cannot be the same). In the event a Tenant employee does not have a transcore tag Tenant will be required to purchase a transcore tag from Landlord at Landlord’s actual cost plus an administrative fee of five percent (5%), plus applicable sales tax. Landlord will provide 436 transcore tags at its cost. The cost for any transcore tags over the initial five percent (5%) or for lost tags or tags for new vehicles shall be Tenant’s expense in an amount equal to Landlord's actual cost plus an administrative fee of five percent (5%), plus applicable sales tax. The transcore tag is to be placed on the Tenant employee windshields. All toll tags or transcore tags must be placed on the front vehicle windshield (it being understood that license plate tags will not operate in the Parking Garage, but Landlord will help Tenant employees find a solution if this arrangement does not work for other toll tag purposes). Landlord shall consistently enforce the Parking Rules as to all Parking Garage users.

10.
Tenant Employee Parking Program.    Tenant agrees to make a good faith effort to create company parking policies and procedures such as smart car, ride sharing, van pools and Uber credits to employees to minimize Tenant’s parking density.

11.
Visitor Parking. Tenant’s visitors shall be granted access to the parking garage or valet and Tenant shall be provided a method by which to pay for, or validate, Tenant’s visitor’s parking charges. During the

Term, the charge for Tenant’s visitor parking shall be equal to the lowest rate charged any other tenant of the Office Building. In addition, Tenant shall be granted 200 visitor parking validations of 2 hours each for visitors per month at no charge to Tenant with validations either used or lost each month.

12.
All motor vehicles (including all contents thereof) shall be parked in the Parking Spaces at the sole risk of Tenant, its employees, agents, invitees and licensees, it being expressly agreed and understood that Landlord has no duty to insure any of said motor vehicles (including the contents thereof), and that Landlord is not responsible for the protection and security of such vehicles. Landlord shall have no liability whatsoever for any property damage and/or personal injury which might occur as a result of or in connection with the parking of said motor vehicles in any of the Spaces; except for damage caused by the negligence or willful misconduct of Landlord or its agents, contractors or employees. It is further agreed that this Exhibit “G” shall not be deemed to create a bailment between the parties hereto, it being expressly agreed and understood that the only relationship created between Landlord and Tenant pursuant to this Exhibit “G” is that of licensor and licensee, respectively.

13.
Rules and Regulations: All Tenant parkers shall observe and comply with the rules and regulations attached hereto as Exhibit “G-2”, as supplemented or amended from time to time (the “Parking Rules and Regulations”). Landlord reserves the right, from time to time, to adopt additional Parking Rules and Regulations and to amend the Parking Rules and Regulations then in effect. Nothing contained in this Parking Agreement or the Lease shall impose upon Landlord any obligation to enforce the Parking Rules and Regulations against any other Building tenant or user of the Parking Garage, and Landlord shall not be liable to Tenant for violation of the same by any other tenant or user, its employees, agents, visitors or licensees. Landlord shall enforce any of the Parking Rules and Regulations against Tenant in a non-discriminatory fashion.

EXHIBIT “H”

NET RENTABLE AREA OF OFFICE BUILDING FULL FLOORS

Floor	Square Feet of Net Rentable Area

13	20,213
12	20,213
11	20,413
10	19,879
9	20,085
8	20,004
7	20,213
6	16,979
4	12,267
2	9,055
1	2,981

EXHIBIT “V”

SUPERIOR EXPANSION RIGHTS

Lukoil Pan Americas, LLC:  Right of first refusal with respect to the remaining portion of the 9th floor of the Office Building.

Novum Energy Trading, Inc.:  Right of first refusal with respect to the remaining portion of the 10th floor of the Office Building.

Hancock Whitney Bank:  Right of first refusal with respect to the remaining portion of the 10th floor of the Office Building. Such right of first refusal is subordinate to Novum Energy Trading, Inc.’s right of first refusal.

V-1

EXHIBIT “W”

QUALIFIED CONSULTANTS

1.    Cushman & Wakefield
2.    CBRE
3.    JLL
4.    Avison Young
5.    Colliers

EXHIBIT “AA”
FORM OF MEMORANDUM OF LEASE

AFTER RECORDING RETURN TO:
John S. Moody, Jr
Moody Law Group PLLC
3003 W. Alabama
Houston, Texas 77098

MEMORANDUM OF LEASE

STATE OF TEXAS	:
	: ss.	KNOW ALL PERSONS BY THESE PRESENTS:
COUNTY OF HARRIS	:

THIS MEMORANDUM OF LEASE (this “Memorandum”) is entered into as of November ___, 2018 (the “Effective Date”), by and between THOR KIRBY 3 GROUP, LLC, a Delaware limited liability company (“Landlord”), and PROS, INC., a Delaware corporation (“Tenant”).

WHEREAS, Landlord and Tenant entered into that certain Office Lease Agreement dated as of November __, 2018 (the “Lease”) covering those certain premises, as more particularly set forth in the Lease, on the entire 4th, 6th, 7th, 12th and 13th floors and a portion of the 2nd, 8th, 9th and 10th floors (the “Premises”) of that certain office building (the “Office Building”) which is a part of the development currently commonly known as “The Kirby Collection” and located at 3200 Kirby Drive, Houston, Texas 77098-3230, in Harris County, Texas; and

WHEREAS, the Project is located on that certain tract of land in the City of Houston, Harris County, Texas (the “Land”), being more particularly described on Exhibit “A” attached hereto and made a part hereof for all purposes.

Special reference is hereby made to the following terms and provisions of the Lease:

1.Defined Terms. Capitalized terms used in this Memorandum of Lease but not defined herein shall have the meanings ascribed to such terms in the Lease.

2.Term; Renewal Options. The term of the Lease is approximately 177 months, commencing on the Commencement Date and expiring on the Expiration Date, subject to the terms of the Lease.

Subject to the terms and conditions of the Lease, the Lease provides Tenant right to extend the term of the Lease, (i) for one (1) additional term of, at Tenant’s election, at least five (5) years, but not more than ten (10) years (the “First Renewal Term”); (ii) following the First Renewal Term, for one (1) additional term of, at Tenant’s election, at least five (5) years, but not more than the lesser of (x) ten (10) years and (y) the amount of years that when added to the First Renewal Term equals fifteen (15) years (the “Second Renewal Term”); and (iii) following the Second Renewal Term, provided the term of the First Renewal Term and the Second Renewal Term do not exceed ten (10) years, for one (1) additional term of five (5) years.

3.Expansion Rights; Termination Rights; ROFR. The Lease provides Tenant certain expansion rights, termination rights, and rights of first refusal with respect to the Office Building which rights are set forth at length in the Lease and all of said provisions, terms, covenants and conditions are, by reference hereto, hereby incorporated in and made a part of this Memorandum.

4.Parking. The Lease provides Tenant certain rights with respect to parking in the Parking Garage, which rights are set forth at length in the Lease and all of said provisions, terms, covenants and conditions are, by reference hereto, hereby incorporated in and made a part of this Memorandum.

5.Corporate Apartments. The Lease provides Tenant with certain rights to rent residential units and other rights to the residential portion of the Project as set forth in the Lease.

6.Grease Interceptor. The Lease provides Tenant certain rights to access the grease interceptor located in the retail portion of the Project, which rights are set forth at length in the Lease and all of said provisions, terms, covenants and conditions are, by reference hereto, hereby incorporated in and made a part of this Memorandum.

7.Condominium. The Lease provides that, in the event the Project becomes subject to a condominium regime, the Declaration shall provide that Landlord's obligations under (i) the Parking Agreement shall be assumed by the owner of the condominium unit containing the Parking Garage and (ii) Section 10.4(d) of the Lease shall be assumed by the owner of the condominium unit containing the retail portion of the Project.

8.Building Identification. The Lease provides that Landlord is subject to certain restrictions on naming the Office Building, as more particularly set forth in the Lease.

9.Exterior Signage. The Lease provides that Tenant has certain rights to install exterior signage on the Building, as more particularly set forth in the Lease.

10.Miscellaneous. This Memorandum has been prepared to provide notice that the Building and certain other portions of the Project are subject to the terms and conditions of the Lease, which terms are hereby incorporated by reference into this Memorandum. This Memorandum shall inure to the benefit of and be binding upon Landlord and Tenant and their respective successors and assigns and all covenants, conditions and agreements herein contained shall be construed as covenants running with the land. This Memorandum is solely for public notice and recording purposes and shall not be construed to alter any of the terms or provisions of the Lease. In the event of any conflict between the terms and provisions of this Memorandum and the terms and provisions of the Lease, the terms and provisions of the Lease shall prevail. Exhibits attached to this Memorandum of Lease are made a part hereof.

11.Counterparts. This Memorandum may be executed by any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall be deemed to be one and the same document. Signature pages may be taken from a counterpart and attached to other counterparts to form one document, which shall constitute a fully executed document that may be recorded.

[The remainder of this page is intentionally left blank.
Signatures appear on the following page.]

Executed on the dates on the certificates of acknowledgment set forth below to be effective as of the Effective Date first set forth above.

LANDLORD:
THOR KIRBY 3 GROUP, LLC, a Delaware limited liability company

By:
Name:
Title:

STATE OF NEW YORK	:
	: ss.	KNOW ALL PERSONS BY THESE PRESENTS:
COUNTY OF NEW YORK	:

On the _______ day of November, 2018 before me, the undersigned, personally appeared ____________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is(are) subscribed to within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted executed the instrument.

Notary Public

TENANT:
PROS, INC., a Delaware corporation
By:
Name:
Title:

STATE OF TEXAS	:
	: ss.	KNOW ALL PERSONS BY THESE PRESENTS:
COUNTY OF HARRIS	:

This instrument was acknowledged before me on ________________________, 201__, by __________________________, ______________________________ of PROS, INC., a Delaware corporation, on behalf of said corporation.

Notary Public